SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party Other than the Registrant [  ]

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[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[  ] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to Section 240.14a-12

LOUDEYE CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
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4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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1130 Rainier Avenue South
Seattle, Washington 98144

                    , 2004

Dear Stockholder:

      You are cordially invited to the special meeting of stockholders of Loudeye Corp., to be held at                     , Seattle, Washington                     , on Monday, November 29, 2004, at                     , Pacific Time.

      Details of the business to be conducted at the Special Meeting are given in the attached Proxy Statement and Notice of Special Meeting of Stockholders.

      It is important that your shares be represented and voted at the Special Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Special Meeting. If you decide to attend the Special Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

      On behalf of the Board of Directors, I would like to express our appreciation for your continued support for and interest in the affairs of Loudeye Corp. We look forward to seeing you at the Special Meeting.

Sincerely,

Jeffrey M. Cavins
President and Chief Executive Officer

1130 Rainier Avenue South
Seattle, Washington 98144

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 29, 2004

      A Special Meeting of Stockholders (the “Special Meeting”) of Loudeye Corp. will be held at                     , Seattle, Washington                     , on Monday, November 29, 2004, at                      (Pacific Time) to approve the issuance of additional shares our common stock to satisfy future payment obligations that we incurred under the terms of our acquisition of On Demand Distribution Limited (“OD2”).

      We consummated the acquisition of OD2 in June 2004. In connection with the acquisition, we issued 11,737,547 shares of our common stock to OD2’s former shareholders, and we agreed to exchange OD2 options for options to purchase 2,212,302 shares of our common stock. In addition to this initial consideration, we are obligated to pay OD2’s former shareholders a total of £9.6 million (or approximately $17.3 million based on exchange rates as of October 15, 2004) of deferred consideration, in four installments through November 30, 2005. The first payment of £1.2 million (approximately $2.2 million based on exchange rates as of October 15, 2004) is due on November 30, 2004. We may also be required to pay additional contingent consideration of up to £10 million (or approximately $18.0 million based on exchange rates as of October 15, 2004), if OD2 achieves specified financial performance targets by various dates through November 30, 2006.

      Under the terms of the acquisition, we may satisfy our obligations to make these deferred payments and, if any, contingent payments in cash or by issuing shares of our common stock. However, under the rules of the Nasdaq SmallCap Market, we are required to obtain the approval of our stockholders prior to the issuance of any additional shares of our common stock in connection with the OD2 acquisition. If our stockholders approve our proposal to approve issuance of common stock to satisfy these obligations, and our Board determines to satisfy the payments with common stock, the issuance of common stock will have a dilutive effect on the holders of our common stock prior to any such issuances.

      The foregoing item of business is more fully described in the attached Proxy Statement.

      Only stockholders of record at the close of business on October 29, 2004 are entitled to notice of, and to vote at, the Special Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection by any stockholder, for any purpose relating to the meeting, at our headquarters located at 1130 Rainier Avenue South, Seattle, Washington 98144 during ordinary business hours for the ten-day period prior to the Special Meeting.

By order of the Board of Directors,

Jeffrey M. Cavins
President and Chief Executive Officer

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING. IF YOU DECIDE TO ATTEND THE SPECIAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

Seattle, WA

                    , 2004

LOUDEYE CORP.

1130 Rainier Avenue South
Seattle, Washington 98144

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 29, 2004

      These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Loudeye Corp., a Delaware corporation, for the Special Meeting of Stockholders to be held at                     , Seattle, Washington                     , on Monday, November 29, 2004, at                     (Pacific Time), and at any adjournment or postponement of the Special Meeting.

      It is expected that this Proxy Statement and the accompanying proxy will first be mailed to stockholders on or about                     , 2004.

SUMMARY

      This summary highlights material information discussed in greater detail elsewhere in this proxy statement. This summary does not contain all of the information you should consider before voting on the proposal to be considered at the Special Meeting (the “Proposal”). To more fully understand the matters to be considered at the Special Meeting, you should read carefully this entire proxy statement and all of its annexes before voting on whether to approve the Proposal.

Overview

      On June 22, 2004, we commenced a tender offer (the “Offer”) to acquire 100% of the share capital of On Demand Distribution Limited, a privately held digital music provider based in Europe and organized under the laws of the United Kingdom (“OD2”). As of that date, holders of approximately 93% of OD2’s share capital had accepted the Offer. All remaining share capital was subsequently tendered to us, and we completed the acquisition of 100% of OD2’s outstanding share capital on August 17, 2004. In connection with the acquisition, we issued 11,737,547 shares of our common stock to OD2’s former shareholders, and we agreed to the exchange by OD2 optionholders of OD2 options for options to purchase 2,212,302 shares of our common stock. We also agreed to pay up to approximately $2.8 million in cash to retire certain liabilities.

      In addition, we are obligated to pay OD2’s former shareholders an aggregate of £9.6 million, or approximately $17.3 million based on exchange rates as of October 15, 2004, in four installments through November 30, 2005 (which we refer to as “Deferred Payments”). The Deferred Payments are due on the following dates (subject to a fourteen day grace period):

•	£1.2 million (approximately $2.2 million based on exchange rates as of October 15, 2004) on November 30, 2004;

•	£4.7 million (approximately $8.5 million based on exchange rates as of October 15, 2004) on January 31, 2005;

•	£1.2 million (approximately $2.2 million based on exchange rates as of October 15, 2004) on May 31, 2005; and

•	£2.5 million (approximately $4.5 million based on exchange rates as of October 15, 2004) on November 30, 2005.

      We may also be required to pay additional contingent consideration of up to £10 million, or approximately $18.0 million based on exchange rates as of October 15, 2004, if OD2 achieves specified financial performance targets by various dates through November 30, 2006 (which we refer to as “Contingent Payments”). As described in more detail on page 10 of this proxy statement, the amounts of the Contingent Payments, if any, will vary depending on OD2’s gross profits and adjusted pre-tax losses during the six months, twelve months, eighteen months and thirty months ending November 30, 2004, May 31, 2005, November 30, 2005 and

November 30, 2006, respectively. The maximum amount of each Contingent Payment that we may be required to pay for each of the relevant earnout periods is as follows:

•	Up to £1.25 million (approximately $2.3 million based on exchange rates as of October 15, 2004) with respect to the six month period ending November 30, 2004;

•	Up to £2.5 million (approximately $4.5 million based on exchange rates as of October 15, 2004), less any amounts paid for the first earnout period, with respect to the twelve month period ending May 31, 2005;

•	Up to £5.0 million (approximately $9.0 million based on exchange rates as of October 15, 2004), less any amounts paid for the first and second earnout periods, with respect to the 18 month period ending November 30, 2005; and

•	Up to £5.0 million (approximately $9.0 million based on exchange rates as of October 15, 2004) with respect to the 30 month period ending November 30, 2006.

To the extent we are required to pay all or any portion of any of the above Contingent Payments, the payments are due within 60 business days after the end of relevant earnout period.

      Because the Deferred Payments and Contingent Payments are denominated in U.K. pounds, the corresponding dollar amounts of the payments we will be required to make may vary based on exchange rate fluctuations and is not known to us at this time.

      Under the terms of the Offer, we may satisfy our obligations to make Deferred Payments and, if any, Contingent Payments by issuing shares of our common stock. However, under the rules of the Nasdaq SmallCap Market, we are required to obtain the approval of our stockholders prior to the issuance of common stock equal to or in excess of 20% of our outstanding common stock. The 11,737,547 shares that we issued to consummate the OD2 acquisition and the 2,212,302 shares for which the exchanged options are exercisable (totaling 13,949,849 shares), represented approximately 19.9% of our common stock outstanding prior to the acquisition. Accordingly, approval of our stockholders is required before we may issue additional shares of our common stock in connection with the OD2 acquisition, including any shares we may desire to issue to satisfy all or a portion of our obligations to make Deferred Payments and, if any, Contingent Payments.

      In the event that the Proposal is approved and our Board determines to satisfy any Deferred Payments or Contingent Payments with common stock, the issuance of such common stock will have a dilutive effect on the holders of our common stock prior to any such issuances. The number of shares issued will be based upon Loudeye’s volume weighted average share price on the Nasdaq SmallCap Market (i) for the 30-day period prior to each issuance, in the case of Deferred Payments (or the 90-day period in the case of the Deferred Payment due in January 2005), or (ii) for the relevant six month earnout period, in the case of Contingent Payments. For example, using an assumed volume weighted average closing price of $0.94 per share and an assumed exchange rate of $1.80 per British pound sterling, we would issue approximately 18.4 million shares of our common stock to cover all Deferred Payments, and an additional approximately 19.1 million shares of our common stock to cover the maximum amount of Contingent Payments. If the applicable volume weighted average closing price per share is less than $.94, the dilutive effect of using stock to pay the Deferred Payments and Contingent Payments, if any, would be greater. Similarly, an unfavorable change in the dollar/ British pound exchange rate would increase the dilutive effect of using stock to pay the Deferred Payments and Contingent Payments, if any. The dilutive effect of the issuance of additional shares of common stock (and the impact of changes in our volume weighted average share price and exchange rate fluctuations) is described in more detail on pages 14 and 15 of this proxy statement under the caption “Dilutive Effect of Stock Issuance.”

Parties to the Transaction

Loudeye Corp.

1130 Rainier Avenue South
Seattle, Washington 98144
206-832-4000

      We are a provider of digital media services and business infrastructure for managing, promoting and distributing digital media for the entertainment, retail and corporate markets. Our common stock is traded on the Nasdaq SmallCap Market under the symbol “LOUD.”

On Demand Distribution Limited

Bush House
72 Prince Street
Bristol, BS1 4QD

      Prior to the acquisition, OD2 was a privately held digital music provider based in Europe. OD2 is now our wholly-owned subsidiary.

The Special Meeting

      Date, Time and Place. The Special Meeting will be held at                     , Seattle, Washington                     , on Monday, November 29, 2004, at                     (Pacific Time).

      Matter to be Considered. In connection with our acquisition of OD2, we issued 11,737,547 shares of our common stock to OD2’s former shareholders, and we agreed to the exchange by OD2 optionholders of OD2 options for options to purchase 2,212,302 shares of our common stock, which collectively constituted approximately 19.9% of our then outstanding common stock. Stockholders will consider and vote to approve the issuance of additional shares of our common stock to satisfy certain future Deferred Payment and Contingent Payment obligations that we incurred in connection with our acquisition of OD2. Under the terms of the Offer, we may satisfy these Deferred Payment and Contingent Payment obligations in cash and, if this Proposal is approved, we will also have the option of satisfying these Deferred Payment and, if any, Contingent Payment obligations by issuing shares of Loudeye common stock.

      Record Date, Voting Rights and Outstanding Shares. Only stockholders of record at the close of business on October 15, 2004 will be entitled to receive notice of, and to vote at, the Special Meeting. As of that date, there were outstanding and entitled to vote 81,890,563 shares of our common stock. Each stockholder is entitled to one vote for each share of common stock held of record on that date and may vote such shares either in person or by proxy. However, under the rules of the Nasdaq SmallCap Market, votes cast in respect of the shares issued by us to OD2’s former shareholders in connection with the OD2 acquisition will not be counted with respect to the Proposal.

      Vote Required. Under the rules of the Nasdaq SmallCap Market, we must obtain the affirmative vote of a majority of the shares present and entitled to vote at a meeting at which a quorum is present for approval of the Proposal. Shares of common stock held of record by brokers who return a signed and dated proxy but who fail to vote (known as a “broker non-vote”) on any matter will be counted towards a quorum, but will not be not counted to determine whether the Proposal has been approved. In addition, shares issued by us to OD2’s former shareholders in connection with the OD2 acquisition that are present at the meeting, in person or by proxy, will be counted towards a quorum but will not be counted to determine whether the Proposal has been approved.

      Procedures for Voting. You may vote shares you hold of record in either of two ways:

•	by completing and returning the enclosed proxy card, or

•	by voting in person at the Special Meeting.

      If you hold shares of our common stock in “street name” through a broker or other financial institution, you must follow the instructions provided by the broker or other financial institution regarding how to instruct it to vote those shares.

      Voting of Proxies. Shares of common stock represented by properly executed proxies received at or prior to the Special Meeting that have not been revoked will be voted at the Special Meeting in accordance with the instructions indicated on the proxies. Shares of common stock represented by properly executed proxies for which no instruction is given will be voted FOR the Proposal.

      Revocability of Proxies. Your proxy may be revoked at any time before it is voted. If you complete and return the enclosed proxy card but wish to revoke it, you must either (1) file with our Corporate Secretary a written, later-dated notice of revocation, (2) send a later-dated proxy card to our Corporate Secretary at or before the Special Meeting, or (3) attend the Special Meeting and vote in person. Please note that your attendance at the meeting will not, by itself, revoke your proxy.

      Failure to Vote. If you indicate “ABSTAIN” on the Proposal when granting your proxy, your shares will still count towards a quorum but will not be counted as a vote for or against the Proposal. If you do not send in your proxy or do not instruct your broker to vote your shares or if you abstain from voting, your shares will not count towards a quorum and will also not be counted as a vote either for or against the Proposal. If you send your proxy but do not instruct how to vote, your shares will count toward a quorum and will be counted as a vote FOR the Proposal.

Recommendation of our Board of Directors

      Our Board believes that our ability to issue common stock in satisfaction of obligations to make Deferred Payments and, if any, Contingent Payments under the terms of the Offer at our election is in the best interests of our company and our stockholders. Our Board unanimously recommends that stockholders vote FOR approval of the Proposal.

Additional Information

      If you have any questions about the Proposal or this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should call Michael S. Dougherty, our Vice President of Corporate Development, at (206) 832-4000.

THE SPECIAL MEETING

      Date, Time and Place. We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our Board for use at the Special Meeting to be held at                     , Seattle, Washington                     , on Monday, November 29, 2004, at                     (Pacific Time), and at any adjournments or postponements of the Special Meeting. This proxy statement, the attached notice of Special Meeting and the accompanying proxy card are first being sent or given to our stockholders on or about                     , 2004.

      Matter to be Considered. In connection with our acquisition of OD2, we issued 11,737,547 shares of our common stock to OD2’s former shareholders, and we agreed to the exchange by OD2 optionholders of OD2 options for options to purchase 2,212,302 shares of our common stock, which collectively constituted approximately 19.9% of our then outstanding common stock. Stockholders will consider and vote to approve the issuance of shares of our common stock to satisfy certain future Deferred Payment and Contingent Payment obligations that we incurred in connection with our acquisition of OD2. Under the terms of the Offer, we may satisfy these Deferred Payment and, if any, Contingent Payment obligations in cash and, if this Proposal is approved, we will also have the option of satisfying these Deferred Payment and, if any, Contingent Payment obligations by issuing shares of Loudeye common stock. Because the Deferred and Contingent Payments are denominated in U.K. pounds, the corresponding dollar amounts of the payments and the number of shares of our common stock we would be required to issue to satisfy the payments are not known to us at this time.

      Record Date, Voting Rights and Outstanding Shares. Only stockholders of record at the close of business on October 15, 2004 will be entitled to receive notice of, and to vote at, the Special Meeting. As of that date, there were outstanding and entitled to vote 81,890,563 shares of our common stock. Each stockholder is entitled to one vote for each share of common stock held of record on that date and may vote such shares either in person or by proxy. However, under the rules of the Nasdaq SmallCap Market, votes cast in respect of the shares issued by us to OD2’s former shareholders in connection with the OD2 acquisition will not be counted with respect to the Proposal.

      Proxy Solicitation. The enclosed proxy relating to the Special Meeting is solicited on behalf of the Board and Loudeye will bear the cost of such solicitation. Certain of our officers and regular employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of the securities held by them. We have also retained W.F. Doring & Co., Inc. to assist in soliciting proxies with respect to shares of common stock held of record by brokers, nominees and institutions. We do not anticipate that the costs of such proxy solicitation firm will exceed $5,000, plus its out-of-pocket fees and expenses.

      Vote Required. Under the rules of the Nasdaq SmallCap Market, we are required to obtain the approval of our stockholders prior to the issuance of common stock equal to or in excess of 20% of our outstanding common stock in connection with our acquisition of OD2.

      To hold a valid Special Meeting of our stockholders, a quorum must be present, which means the holders of at least a majority of the outstanding shares of our common stock must be present, in person or by proxy. Approval of the Proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Special Meeting. Broker non-votes will be counted towards a quorum, but will not be not counted to determining whether the Proposal has been approved. In addition, shares issued by us to OD2’s former shareholders in connection with the OD2 acquisition that are present at the meeting, in person or by proxy, will be counted towards a quorum but will not be counted to determine whether the Proposal has been approved.

Voting of Proxies

      General. The enclosed proxy, if executed and returned, will be voted as directed on the proxy. Whether or not you plan to attend the Special Meeting in person, you are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that your shares are voted. Shares of common stock represented by properly executed proxies received at or prior to the Special Meeting that have not been revoked will be voted at the Special Meeting in accordance with the instructions indicated on the proxies with respect to the Proposal and in accordance with the judgment of the persons named in the proxies on all other matters that may properly come before the Special Meeting.

      If you indicate “ABSTAIN” on the Proposal when granting your proxy, your shares will still count towards a quorum but will not be counted as a vote either for or against the Proposal. Shares of common stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the Special Meeting, will not be counted towards a quorum and will not be voted. Shares of common stock held of record by brokers who return a signed and dated proxy but who fail to vote (known as a “broker non-vote”) on any matter will be counted towards a quorum, but will not be not counted for any purpose in determining whether a matter has been approved.

      If the Special Meeting is postponed or adjourned, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting (except for any proxies that previously have been revoked or withdrawn effectively), even if they have been effectively voted on the same or any other matter at a previous meeting.

      Please return your marked proxy card promptly so your shares can be represented at the Special Meeting, even if you plan to attend the meeting in person.

      Proxies Without Voting Instructions. Proxies that are properly signed and dated but which do not contain voting instructions will be voted “FOR” the Proposal. If any other matters shall properly come before the Special Meeting, the authorized proxy will be voted by the proxies in accordance with their best judgment.

      Voting Shares Held Through Broker By Proxy. If your shares of common stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

      Voting Of Shares Held Through Broker In Person. If your shares of common stock are held by your broker in a name other than yours and you wish to vote those shares in person at the Special Meeting, you must obtain from the nominee holding your shares a properly executed legal proxy, identifying you as a stockholder of Loudeye, authorizing you to act on behalf of the nominee at the Special Meeting and specifying the number of shares with respect to which the authorization is granted.

      Other Matters. If you sign and return the enclosed proxy card, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the Special Meeting, including any adjournment or postponement thereof. Other matters that may be properly brought before the Special Meeting, unless otherwise provided in Loudeye’s Amended Certificate of Incorporation or Bylaws or by statute, will be approved if they receive a majority of the votes properly cast on the matter. Loudeye’s management does not presently know of any other matters to be brought before the Special Meeting.

      Revocation of Proxies. Signing the enclosed proxy card will not prevent a record holder from voting in person at the Special Meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the Special Meeting in the following ways:

•	filing with our Corporate Secretary, before the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy;

•	authorizing a later dated proxy (by executing a proxy) relating to the same shares and delivering it to our Corporate Secretary before the vote at the Special Meeting; or

•	attending the Special Meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.

      Record holders should send any written notice of revocation or subsequent proxy to the Corporate Secretary or its representative at Loudeye Corp., 1130 Rainier Avenue South, Seattle, Washington 98144, or hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary or its representative before the vote at the Special Meeting.

PROPOSAL

TO APPROVE THE ISSUANCE OF AN INDETERMINATE NUMBER OF ADDITIONAL SHARES OF OUR COMMON STOCK TO SATISFY FUTURE PAYMENT OBLIGATIONS WE INCURRED IN CONNECTION WITH OUR ACQUISITION OF ON DEMAND DISTRIBUTION LIMITED (“OD2”)

General

      You are being asked to approve the issuance of shares of our common stock to satisfy certain future Deferred Payments and, if applicable, Contingent Payments owing to former shareholders of OD2 pursuant to the terms of the Offer. Any such issuance, when combined with the shares already issued or issuable by us upon exercise of stock options that we issued in connection with the Offer, would exceed 20% of the number of shares of our common stock that were outstanding prior to the acquisition. The Proposal requires your approval because Loudeye’s common stock is listed on the Nasdaq SmallCap Market, and one of the Nasdaq SmallCap Market rules requires us to obtain stockholder approval for issuance of 20% or more of our outstanding stock or voting power in connection with an acquisition. Our acquisition of OD2 has already been consummated, and you are not being asked to approve the Offer or the acquisition itself, as neither the Offer nor the consummation of the acquisition of OD2 required a vote of our stockholders. In connection with the acquisition, we are obligated to pay to OD2’s former shareholders an aggregate of £9.6 million, or approximately $17.3 million based on exchange rates as of October 15, 2004, in four installments through November 30, 2005. We may also be required to pay additional contingent consideration of up to £10 million, or approximately $18.0 million based on exchange rates as of October 15, 2004, if OD2 achieves certain financial performance targets by various dates through November 30, 2006. If the Proposal is approved, we will have the option of satisfying our future payment obligations under the Offer in cash or by issuing shares of our common stock. If the Proposal is not approved, we will be required to pay future obligations under the Offer to the former shareholders of OD2 in cash. Because the Deferred Payments and Contingent Payments are denominated in U.K. pounds, the corresponding dollar amounts of the payments we will be required to make may vary based on exchange rate fluctuations and is not known to us at this time.

      Our Board believes that our ability to issue common stock in satisfaction of our obligations to make Deferred Payments and, if any, Contingent Payments under the terms of the Offer at our election is in the best interests of Loudeye and our stockholders. In its determination of whether to issue common stock in satisfaction of our obligations under the Offer, our Board will consider various factors, including, but not limited to, our financial condition, our available cash resources and liquidity, our stock price and dilution to our current stockholders.

      Our Board unanimously approved the Offer and the acquisition of OD2 and unanimously recommends that our stockholders vote FOR approval of the Proposal.

Reasons for the Transaction

      Loudeye is an innovative business-to-business provider of services that facilitates the distribution and promotion of digital media content to media & entertainment, retail and enterprise customers. Our services enable our customers to outsource the management and distribution of audio and video digital media content over the Internet and on other digital distribution platforms. Our technical infrastructure and back-end solutions, combined with our proprietary applications, comprise an end-to-end solution, from basic digital media services, such as the hosting, storage, encoding, management and protection of media assets for content owners, to complex, fully-outsourced digital media distribution and promotional services, such as private-labeled digital music download stores and streaming Internet radio and music sample services. Loudeye’s solutions reduce the complexity and cost of internal solutions, and enable our customers to provide branded digital media offerings to their users while supporting a variety of digital media technologies and consumer business models.

      OD2 offers an end to end solution for the digital sale, promotion and distribution of music, which comprises the following constituent services:

•	Encoding/ Encryption — OD2 encodes music in a number of compressed audio formats including Windows Media Audio and MP3. It encrypts encoded tracks to provide for secure distribution.

•	Hosting — OD2 then stores the audio tracks on its own high performance Media Servers, with high bandwidth internet connections. This allows OD2 to host and efficiently distribute thousands of tracks, and to manage even the highest peak demands for downloads.

•	Secure delivery of promotional and paid for downloads and streams — OD2 offers these digital audio products through a wide range of retailers. OD2 manages both the commercial and technical interface to e-retailers.

•	E-Commerce System — For e-retailers or websites that do not have an existing e-commerce system for downloads, OD2 can develop, manage and host the site on their behalf. The site would be branded in the style of the e-retailer and enables any consumer-facing site to sell and promote digital music. This product is called Shop in a Box.

•	Royalty management — For every track that is sold, OD2 issues an electronic license (key) and maintains consumer records. OD2 then provides a web-based interface, which allows artists, record labels and other rights holders to track sales, and to manage royalty distribution.

      OD2 is one of the largest digital music providers in Europe and one of the few companies with digital music distribution rights for all major European countries from all four major recorded music companies as well as Europe’s largest independent recorded music companies. OD2 provides a “white-labeled” solution for over 35 online retailers, portals, Internet service providers, telecommunications companies and other consumer brands, and powers digital music stores in 12 countries. Through its various distribution partners OD2 has built a database of more than 750,000 registered customers.

      Our acquisition of OD2 supports our commitment to global expansion by broadening our delivery of end-to-end digital media solutions and services into new, key geographic regions including Europe, the second largest music market in the world, and Australia. Our acquisition of OD2 creates what we believe is the world’s largest business-to-business focused digital media company, providing outsourced digital media solutions to many of the world’s digital media businesses. The acquisition expands our content management and anti-piracy protection services into Europe and will enable us to leverage OD2’s reach to expand its business into new markets. The combined company now serves more than 200 customers in 15 countries, adding European customers such as Coca Cola (UK), MSN (Pan-Europe), MTV (Pan-Europe), Virgin Megastores (UK), HMV (UK) and other retailers, Internet portals and Internet service providers, telecommunications companies and commercial radio stations throughout Europe and Australia. In addition, OD2 will provide a platform and proven business-to-business technology, developed from years of deploying and supporting customers in Europe, to enhance our Digital Music Store offering. We will also seek to expand OD2’s digital music catalog, leveraging our recently upgraded 4.5 million track commercial archive of digital music.

Terms of the Offer

      The following is a summary of the material terms of our acquisition of OD2 as set forth in our Offer to the former security holders of OD2 (which we sometimes refer to as OD2’s former stakeholders). This summary may not contain all of the information about the Offer that is important to you and is qualified in its entirety by reference to the actual terms of our Offer, which are set forth in the portions of the Offer Document dated June 22, 2004 attached to this proxy statement as Annex A. We urge you to read carefully the full text of the portions of the Offer Document attached as Annex A to this proxy statement.

Summary

      On June 22, 2004, we commenced our Offer to acquire 100% of the outstanding share capital of OD2, a privately held digital music provider based in the United Kingdom. As of August 17, 2004, holders of 100% of OD2’s share capital had accepted the Offer.

      In connection with the acquisition, we issued 11,737,547 shares of common stock to OD2’s former shareholders, and we agreed to the exchange by OD2 optionholders of OD2 options for options to purchase 2,212,302 shares of our common stock. The shares of our common stock issued in connection with the acquisition and issuable upon exercise of such options constituted approximately 19.9% of our common stock that was outstanding prior to the acquisition. We are also obligated to pay up to approximately $2.8 million in cash to retire certain liabilities related to the transaction. In addition, we are obligated to pay to OD2’s former shareholders an aggregate of £9.6 million (approximately $17.3 million based on exchange rates as of October 15, 2004) in four Deferred Payments through November 30, 2005. We may also be required to make additional Contingent Payments to OD2’s former shareholders of up to £10 million (approximately $18.0 million based on exchange rates as of October 15, 2004) if OD2 achieves certain financial performance targets by various dates through November 30, 2006.

      All of our future payment obligations are payable in cash or, at our election and only if the Proposal is approved, in shares of our common stock. Under the terms of the Offer, future cash consideration is payable in UK pounds sterling, and, accordingly, the corresponding U.S. dollar amounts set forth above may vary with fluctuations in the prevailing exchange rate. If we elect to satisfy any future payment obligations by issuing shares of our common stock, the number of shares which we will be required to issue will be determined based on Loudeye’s volume weighted average share price for a specified period prior to issuance (as described in more detail below under the caption “Deferred Payments”).

      Certain of the former principal shareholders of OD2 made customary representations and warranties relating to OD2 and the transaction, and such shareholders agreed that part of the consideration payable to them, equal to an aggregate of 15% of the total consideration payable in the transaction (whether in the form of cash or Loudeye shares), will be held in escrow until November 30, 2005 to satisfy claims we may have with respect to breaches of representations, warranties and covenants, indemnification claims and working capital adjustments. We have issued and placed in escrow 2,072,369 shares of our common stock, and we are also obligated to place into escrow approximately 20,000 additional shares of our common stock with respect to one individual who elected to exchange his OD2 options for Loudeye options upon exercise of such options by that individual. In addition, 15% of the total Deferred Payments that we are required to pay to the former OD2 shareholders through November 30, 2005, or approximately $2.6 million based on exchange rates as of October 15, 2004, will be placed into escrow along with the shares that are currently held in escrow.

      The securities issued in connection with the acquisition have not been registered and were offered and sold in reliance upon exemptions from the registration requirements of the Securities Act of 1933 (the “Securities Act”) provided by Regulation S and Section 4(2) under the Securities Act. In addition, any securities that we may issue in the future in connection with the acquisition will not be registered and will be issued in reliance upon the exemptions from the registration requirements under the Securities Act provided by Regulation S and Section 4(2) under the Securities Act. Such securities may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements under the Securities Act. We have agreed to file a registration statement covering the resale of the initial shares issued by us in the OD2 acquisition, and we expect to file such registration statement with the Securities and Exchange Commission in the near future. In addition, we have granted resale registration rights to OD2’s former shareholders with respect to any shares of common stock that we may issue to satisfy our future payment obligations if the Proposal is approved (as described in more detail below under the caption “Registration Rights”).

Initial Consideration

      In connection with the acquisition, we issued 11,737,547 shares of common stock to OD2’s former shareholders, and we agreed to the exchange by OD2 optionholders of OD2 options for options to purchase 2,212,302 shares of our common stock. The shares of our common stock issued in connection with the acquisition and issuable upon exercise of such options constituted approximately 19.9% of our common stock that was outstanding prior to the acquisition. We are also obligated to pay up to approximately $2.8 million in cash to retire certain liabilities related to the transaction.

Deferred Payments

      Pursuant to the terms of our Offer, we have agreed to make payments in the following aggregate amounts to OD2’s former shareholders:

•	On November 30, 2004 we are required to (i) make an aggregate cash payment of approximately £1.2 million (approximately $2.2 million based on exchange rates as of October 15, 2004) or (ii) issue a number of shares of our common stock with an aggregate value of approximately £1.2 million based on the volume weighted average closing price (in UK pounds sterling) of a share of our common stock for the 30 trading days immediately prior to (and including) November 30, 2004.

•	On January 31, 2005 we are required to (i) make an aggregate cash payment of approximately £4.7 million (approximately $8.5 million based on exchange rates as of October 15, 2004) or (ii) issue a number of shares of our common stock with an aggregate value of approximately £4.7 million based on the volume weighted average closing price (in UK pounds sterling) of a share of our common stock for the 90 trading days immediately prior to (and including) January 31, 2004.

•	On May 31, 2005 we are required to (i) make an aggregate cash payment of approximately £1.2 million (approximately $2.2 million based on exchange rates as of October 15, 2004) or (ii) issue a number of shares of our common stock with an aggregate value of approximately £1.2 million based on the volume weighted average closing price (in UK pounds sterling) of a share of our common stock for the 30 trading days immediately prior to (and including) November 30, 2005.

•	On November 30, 2005 we are required to (i) make an aggregate cash payment of approximately £2.5 million (approximately $4.5 million based on exchange rates as of October 15, 2004) or (ii) issue a number of shares of our common stock with an aggregate value of approximately £2.5 million based on the volume weighted average closing price (in UK pounds sterling) of a share of our common stock for the 30 trading days immediately prior to (and including) November 30, 2005.

      Certain shareholders of OD2 elected to receive promissory notes evidencing their right to receive their proportionate share of each Deferred Payment. We issued promissory notes in an aggregate principal amount of £1,899,253 (approximately $3.4 million based on exchange rates as of October 15, 2004) to OD2’s former shareholders, and these notes bear interest at 5% per annum. The amounts of the Deferred Payments described above include amounts that we are required to pay to redeem the principal amount of such promissory notes. The principal amount of each promissory note is redeemable on each of the dates that a Deferred Payment is due in proportion to the relative amounts of each Deferred Payment (except that the principal amount of the promissory notes allocable to the Deferred Payment due November 30, 2004 is redeemable on December 30, 2004). We may redeem the applicable principal amount of each promissory note by paying cash or, if the Proposal is approved, issuing shares of our common stock. The principal amount of each promissory note was discounted such that the holder of the promissory note would receive upon redemption of the applicable principal amount (and accrued interest) a payment of an amount equal to the amount such holder would have received under the terms of the Offer if such holder had not elected to receive a promissory note.

     Contingent Payments

      Pursuant to the terms of our Offer we have agreed to make Contingent Payments to OD2’s former shareholders if OD2 satisfies specified financial performance targets during the relevant period. The following summary describes the material provisions regarding, and definitions applicable to, our obligations to make Contingent Payments, if any. This summary may not contain all of the information regarding our obligations to make Contingent Payments that is important to you, and we encourage you to read Appendix II to the Offer Document attached as Annex A to this proxy statement and other relevant portions of the Offer Document which describe our obligations with respect to Contingent Payments in more detail.

      The maximum amount of Contingent Payments we may be required to make is £10 million, or approximately $18.0 million based on exchange rates as of October 15, 2004. The four earn-out periods in respect of which these targets will be applied and the maximum potential amounts of Contingent Payments we may be required to make in respect of such periods are set forth below:

•	Up to a maximum payment of £1.25 million (approximately $2.3 million based on exchange rates as of October 15, 2004) with respect to the six-month period ending November 30, 2004 (which we refer to as the “First Earnout Period”). We will be required to make the maximum payment with respect to the First Earnout Period only if gross profits of OD2 for that period equal or exceed £1,804,919 and if adjusted net pre-tax losses for that period are less than £1,811,442 (if adjusted net pre-tax losses for that period exceed £1,811,442, the amount of the required payment will be reduced (to not less than zero) by 50% of the amount by which the adjusted net pre-tax losses of OD2 for the First Earnout Period are greater than £1,811,442). We will not be required to make any payment with respect to the First Earnout Period unless gross profits of OD2 for such period equal or exceed £1,443,935. We may be required to pay a fraction of the maximum payment with respect to the First Earnout Period if gross profits of OD2 are greater than £1,443,935 and less than £1,804,919, and the amount of any such required payment will be reduced (to not less than zero) by 50% of the amount, if any, by which the adjusted net pre tax losses of OD2 for the First Earnout Period are greater than £1,811,442.

•	Up to a maximum payment of £2.5 million (approximately $4.5 million based on exchange rates as of October 15, 2004) (less any amounts paid with respect to the First Earnout Period) with respect to the twelve-month period ending May 31, 2005 (which we refer to as the “Second Earnout Period”). We will be required to make the maximum payment with respect to the Second Earnout Period only if gross profits of OD2 for that period equal or exceed £4,443,348 and if adjusted net pre-tax losses for that period are less than £3,298,166 (if adjusted net pre-tax losses for that period exceed £3,298,166, the amount of the required payment will be reduced (to not less than zero) by the amount by which the adjusted net pre-tax losses of OD2 for the Second Earnout Period are greater than £3,298,166). No payment will be required with respect to the Second Earnout Period unless gross profits of OD2 for such period equal or exceed £3,554,678. We may be required to pay a fraction of the maximum payment with respect to the Second Earnout Period if gross profits of OD2 are greater than £3,554,678 and less than £4,443,348, and the amount of any such required payment will be reduced (to not less than zero) by the amount, if any, by which the adjusted net pre-tax losses of OD2 for the Second Earnout Period are greater than £3,298,166.

•	Up to a maximum payment of £5.0 million (approximately $9.0 million based on exchange rates as of October 15, 2004) (less any amounts paid with respect to the First Earnout Period and the Second Earnout Period) with respect to the 18 month period ending November 30, 2005 (which we refer to as the “Third Earnout Period”). We will be required to make the maximum payment with respect to the Third Earnout Period only if gross profits of OD2 for that period equal or exceed £8,891,670 and if adjusted net pre-tax losses for that period are less than £3,312,662 (if adjusted net pre-tax losses for that period exceed £3,312,662, the amount of the required payment will be reduced (to not less than zero) by two times the amount by which the adjusted net pre-tax losses of OD2 for the Third Earnout Period are greater than £3,312,662). No payment will be required with respect to the Third Earnout Period unless gross profits of OD2 for such period equal or exceed £7,113,336. We may be required to pay a fraction of the maximum payment with respect to the Third Earnout Period if gross profits of OD2 are greater than £7,113,336 and less than £8,891,670, and the amount of any such required payment will be reduced (to not less than zero) by two times the amount, if any, by which the adjusted net pre tax losses of OD2 for the Third Earnout Period are greater than £3,312,662.

•	Up to a maximum payment of £5.0 million (approximately $9.0 million based on exchange rates as of October 15, 2004) with respect to the 30 month period ending November 30, 2006 (which we refer to as the “Fourth Earnout Period”). The amount of the payment (if any) we may be required to make with respect to the Fourth Earnout Period will be equal to the amount (if any) by which the gross profits of OD2 for the Fourth Earnout Period exceed £25,000,000 (adjusted as described in the following sentence and in any event, the amount of the required payment will not exceed £5,000,000). Such amount will be (i) decreased by the difference between £3,250,000 and the amount of OD2’s adjusted net pre-tax gain or loss for the Fourth Earnout Period, if OD2’s adjusted net pre-tax gain is less than £3,250,000 or if OD2 has adjusted net pre-tax losses for the Fourth Earnout Period or (ii) increased (but not beyond an aggregate maximum payment of £5,000,000) by the difference between £3,250,000 and the amount of OD2’s adjusted net pre-tax gain for the Fourth Earnout Period if OD2’s adjusted net pre-tax gain for the Fourth Earnout Period is greater than £3,250,000. No payment will be required with respect to the Fourth Earnout Period unless gross profits of OD2 for the Fourth Earnout Period equal or exceed £25,000,000.

      OD2’s “gross profits” with respect to the relevant Earnout Period are defined as revenue recognized by OD2 for that period less all direct costs incurred by OD2 in such period associated with generating such revenue, calculated in accordance with United Kingdom generally accepted accounting principles.

      OD2’s “adjusted net pre-tax gain or losses” with respect to the relevant Earnout Period is defined as the consolidated gain or losses of OD2 for such period before interest and tax expense, calculated in accordance with United Kingdom generally accepted accounting principles. A number of adjustments described in the Offer Document will be made in calculating adjusted net pre-tax gain or losses of OD2 with respect to the relevant Earnout Period. These adjustments include (but are not limited to) the following:

•	gains/profits derived from sales in North America and Japan will be excluded;

•	overhead charges will generally be excluded (except that reasonable direct costs incurred by Loudeye on behalf of OD2 will be included and OD2 will be charged with a deemed contribution by OD2 to Loudeye’s overhead costs of an amount equal to 2% of any quarterly gross profits of OD2 in excess of £449,662);

•	20% of gross profits of OD2 with respect to sales by OD2 of products or services of Loudeye on behalf of Loudeye will be excluded if OD2 is primarily responsible for implementing, executing and financing such commercial activities;

•	80% of gross profits of OD2 with respect to sales by OD2 of products or services of Loudeye on behalf of Loudeye will be excluded if Loudeye is primarily responsible for implementing, executing and financing such commercial activities;

•	20% of gross profits of Loudeye (calculated in accordance with United States generally accepted accounting principles) with respect to sales by Loudeye of products or services of OD2 on behalf of OD2 will be included if Loudeye is primarily responsible for implementing, executing and financing such commercial activities;

•	80% of gross profits of Loudeye (calculated in accordance with United States generally accepted accounting principles) with respect to sales by Loudeye of products or services of OD2 on behalf of OD2 will be included if OD2 is primarily responsible for implementing, executing and financing such commercial activities.

      In June 2004, we contributed £3.0 million to OD2 (by way of a capital contribution) and we have agreed to provide up to a maximum aggregate amount of £2.0 million of additional funding (by way of a capital contribution or loan or other form of advance) to OD2, if necessary, with such contribution being made on a quarterly basis beginning on April 1, 2005 pursuant to budgets approved by our Board. We are not otherwise required to advance any additional funds to OD2, although we may elect to make additional capital contributions or loans to OD2 at our discretion. During each Earnout Period, we have agreed that the executive directors of OD2 will have authority to operate OD2’s business in the ordinary course of business consistent with past practice so long as such activities are within the parameters set forth in a budget that has been approved by our Board for the applicable period and are otherwise in compliance with directives and restrictions that may be issued by our Board.

      We are required to prepare our estimate of any Contingent Payments we may be required to make (and the basis thereof) within 40 days after the end of each Earnout Period and deliver such estimate to the representative of the former shareholders of OD2. If such representative objects to our calculation, we may attempt to resolve our disagreement and, if such disagreement cannot be resolved, we will refer the disagreement to an independent accounting firm for final resolution. If we are required to make a Contingent Payment with respect to an Earnout Period, we are obligated to make the payment within 60 business days of the end of the applicable Earnout Period if an objection notice is not served. If the representative objects to our initial calculation of the relevant Contingent Payment, we will be required to make the Contingent Payment within 10 business days of the date that the disagreement is finally resolved.

      We may satisfy our obligation to make Contingent Payments in cash or, if the Proposal is approved, by issuing shares of our common stock. If the Proposal is approved and we elect to satisfy any Contingent Payment obligations by issuing shares of our common stock, we would be required to issue a number of shares with an aggregate value equal to the amount of the applicable Contingent Payment, which value would be measured based on the volume weighted average closing price (in UK pounds sterling) of a share of our common stock during the six-month period immediately preceding and inclusive of the last day of the relevant Earnout Period. If we elect to satisfy our obligation to make Contingent Payments in cash, certain of OD2’s former stakeholders have elected to receive promissory notes in lieu of such cash payment. Such notes will bear interest at 5% per annum and will mature six months after the date of issue.

Registration Rights

      We have agreed to use our commercially reasonable best efforts to file a registration statement to register the resale of the 11,737,547 shares of common stock that we initially issued to OD2’s former shareholders and the 2,212,302 shares of common stock issuable upon exercise of options that we exchanged with OD2’s former optionholders, and we expect to file such registration statement with the Securities and Exchange Commission in the near future. In addition:

•	If the Proposal is approved and we elect to satisfy our obligation to make the Deferred Payment that is due on January 31, 2005 by issuing shares of our common stock, we will be required to use our commercially reasonable best efforts to file a registration statement to register the resale of such shares no later than February 15, 2005.

•	If the Proposal is approved and we elect to satisfy our obligation to make any Deferred Payments (other than the Deferred Payment due on January 31, 2005) by issuing shares of our common stock, we will be required to use our commercially reasonable best efforts to file a registration statement to register the resale of such shares no later than 45 days after the date such shares are issued.

•	If the Proposal is approved and we elect to satisfy our obligation to make any Contingent Payments by issuing shares of our common stock, we will be required to use our commercially reasonable best efforts to file a registration statement to register the resale of such shares no later than 60 days after the date such shares are issued.

      We have agreed to use our commercially reasonable best efforts to cause each such registration statement to be declared effective by the Securities and Exchange Commission (the “Commission”) as soon as practicable after the date it is filed. Once a registration statement has been declared effective, we have agreed to use our commercially reasonable best efforts to keep it effective for a period of twelve months or until such earlier time as all of the shares included in that registration statement have been sold or may be sold under Rule 144 promulgated under the Securities Exchange Act of 1934, as amended. We will bear all costs and expenses incident to the performance of our obligations under the registration rights agreement, and the selling shareholders will bear all selling expenses (including underwriting discounts, selling commissions, brokers’ fees and transfer taxes) incurred in connection with the sale of their shares of common stock.

Factors to Be Considered by the Board in Determining Whether to Pay Future Consideration in Shares of Loudeye Common Stock

      Our Board unanimously approved the Offer and believes that our ability to issue common stock in satisfaction of our obligations to make Deferred Payments and, if applicable, Contingent Payments under the terms of the Offer at our election is in the best interest of our company and our stockholders. We believe that the flexibility to issue common stock in payment of such amounts in the future, based upon the consideration of the factors set forth below and others, is in the best interests of our company and our stockholders. In its determination of whether to issue the common stock in satisfaction of our obligations to make Deferred Payments and, if applicable, Contingent Payments under the Offer, our Board will consider various factors, including, but not limited to, the following:

•	Our financial condition, as well as our historical results of operations and prospects for the future;

•	Our then-available cash reserves;

•	Our limited access to additional sources of capital or credit;

•	Advice rendered by our accountants and legal counsel to our Board;

•	Discussions with management;

•	Our stock price and volume performance for prior periods;

•	Stock ownership before and after the transaction;

•	Dilution to our current stockholders; and

•	Income tax consequences to Loudye with respect to the issuance of the common stock.

      The individual items listed above are not quantified or assigned relative weights. In considering the factors described above, individual members of the Board may give different weight to different factors. Our

Board will consider these and other factors as a whole and believes it is in the best interests of our company and our stockholders to grant the Board discretion to determine whether to satisfy the future payment obligations under the Offer with our common stock.

Dilutive Effect of Stock Issuance

      If the Proposal is approved and our Board determines to satisfy the Deferred Payments or Contingent Payments if any, with common stock, issuance of common stock will have a dilutive effect on the holders of our common stock prior to any such issuances.

      The number of shares to be issued to satisfy our Deferred Payment obligations will be based upon the volume weighted average share price of our common stock on the Nasdaq SmallCap Market for the 30-day period prior to November 30, 2004, May 31, 2005 and November 30, 2005, in the case of the Deferred Payments due on those dates, and for the 90-day period prior to January 31, 2005 in the case of the Deferred Payment due on such date. The number of shares to be issued to satisfy our Contingent Payment obligations, if any, will be based upon the volume weighted average share price of Loudeye’s common stock during the six-month period ending on the last day of the corresponding earnout period (i.e., November 30, 2004, May 31, 2005, November 30, 2005, and November 30, 2006).

      The lower the volume weighted average share price during the applicable measurement period or the greater the effective dollar/ British pound exchange rate, the more shares of common stock that would be required to be issued and the greater the dilutive effect on existing stockholders. For example, assuming a volume weighted average closing price of $0.94 per share (the closing price per share of our common stock on October 15, 2004) and an exchange rate of $1.80 per British pound sterling (the exchange rate as of October 15, 2004) in effect for each applicable measurement period, if our Board determines to satisfy our obligations to make Deferred Payments and Contingent Payments by issuing shares of our common stock, we would issue approximately 18.4 million shares to cover all Deferred Payments, and an additional approximately 19.1 million shares to cover all Contingent Payments if we were required to make the maximum amount of Contingent Payments under the Offer. For further illustration, based on 81,890,563 shares of our common stock outstanding as of October 15, 2004, and assuming no further intervening issuances of our common stock, the 18.4 million shares issuable to cover the Deferred Payments would represent 18.3 percent of our currently outstanding common stock following issuance and the 19.1 million shares issuable to cover the Contingent Payments would represent 18.9 percent of our currently outstanding common stock following issuance.

      The tables below demonstrate in tabular format the number of shares we would be required to issue to satisfy all of our Deferred Payment obligations and our maximum potential Contingent Payment obligation of £10.0 million assuming the specific volume weighted average closing prices of our common stock and the specific dollar/ British pound exchange rates set forth in each table. For example:

•	If the volume weighted average closing price of our common stock was $1.18 (25% higher than our closing price per share on October 15, 2004) and the dollar/ British pound exchange rate was $1.62 (10% lower than the exchange rate on October 15, 2004), then we would be required to issue 13.2 million shares of our common stock to satisfy our Deferred Payment obligations and up to 13.8 million shares of our common stock to satisfy our maximum Contingent Payment obligations. Based on 81,890,563 shares of our common stock outstanding as of October 15, 2004, and assuming no further intervening issuances of our common stock, the 13.2 million shares issuable to cover the Deferred Payments would represent 13.9 percent of our currently outstanding common stock following issuance and the 13.8 million shares issuable to cover the Contingent Payments would represent 19.8 percent of our currently outstanding common stock following issuance.

•	If the volume weighted average closing price of our common stock was $0.71 (25% lower than our closing price per share on October 15, 2004) and the dollar/ British pound exchange rate was $1.98 (10% higher than the exchange rate on October 15, 2004), then we would be required to issue 27.0 million shares of our common stock to satisfy our Deferred Payment obligations and up to 28.1 million shares of our common stock to satisfy our maximum Contingent Payment obligations.

Based on 81,890,563 shares of our common stock outstanding as of October 15, 2004, and assuming no further intervening issuances of our common stock, the 27.0 million shares issuable to cover the Deferred Payments would represent 24.8 percent of our currently outstanding common stock following issuance and the 28.1 million shares issuable to cover the Contingent Payments would represent 25.6 percent of our currently outstanding common stock following issuance.

      The tables below demonstrate that, assuming the exchange rate remains constant, the number of shares we may be required to issue to satisfy all Deferred Payment and Contingent Payment obligations will increase if our volume weighted average closing price declines and will decrease if there is an increase in our volume weighted average closing price. Similarly, assuming our volume weighted average closing price remains constant, the number of shares we may be required to issue to satisfy all Deferred Payment and Contingent Payment obligations will increase if the dollar/ British pound exchange rate increases and will decrease if the dollar/ British pound exchange rate decreases.

Deferred Payments (£9.6 million)

Volume Weighted	Exchange Rate
Average Closing
Price of Loudeye	$1.44/£	$1.53/£	$1.62/£		$1.98/£	$2.07/£	$2.16/£
Common Stock	(–20%)	(–15%)	(–10%)	$1.80/£	(+10%)	(+15%)	(+20%)

	Shares to be issued (in millions)
$0.24 (–75%)	58.8	625	66.5	73.5	80.9	84.6	88.2
$0.47 (–50%)	29.4	31.3	33.1	36.8	44.4	42.3	44.1
$0.71 (–25%)	19.6	20.8	22.1	24.5	27.0	28.2	29.4
$0.94	14.7	15.6	16.5	18.4	20.2	21.1	22.1
$1.18 (+25%)	11.8	12.5	13.2	14.7	16.2	16.9	17.6
$1.41 (+50%)	9.8	10.4	11.0	12.3	13.5	14.1	14.7
$1.65 (+75%)	8.4	8.9	9.5	10.5	11.6	12.1	12.6

Contingent Payments (up to £10.0 million)

Volume Weighted	Exchange Rate
Average Closing
Price of Loudeye	$1.44/£	$1.53/£	$1.62/£		$1.98/£	$2.07/£	$2.16/£
Common Stock	(–20%)	(–15%)	(–10%)	$1.80/£	(+10%)	(+15%)	(+20%)

	Shares to be issued (in millions)
$0.24 (–75%)	61.3	65.1	68.9	76.6	84.3	88.1	91.9
$0.47 (–50%)	30.6	32.6	34.5	38.3	42.1	44.0	46.0
$0.71 (–25%)	20.4	21.7	23.0	25.5	28.1	29.4	30.6
$0.94	15.3	16.3	17.2	19.1	21.1	22.0	23.0
$1.18 (+25%)	12.3	13.0	13.8	15.3	16.8	17.6	18.4
$1.41 (+50%)	10.2	10.9	11.5	12.8	14.0	14.7	15.3
$1.65 (+75%)	8.8	9.3	9.8	10.9	12.0	12.6	13.1

      The above tables are for illustrative purposes only and assume that the dollar/ British pound exchange rate and volume weighted average closing price of our common stock would remain constant with respect to all Deferred Payments and Contingent Payments, if any. In addition, we have used our closing share price on October 15, 2004 (of $0.94) and the dollar/ British pound exchange rate on October 15, 2004 (of $1.80/£) as the baseline share price and exchange rate for purposes of the above tables. However, if we elect to satisfy any of our obligations to make Deferred Payments and Contingent Payments, if any, by issuing shares of our common stock, the number of shares that we will be required to issue with respect to the corresponding Deferred Payment or Contingent Payment will depend on the exchange rate and volume weighted average closing price of our common stock for the relevant period prior to the applicable payment date described above. As a result, we cannot presently determine the exact number of shares that might be issued.

Potential Effect on Our Cash Resources

      In the event the Proposal is not approved, we will be required to satisfy our future payment obligations under the Offer in cash. This would cause a significant strain on our cash resources and would require us to obtain additional equity or debt financing, which may make it difficult for us to pursue our business objectives. Assuming the Proposal is approved and our Board elects to satisfy such obligations through the issuance of common stock, we believe that our existing cash, cash equivalents and short-term investments will be sufficient to fund our operations and meet our working capital and capital expenditure requirements over the next year.

      In the event the Proposal is approved and our Board determines to satisfy any future payment obligations under the Offer with common stock, the number of shares we must issue will vary based upon the volume weighted average share price on the Nasdaq SmallCap Market for a specified period prior to issuance. Because the pricing formula averages historical prices of our stock over periods of one to six months, the formula could result in an effective value for the shares which differs from the market value at the time of issuance. In the event of a decline in our stock price, or in the event the pricing formula results in a price substantially below market price at the time of payment, or for other reasons, our Board could decide to satisfy all or a portion of our future payment obligations under the Offer in cash rather than subject our stockholders to the dilution of stock payments. Such a decision could also cause a significant strain on our cash resources and may require us to obtain additional equity or debt financing.

Potential Effect on Our Stock Price

      In the event that our Board determines to issue common stock to satisfy future payment obligations under the Offer, such issuance could create downward pressure on the price of our common stock through the sale of some or all of such shares. Although such shares would not be registered securities at the time of issuance, we have agreed to use commercially reasonable best efforts to register the resale of the shares shortly after they are issued, as described above under the caption “Terms of the Offer — Registration Rights”, and the holders may also be able to rely on one or more exemptions from registration in order to sell some or all of their shares. In addition, downward pressure on the price of our common stock could encourage short sales, which could place further downward pressure on the price of our common stock.

      Recently, our common stock has traded at prices below $1.00 per share. If our stock price trades below $1.00 per share for an extended period, it may be delisted from the Nasdaq SmallCap Market, which would have an adverse effect on our business and on the trading of our common stock. We may in the future consider several strategies, including without limitation a reverse stock split. We cannot predict what effect a reverse stock split would have on the market price of our common stock or our ability to maintain compliance with the listing standards of the Nasdaq SmallCap market.

Appraisal Rights

      Our stockholders are not entitled to appraisal rights in connection with the transactions contemplated by the Offer or the Proposal.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table shows how much common stock is owned by each of our directors and executive officers, all executive officers and directors as a group and owners of more than 5% of our outstanding shares of common stock, as of October 15, 2004. Except as otherwise noted, the address of each person listed in the table is c/o Loudeye Corp., 1130 Rainier Avenue South, Seattle, Washington 98144.

      Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person, shares for which the named person has sole or shared power over voting or investment decisions are included. Percentage of beneficial ownership is based on 81,890,563 shares outstanding as of October 15, 2004. For each named person, the percentage ownership includes stock which the person has the right to acquire within 60 days after October 15, 2004. However, such shares are not deemed outstanding with respect to the calculation of ownership percentage for any other person.

	Amount and
	Nature of Percent
	of Beneficial
	Ownership of
Name and Address	Common Stock

Anthony J. Bay(1)	864,450	1.0%
Michael A. Brochu(2)	54,166	*
Jeffrey M. Cavins(3)	1,783,330	2.2%
Kurt R. Krauss(4)	316,111	*
Johan C. Liedgren(2)	200,833	*
Lawrence J. Madden	0	*
Charles Grimsdale(5)	2,402,685	2.9%
Marc Morgenstern(6)	146,993	*
Robert L. Kirby	0	*
Quester Venture Partners LLP(7)	4,647,163	5.7%
All directors and executive officers as a group as of October 15, 2004 (9 persons)	5,768,541	6.7%

*	Means less than one percent (1%).

(1)	Consists of 111,950 shares held by Mr. Bay and 752,500 shares issuable upon exercise of outstanding stock options within 60 days of October 15, 2004. Excludes 50 shares held by Mr. Bay’s son, for which Mr. Bay disclaims beneficial ownership.

(2)	Consists of shares issuable upon the exercise of outstanding stock options within 60 days of October 15, 2004.

(3)	Consists of 25,000 shares held by Mr. Cavins and 1,758,330 shares issuable upon the exercise of outstanding stock options within 60 days of October 15, 2004.

(4)	Consists of 237,778 shares held by Mr. Krauss and 78,333 shares issuable upon the exercise of outstanding stock options within 60 days of October 15, 2004.

(5)	Consists of 1,357,938 shares held by Mr. Grimsdale and 1,044,720 shares issuable upon exercise of outstanding options within 60 days of October 15, 2004.

(6)	Consists of 113,243 shares held by Mr. Morgenstern and 33,750 shares issuable upon the exercise of outstanding options within 60 days of October 15, 2004.

(7)	Consists of shares held by four affiliated entities, Quester Venture Partners LLP, Quester VCT2 plc, Quester VCT3 plc and Quester VCT4 plc. The address for such entities is: 29 Queen Anne’s Gate, London SW1H 9BU, United Kingdom.

OTHER MATTERS

      The Board knows of no other proposals that will be presented for consideration at the Special Meeting. If any other proposals are properly brought before the Special Meeting, the proxy holders intend to vote on such proposals in accordance with their best judgment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on various underlying assumptions and expectations of management and are subject to risks and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements.

      Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking statements. Although our management believes these assumptions are reasonable, we cannot assure you that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, we undertake no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in our expectations.

      The forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our subsequent Quarterly Reports on Form 10-Q. Our reports on Form 10-K and Form 10-Q are on file with the Commission, and copies are available without charge upon written request to our Vice President of Corporate Development at the address provided in “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and annual reports, proxy statements and other information with the Commission. The public may read and copy any materials we file with the Commission at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including Loudeye Corp., that file electronically with the Commission. The address of the Commission’s Internet site is http://www.sec.gov.

      Requests for further copies of this proxy statement or proxy cards should be directed to us at the following address:

Loudeye Corp.

1130 Rainier Avenue South
Seattle, WA 98144

Attention:	Michael S. Dougherty, Vice President of Corporate Development Telephone: 206-832-4127
      You should rely only on the information contained in this proxy statement or other documents to which we refer you. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                     , 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of the proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

      This document is important and requires your immediate attention. If you are in any doubt as to the action you should take, you should immediately consult your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000.

      This document should be read in conjunction with the accompanying Form of Acceptance and Election.

      If you have sold or otherwise transferred all your OD2 Shares, your OD2 Warrants or your OD2 Convertible Notes, please forward this document, together with the accompanying Form of Acceptance and Election, as soon as possible to the purchaser or transferee. However, this document and the accompanying Form of Acceptance and Election should not be forwarded or transmitted in or into Canada, Australia or the Republic of Ireland.

      The Offer is not being made, directly or indirectly, and this document should not be sent, in or into Canada, Australia or the Republic of Ireland or by use of the mails of or by any means of instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of, any of these jurisdictions, including, without limitation, the post, facsimile transmission, telex and telephone and the Offer should not be accepted by any such use, means, instrumentality or facility, or from within Canada, Australia or the Republic of Ireland and doing so may render invalid any purported acceptance of the Offer.

RECOMMENDED OFFER

by

LOUDEYE CORP.

for

ON DEMAND DISTRIBUTION LIMITED

         To accept the Offer, Forms of Acceptance and Election should be completed in accordance with the instructions set out therein and returned, by post or (during normal business hours only) by hand signed and witnessed to Christopher Pike at OD2, BroadQuay House, Prince Street, Bristol BS1 4DJ as soon as possible and, in any event, so as to be received by not later than 3.00 pm on 22 July 2004. The procedure for acceptance of the Offer is set out on pages 28 to 30 of this document, Appendix I and in the accompanying Form of Acceptance and Election.

      A Letter from the Chairman of OD2 containing the recommendation of the directors of OD2 is set out on pages 8 to 18 of this document.

      The provisions of the city code on takeovers and mergers do not apply to the Offer and this Document.

      No person has been authorized by Loudeye to give any information or to make any representation other than those contained in this document and, if given or made, such information or representation should not be relied upon as having been authorized by Loudeye. The delivery of this Offer Document shall not under any circumstances create any implication that there has been no change in Loudeye’s affairs since the date of this document, or that the information contained in this document is correct as of any time subsequent to its date.

      This Offer Document does not constitute an offer to sell Loudeye securities or the solicitation of an offer to buy Loudeye securities, nor shall there be any sale, issuance or transfer of Loudeye securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

      Neither the proposed transaction described in this Offer Document nor the securities of Loudeye to be issued in connection with such transaction have been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Offer Document. Any representation to the contrary is a criminal offense.

      This Offer Document is being used in connection with the private placement of securities of Loudeye pursuant to an exemption from registration contained in Section 4(2) of the US Securities Act of 1933 and Regulation D promulgated thereunder and/or as a placement under Regulation S promulgated under the Securities Act.

      In addition to the transfer restrictions described below, Loudeye’s securities described in this document are subject to contractual and legal restrictions on transferability and resale and may not be transferred or resold except as permitted under this Offer Document, the Securities Act and applicable state securities laws. As a prospective investor in Loudeye securities, you should be aware that you may be required to bear the financial risks of this investment for an indefinite period of time. For a description of the restrictions on transfer of the Loudeye Securities, see Part D of Appendix I. The Promissory Notes and the Contingent Value Rights are non-transferable.

      The securities of Loudeye to be issued in connection with the Offer have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. Persons unless such securities are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available. In addition, hedging transactions involving such securities may not be conducted unless in compliance with the Securities Act. A legend to this effect will be placed on the certificates evidencing the securities. The securities are subject to other restrictions on transfer described in this Offer Document.

DEFINITIONS

“Accepting Holder”	has the meaning given in paragraph 4 of the Loudeye Letter;

“Broadview”	Broadview International Limited of St. James’s House, 23 King Street, London SW1Y 6QY;

“Business Days”	means a day (other than a Saturday or Sunday) on which banks are open for business in London and Seattle, Washington USA;

“Completion”	completion of the transfer to Loudeye of 100 per cent. of the OD2 Shares the subject of the Offer;

“Completion Date”	the date of Completion;

“Compulsory Sale Procedure”	the procedure prescribed by Sections 428-430F of the Companies Act 1985 to acquire compulsorily any outstanding OD2 Shares;

“Contingent Value Right”	a Contingent Value Right to be issued by Loudeye under the terms of the Offer having the rights and being subject to the restrictions set out in Appendix II to this document;

“Deferred Consideration”	that element of the Offer consideration described in paragraph 2(ii) of the Loudeye Letter;

“Earn-out Consideration”	that element of the consideration under the Offer described in paragraph 2(iii) of the Loudeye Letter;

“EMI Plan”	the Company’s enterprise management incentive share option plan established by deeds creating EMI options;

“Employee Options”	options to acquire OD2 Shares granted under the Unapproved Plan and the Non-Executive Options;

“Employee Optionholders”	the holders of Employee Options;

“Exchanged Options”	has the meaning given in paragraph 7(ii) of the Loudeye Letter;

“Exchange Rate”	the mid-range(pound)/ U.S. dollar closing price in respect of the relevant day as reported in the Wall Street Journal;

“Final Acceptance Date”	22 July, 2004 unless the Offer Period is extended by Loudeye;

“Form of Acceptance and Election” or “Form”	the form of acceptance and election relating to the Offer dispatched with this document;

“Further Loudeye Shares”	Loudeye Shares issued to holders of Contingent Value Rights in accordance with the terms of Appendix II;

“Initial Consideration”	that element of the Offer consideration described in paragraph 2(i) of the Loudeye Letter;

“Initial Loudeye Shares”	the initial Loudeye Shares to be issued pursuant to the Offer and the Compulsory Sale Procedure and referred to in paragraph 2(i)(a) of the Loudeye Letter;

“Loudeye” or “Purchaser”	Loudeye Corp. of 1130 Rainier Avenue South Seattle, Washington 98144, USA;

“Loudeye Letter”	the letter from Loudeye set out on pages 19 to 31 of this document;

“Loudeye Group”	Loudeye or any of its subsidiaries, or any partnership, joint venture, firm or company in which Loudeye or any of its subsidiaries is interested;

“Loudeye Securities”	has the meaning given in Part D of Appendix I;

“Loudeye Share Price”	the volume weighted average of the closing price in(pound)of a Loudeye Share on NASDAQ for the 30 Trading Days (or such other period as may be specified in this Offer Document) ended on (and including) the day in question (save that in the event that the day in question is not a Trading Day, the period of 30 Trading Days (or such other period as may be specified in this Offer Document) shall end on (and include) the Trading Day immediately prior to the day in question), calculated at the Exchange Rate each day;

“Loudeye Shares”	shares of Common Stock, par value $0.001 per share, of Loudeye;

“NASDAQ”	the NASDAQ electronic stock market;

“Non-executive Options”	options granted by the Company to non-executive directors of the Company under letters dated 24 April 2003;

“Noteholders”	the holders of OD2 Convertible Notes;

“OD2” or “Company”	On Demand Distribution Limited with registered office address at Box Hill, Mill Lane, Box, Corsham, Wiltshire SN13 8PN;

“OD2 Board”	the board of directors of OD2;

“OD2 Convertible Notes”	the loan notes issued by the Company on or about 24 April 2003;

“OD2 Directors”	the directors of OD2;

“OD2 Group” or “Group”	OD2 and its Subsidiaries;

“OD2 Letter”	the letter set out on pages 8 to 18 of this document;

“OD2 Options”	Options over OD2 Shares on the terms and conditions of the EMI Plan, the Unapproved Plan and the Non-Executive Options or any other options or rights to subscribe for OD2 Shares;

“OD2 Shares”	the existing unconditionally issued or allotted and fully paid ordinary shares of 10p each in OD2 and any further such shares which are unconditionally issued and allotted or credited as fully paid on or before the date on which the Offer ceases to be open for acceptance (or such earlier date as the Purchaser may decide) including any shares in the capital of OD2 which fall to be issued upon valid exercise of the OD2 Options, the OD2 Warrants or the OD2 Convertible Notes;

“OD2 Warrants”	warrants to subscribe for OD2 Shares;

“Offer”	the Offer made by the Purchaser to acquire OD2 Shares on the terms and subject to the conditions set out in this document and the accompanying Form of Acceptance and Election;

“Offer Period”	the period commencing on the date of this Offer and ending at 3.00 p.m. on the Final Acceptance Date, unless extended by Loudeye;

“Optionholder Alternative”	the alternative available to Employee Optionholders described in paragraph 7(ii) of the Loudeye Letter;

“Optionholders”	the holders of OD2 Options;

“Promissory Notes” or “Notes”	the Series A Notes, the Series B Notes and the Series C Notes or any of them;

“Registration Rights”	the Registration Rights in respect of the Loudeye Shares issued pursuant to the Offer;

“Securities Act”	the United States Securities Act of 1933, as amended;

“Series A Notes”	the Series A loan notes the terms of which are summarised in Appendix IV;

“Series B Notes”	the Series B loan notes the terms of which are summarised in Appendix IV;

“Series C Notes”	the Series C loan notes the terms of which are summarised in Appendix IV;

“Shareholders”	the holders of OD2 Shares;

“Subsidiaries”	means each of On Demand Distribution sas, On Demand Distribution S.r.l., On Demand Distribution GmbH and WebAudioNetwork Limited;

“Trading Days”	days upon which Loudeye Shares are available for trading on NASDAQ;

“Unapproved Plan”	the On Demand Distribution Limited Employee Share Option Plan;

“US” or “United States”	the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“Vendors”	persons accepting the Offer or who are compelled to transfer OD2 Shares pursuant to the Compulsory Sale Procedure or under Article 13 of the Company’s Articles of Association;

“Warrantholders”	the holders of OD2 Warrants;

“Wider OD2 Group”	OD2 and any of its subsidiaries or subsidiary undertakings and any associated company and any company of which 20 per cent or more of the voting capital is held by any member of the OD2 Group and any partnership, joint venture, firm or company in which any member of OD2 Group is directly or indirectly interested; and

“(Pound)” and “Pence”	British pounds sterling and pence.

[OD2 LOGO]

BroadQuay House

Prince Street
Bristol, BS1 4DJ

22 June 2004

To:     Shareholders, Optionholders, Warrantholders and Noteholders.

Dear Sir or Madam,

Recommended Offer for OD2

      On 22 June 2004, the board of Loudeye announced a private offer to acquire all of the issued and to be issued ordinary share capital of OD2.

      Loudeye will issue up to 13,950,000 Loudeye Shares in connection with the Offer, the Compulsory Sale Procedure and the Optionholder Alternative (which are described below). Loudeye will also pay deferred consideration over the next 18 months of between approximately £9,760,000 and £9,970,000 (depending upon how many Employee Optionholders elect to participate in the Optionholder Alternative), plus additional contingent consideration of up to an additional £10 million in the aggregate based on and subject to OD2’s future financial performance. All additional payments are payable, at Loudeye’ option, in further Loudeye Shares or cash (subject to the right of accepting holders of OD2 Shares to elect to receive Promissory Notes in lieu of cash).

      An alternative to acceptance of the Offer for Employee Optionholders is also being proposed by Loudeye which Employee Optionholders may wish to consider. Details of the Optionholder Alternative are set out below and in paragraph 7(ii) of the Loudeye Letter and an explanation of the associated tax considerations is set out below. The Optionholder Alternative is not available in respect of options granted under the EMI Plan.

      The purpose of this letter is to explain the background to the Offer and the reasons why your board unanimously recommends you accept it.

The Offer for OD2 Shares

      The formal Offer to Shareholders and to Optionholders, Warrantholders and Noteholders (in respect of OD2 Shares which fall to be issued by OD2 upon the exercise of OD2 Options, OD2 Warrants and upon the conversion of OD2 Convertible Notes respectively) is set out in the letter from Loudeye on pages 19 to 31 of this document.

      For every OD2 Share (and so in proportion for any other number of OD2 Shares held), a person accepting the Offer will receive:

(i) Initial Consideration

(a) the issue of 0.4469 Loudeye Shares, plus

(b) on 31 January 2005, at Loudeye’s option, either:

•	the payment of 18.12p in cash; or

•	the issue of such number of Loudeye Shares with an aggregate Loudeye Share Price as of 31 January 2005 (which shall be determined based on the 90 Trading Days ended on (and including) 31 January 2005) equal to 18.12p; AND

(ii) Deferred Consideration

19.04P, which shall be satisfied by:

(a) on 30 November 2004, at Loudeye’s option, either:

•	the payment of 4.76p in cash; or

•	the issue of such number of Loudeye Shares with an aggregate Loudeye Share Price as of 30 November, 2004 equal to 4.76p; AND

(b) on 31 May 2005, at Loudeye’s option, either:

•	the payment of 4.76p in cash; or

•	the issue of such number of Loudeye Shares with an aggregate Loudeye Share Price as of 31 May 2005 equal to 4.76p; AND

(c) on 30 November 2005, at Loudeye’s option, either:

•	the payment of 9.52p in cash; or

•	the issue of such number of Loudeye Shares with an aggregate Loudeye Share Price as of 31 November 2005 equal to 9.52p; AND

(iii) Earn-out Consideration

the issue of One (1) Contingent Value Right, having the rights described below and in Appendix II of this document.

      Fractions of Loudeye Shares will be rounded down to the nearest whole Loudeye Share and any fractional entitlements of accepting persons shall be ignored.

      Based on representations that have been made to Loudeye regarding the capitalisation of OD2, the payment of the consideration described above will not result in the issuance of more than 13,950,000 Loudeye Shares in connection with the Offer, the Compulsory Sale Procedure and the Optionholder Alternative. Loudeye will not issue more than 13,950,000 Loudeye Shares in connection with this transaction unless it obtains the approval of its stockholders in accordance with NASDAQ requirements as described below. Accordingly, Loudeye may elect to pay an amount of cash equal to the trading price of a Loudeye Share on the date of settlement multiplied by 0.4469 per OD2 Share in lieu of the issuance of Loudeye Shares described at paragraph (i)(a) above so as to ensure that such limitation is not exceeded.

      Persons accepting the Offer may elect to receive Promissory Notes in lieu of all (and not part only) of the following elements of the consideration payable under the Offer:

•	the consideration referred to at paragraphs (i)(b) and (ii)(a)-(c) above; and

•	any consideration which becomes payable under the Contingent Value Rights unless Loudeye elects to pay such consideration in the form of Loudeye Shares.

      Further details of the terms of the Promissory Notes are set out in paragraph 4 of the Loudeye Letter and in Appendix IV of this document.

      The right to receive any future Consideration payable by Loudeye as described above may not be transferred or assigned without the prior written consent of Loudeye.

Contingent Value Rights

      Persons who accept the Offer or who are compelled to transfer their OD2 Shares pursuant to the Compulsory Sale Procedure will each be issued one Contingent Value Right in respect of each OD2 Share sold under the terms of the Offer. Each Contingent Value Right entitles the holder to receive additional consideration for the sale of his OD2 Shares contingent upon the Company reaching certain financial performance targets in the future. If such financial performance targets are met the Purchaser shall make payments of additional consideration to holders of Contingent Value Rights, to be satisfied in cash or, at the election of the Purchaser, by the issue of further Loudeye Shares (alternatively, cash payments may be satisfied by an issue of Promissory Notes in accordance with paragraph 4 of the Loudeye Letter). The maximum amount of additional consideration payable by the Purchaser under all Contingent Value Rights is £10 million.

      The Contingent Value Rights will not be certificated. The Contingent Value Rights are personal to the holder and are not transferable, assignable or chargeable. Any purported transfer, assignment, disposal or dealing with the rights attaching to the Contingent Value Rights will render the Contingent Value Right void. Further details regarding the Contingent Value Rights are set out in paragraph 3 of the Loudeye Letter and in Appendix II to this document.

Loudeye Shares

      The Loudeye Share Price as at 18 June 2004, the latest practicable date before the dispatch of this document, was $1.32 (or 72.13p, at the Exchange Rate).

      Loudeye will not issue more than 13,950,000 Loudeye Shares (including shares underlying the Exchanged Options) in connection with the Offer, the Compulsory Sale Procedure and the Optionholder Alternative unless it obtains the approval of the holders of a majority of outstanding Loudeye Shares in accordance with NASDAQ requirements. To the extent required by NASDAQ rules, the votes of holders of Initial Loudeye Shares issued in connection with the Offer, the Compulsory Sale Procedure or the Optionholder Alternative will not be counted (with respect to such Initial Loudeye Shares) to approve or disapprove the issuance of additional Loudeye Shares as a means of paying any additional consideration that Loudeye may be required to pay in connection with the Offer or the Compulsory Sale Procedure. If such approval is not obtained, any obligation of Loudeye under the Offer to pay further consideration will be satisfied in cash (subject to the right of accepting holders of OD2 Shares to elect to receive Promissory Notes in lieu of cash (see paragraph 4 of the Loudeye Letter)). In addition, no further shares or options will be issued under the Unapproved Plan (other than Loudeye Shares issuable upon exercise of Exchanged Options).

Undertakings to Accept the Offer and the Compulsory Sale Procedure

      Irrevocable undertakings to accept the Offer have been given to Loudeye by the OD2 Directors and certain other Shareholders in respect of their holdings of OD2 Shares (currently in issue and/or falling to be issued pursuant to the exercise of their respective OD2 Options, OD2 Warrants and/or upon conversion of their OD2 Convertible Notes). In aggregate these represent 23,923,470 OD2 Shares, approximately 92.68 per cent. of the OD2 Shares. This means that immediately following the launch of the Offer the acceptance condition set out in Section A of Appendix I to this document will be satisfied and Loudeye will be entitled, and intends, to apply the provisions of Sections 428-430F of the Companies Act 1985 and/or the provisions of Article 13 (Drag Along) of the Company’s Articles of Association compulsorily to acquire any outstanding OD2 Shares (including any OD2 Shares issued following the date of the Offer).

Background to the Offer

      Loudeye is an innovative business-to-business provider of services that facilitates the distribution and promotion of digital media content to media & entertainment, retail and enterprise customers. Loudeye’s services enable its customers to outsource the management and distribution of audio and video digital media content over the Internet and on other digital distribution platforms. Its technical infrastructure and back-end solutions, combined with its proprietary applications, comprise an end-to-end solution, from basic digital media services, such as the hosting, storage, encoding, management and protection of media assets for content owners, to complex, fully-outsourced digital media distribution and promotional services, such as private-labeled digital music download stores and streaming Internet radio and music sample services. Loudeye’s solutions reduce the complexity and cost of internal solutions, and enable its customers to provide branded digital media offerings to their users while supporting a variety of digital media technologies and consumer business models.

      The acquisition supports Loudeye’s commitment to global expansion by broadening its delivery of end-to-end digital media solutions and services into new, key geographic regions such as Europe and Australia. In addition, OD2 will provide a platform and proven business-to-business technology to enhance Loudeye’s Digital Music Store offering. Loudeye will also seek to expand OD2’s digital music catalog, leveraging Loudeye’s recently upgraded 4.5 million track commercial archive of digital music.

Management and Employees

      Loudeye has given assurances to the board of OD2 that the existing rights of OD2 employees will be safeguarded. In respect of the future, Loudeye will make appropriate proposals for the directors and management of OD2 to participate in Loudeye options consistent with the current Loudeye option plan.

The Optionholder Alternative

      An alternative to acceptance of the Offer for Employee Optionholders is being proposed by Loudeye which Optionholders may wish to consider.

      Employees exercising Employee Options and accepting the Offer will trigger an income tax and employee’s national insurance charge (as explained in the “United Kingdom taxation” section of this letter (below)) which will be payable through the PAYE system. Under the terms governing the Employee Options, Employee Optionholders have agreed to indemnify the Company in respect of such liabilities (including by way of deductions from salary and/or the sale of shares). However, the Loudeye Shares which such employees will be issued upon acceptance of the Offer will not be able to be sold in order to finance any such income tax and national insurance contributions until such shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, which is unlikely to happen before any such tax becomes due.

      The terms of the Optionholder Alternative are that Employee Optionholders who do not exercise their Employee Options and accept the Offer may elect to exchange their Employee Options for options over Loudeye Shares, in the form of the substitution of the option agreement set out in Appendix VII to this document in place of their existing option agreements. The principal difference between the Employee Optionholders’ existing option agreements and the agreement set out in Appendix VII can be summarised as follows:

•	Exchanged Options will not lapse at the expiry of the Compulsory Sale Procedure and will remain exercisable for a period of up to ten years from the date of grant of the original OD2 Option (subject to the terms of the relevant Option Exchange Agreement and the rules of the Unapproved Plan, where applicable) whereas Employee Options which are not exercised as part of the Offer will lapse.

•	The Board of OD2 has determined that accelerated vesting of the Employee Options will occur so that the Exchanged Options will be fully vested and exercisable in accordance with the Rules of the Unapproved Plan and the terms of the Non-Executive Options.

•	Employee Optionholders will be required to meet a portion of the employer’s national insurance contributions arising on the exercise or other dealing in the Exchanged Options. The employer’s national insurance contributions with respect to any increase in value of a Loudeye Share following the grant of the Exchanged Option will be met by the Employee Optionholder. OD2 will continue to be responsible for an amount of employer’s national insurance contributions equal to the amount of contributions that would have arisen had the Optionholder exercised his Employee Options at the fair market value at 21 June 2004 (with ‘fair market value’ per OD2 Share for this purpose (as determined by the OD2 Board) being 62.52p).

•	In the event of a sale of all or substantially all of Loudeye’s assets, or a merger, consolidation or other capital reorganization of Loudeye with or into another corporation, the Exchanged Option may be assumed or replaced with an equivalent option, or in certain circumstances, with a cash incentive program, of the successor corporation or its affiliates. If the successor corporation does not agree to assume the Exchanged Options or to substitute an equivalent option, the Exchanged Options will lapse and terminate upon the consummation of the transaction. In addition, the Exchanged Options will lapse and terminate immediately prior to any dissolution or liquidation of Loudeye, unless otherwise determined by the Loudeye Board.

•	Employee Optionholders agree to cooperate with Loudeye to further amend the Exchanged Options to the extent Loudeye determines it is necessary or desirable in order to accommodate United States legal or tax considerations or to conform such Exchanged Option to the terms and conditions of Loudeye’s existing stock option plan and option agreements, however, any amendment which adversely affects the rights of Employee Optionholders as a whole to a material extent requires the prior consent of Employee Optionholder(s) holding between them more than 50 per cent. of the outstanding Exchanged Options.

•	Loudeye Shares issuable upon exercise of the Exchanged Option will be subject to the transfer restrictions set forth in Part D of Appendix I of this document and will bear restrictive legends until they are registered.

      Employee Optionholders who choose to exercise their OD2 Options and accept the Offer will be entitled to receive the Initial Consideration, Deferred Consideration and any Earn-Out Consideration, as described above. Employee Optionholders electing to participate in the Optionholder Alternative should note that they will have no right to participate in such consideration. Any gains the Employee Optionholder makes on exercise of their Exchanged Options will be dependent upon the price of a Loudeye Share at the time of exercise.

      Employee Optionholders should consider carefully what action they should take in relation to the Offer and the Optionholder Alternative and they should consult an independent professional adviser if they are in any doubt. Employee Optionholders are advised to read Appendix VII to this document.

      The Optionholder Alternative is only available in respect of Employee Options. Each of the OD2 Directors who hold Employee Options has irrevocably undertaken to elect to participate in the Optionholder Alternative in respect of all of the 1,975,587 Employee Options which they hold in aggregate.

      No further options will be issued under the OD2 Employee Share Option Plan (other than Loudeye Shares issuable upon exercise of Exchanged Options).

United Kingdom Taxation

      The comments set out below summarise certain aspects of the UK taxation treatment upon acceptance of the Offer and upon the exercise and lapse of Options and the Optionholder Alternative, relating to Shareholders, Optionholders, Warrantholders and Noteholders who are individuals resident and ordinarily resident for tax purposes in the UK who hold their shares as an investment. The comments are intended as a general guide only to certain aspects of capital gains tax (“CGT”), stamp duty, income tax and national insurance contributions, under current UK law and Inland Revenue practice. Accordingly, the comments are not applicable to all Shareholders, Optionholders, Warrantholders or Noteholders and they do not constitute advice to any Shareholder, Optionholder, Warrantholder or Noteholder on his or her personal tax position.

      All Shareholders, Warrantholders, Noteholders and Optionholders should consult their own tax advisers with respect to the tax consequences of the Offer and, if applicable, the Optionholder Alternative.

(i)	Exercise of OD2 Options

      A liability to income tax and employer’s and employee’s national insurance contributions will arise on the exercise of the OD2 Options.

      In respect of Employee Options, income tax and employer’s and employee’s national insurance contributions will be payable on the gain arising on exercise of the OD2 Options (i.e. on the market value of the OD2 Shares at the date of exercise less the aggregate exercise price per OD2 Option of nil).

      In respect of options granted under the EMI Plan, as the exercise price of such options is set at less than the market value of an OD2 Share at the date of grant, income tax and employer’s and employee’s national insurance contributions will be payable on the discounted element on exercise of the OD2 Options (i.e. on the market value of the OD2 Shares at the date of grant less the aggregate exercise price per OD2 Option of nil). In the event that the EMI options are exercised more than 40 days after the date upon which Loudeye acquires control of OD2, to the extent that they have not lapsed by that date, a ’disqualifying event’ will occur for tax purposes, with the effect that CGT taper relief will cease to apply from the date of grant of the EMI options and any gains attributable to the increase in value of the OD2 Shares after the date of the disqualifying event will be treated as unapproved for tax purposes.

      OD2, as the Optionholders’ employer, must account for the income tax and employer’s and employee’s national insurance contributions arising on exercise of the OD2 Options through the PAYE system. Under the rules governing the OD2 Options, the Optionholders have agreed to indemnify OD2 in respect of any income tax and employee’s national insurance contributions arising on exercise of the OD2 Options. This will include appointing OD2 as the Optionholders’ agent and attorney for the sale of the appropriate number of Loudeye Shares and authorising payment to OD2 of the relevant amount out of the net proceeds of sale of such shares. Further tax charges may arise in the event that Optionholders fail to reimburse OD2 for the income tax and employee’s national insurance contributions within 90 days of exercise of the OD2 Options.

      As it is possible that OD2 Shares acquired by the Optionholders upon exercise of their OD2 Options may be restricted securities for the purposes of the Income Tax (Earnings and Pensions) Act 2003, it is a term of the Offer that Optionholders enter into an election at the time of exercise declaring that the Optionholders wish to be taxed on the market value of the OD2 Shares as if they were not restricted securities. This prevents a further income tax charge arising when the OD2 Shares are sold and the generally more favourable CGT tax regime should apply. A form of election in the form set out in Schedule 4 to the Form of Acceptance and Election will be completed by Loudeye as attorney for the relevant Optionholder pursuant to the power granted in the Form. Further elections may also be necessary when OD2 Shares or Promissory Notes are exchanged for Loudeye Shares.

(ii)	Acceptance of the Offer by Optionholders

      Assuming that Optionholders have made the election referred to above, the comments set out in the paragraph below entitled ’Taxation on chargeable gains on OD2 Shares’ will be relevant to Optionholders upon acceptance of the Offer.

(iii)	Warrantholders

      The tax treatment of Warrantholders will mirror the treatment of the Optionholders who accept the Offer if they have acquired their Warrants by reason of their employment and to the extent that they decide to exercise their Warrants to acquire OD2 Shares. It is also a term of the Offer that the Warrantholders enter into an election as required for the Optionholders who accept the Offer.

(iv)	Lapse of OD2 Options or OD2 Warrants

      There will be no income or CGT consequences of the lapse of the OD2 Options or OD2 Warrants, if Optionholders or Warrantholders choose not to accept the Offer.

(v)	Optionholder Alternative — Exchange of OD2 Options

      Where Employee Optionholders elect to exchange their Employee Options pursuant to the Optionholder Alternative, no tax liability should arise at the point of exchange.

      On exercise of the Exchanged Options, save as set out below, the tax treatment will follow the treatment of those Optionholders who exercise their OD2 Options (as explained under “(i) Exercise of OD2 Options” above) and references to OD2 Shares should be read as references to Loudeye Shares. Currently, OD2 is liable to pay employer’s national insurance contributions on exercise of the Employee Options. OD2 will continue to be responsible for an amount of employer’s national insurance contributions equal to the amount of contributions that would have arisen had the Optionholder exercised his Employee Options at the fair market value at 21 June 2004 (with ’fair market value’ per OD2 Share for this purpose (as determined by the OD2 Board) being 62.80p). Under the terms of the Optionholder Alternative, the Optionholders will be required to meet any employer’s national insurance contributions arising on exercise of the Exchanged Options in respect of the increased value of the Loudeye Shares i.e. to the extent that the value of the Loudeye Shares on exercise exceeds the fair market value at 21 June 2004 (with ’fair market value’ per OD2 Share for this purpose (as determined by the OD2 Board) being 62.80p). The amount of employer’s national insurance contributions paid by the Employee Optionholder should be deductible for income tax purposes.

      As it is possible that Loudeye Shares acquired by the Employee Optionholders upon exercise of their Exchanged Options may be restricted securities for the purpose of the Income Tax (Earnings and Pensions) Act 2003, it is a term of the Optionholder Alternative that Employee Optionholders who accept the Optionholder Alternative enter into an election at the time of acceptance declaring that the Employee Optionholders wish to be taxed on the market value of the Loudeye Shares as if they were not restricted securities. This prevents a further income tax charge arising when the Loudeye Shares are sold and the generally more favourable CGT tax regime should apply. A form of election in the form set out in Schedule 4 of the Form of Acceptance and Election will be completed by Loudeye as attorney for the relevant Optionholder pursuant to the power granted in the Form.

(vi)	Noteholders

      If the Noteholders elect to convert their OD2 Convertible Notes into OD2 Shares an income tax charge will arise in respect of any interest due on such OD2 Convertible Notes up to the date of conversion. It is also a term of the Offer that the Noteholders who are employees of OD2 enter into an election as required for the Optionholders above. Following the exchange of OD2 Shares for Loudeye Shares, the comments in paragraph (vii) below will be relevant to the tax position of Noteholders.

(vii)	Taxation on Chargeable Gains on OD2 Shares

      Subject to an exception noted in the next paragraph, Shareholders who are individuals will not be treated as making a disposal for CGT purposes to the extent that they receive Initial Loudeye Shares (being the Offer consideration referred to in paragraph 2(i) of the Loudeye Letter). Instead, the Initial Loudeye Shares will be treated as the same asset as the existing holding of shares in OD2.

      The exception is that any Shareholder who has claimed and retained the benefit of EIS deferral relief on their OD2 Shares cannot claim the benefit of this treatment. Such Shareholders will be deemed to make a gain (subject to personal circumstances) to the extent of the share exchange and the sale will also cause any EIS deferral relief to be recaptured.

      Shareholders who are individuals, and who do not take advantage of the Promissory Note alternative, will be treated as making a disposal for CGT purposes to the extent that they receive any cash consideration from Loudeye as part of the Initial Consideration or the Deferred Consideration. With regard to the Loudeye Shares that may be issued as part of the Initial Consideration as at 31st January 2005 (the “Second Stage of the Initial Consideration”) and the Deferred Consideration, it is possible that the Inland Revenue would treat the issue of these shares, so that there is no disposal for CGT purposes (in the same manner described in the first paragraph above). However, this treatment should not be relied upon as compared to the Promissory Note alternative (see below).

      With regard to Contingent Value Rights, if the Promissory Note alternative is not taken, a value will need to be brought into account for the Contingent Value Right at the point of completion of the sale and transfer of the relevant OD2 Shares to Loudeye, and will be taxed as part of the initial disposal. Any gain on the Earn-Out (over and above the amount already taxed) will be taxed as and when further Loudeye Shares are issued or cash received (at Loudeye’s election). There is no basis upon which the Inland Revenue would treat the issue of these Shares in the same terms as the first paragraph above.

      Shareholders who are individuals, and who take advantage of the Promissory Note alternative, will not be treated as making a disposal for CGT purposes to the extent that they receive the Second Stage of the Initial Consideration and the Deferred Consideration in the form of the Promissory Note. Instead, the Promissory Note will be treated as the same asset as the existing holding of OD2 Shares (as part of the process noted above) and will continue to be so treated if and to the extent that Loudeye elects to convert the Promissory Note into Loudeye Shares. A gain will potentially arise (subject to personal circumstances) at that point if Loudeye instead elects to redeem the Promissory Note for cash.

      With regard to the Contingent Value Rights, Shareholders who are individuals, and who take advantage of the Promissory Note alternative, will not be treated as making a disposal for CGT purposes to the extent that they elect at box 5 on the Form of Acceptance and Election to receive Promissory Notes with respect to the Earn-out. In this case, such shareholders may treat the Contingent Value Right received under the Offer as the same asset as the existing holding of OD2 Shares (as part of the process noted above) and this treatment will continue whether Loudeye elects to satisfy any consideration payable under the Contingent Value Right by the issue of Loudeye Shares or a Promissory Note.

      In any of these cases, where Shareholders have not been treated as making a disposal for CGT, a gain will potentially arise (subject to personal circumstances) at the point that the Loudeye Shares or the Promissory Note are sold, redeemed or otherwise disposed of for CGT purposes.

      Taper relief may be available to reduce the gain at any point, at a rate depending upon the precise circumstances of an individual shareholder and the nature of the business of OD2 and Loudeye from time to time. Shareholders may care to note that the Series A Notes and the Series C Notes are expected to be “non Qualifying Corporate Bonds” for CGT purposes and that the Series B Notes are expected to be “Qualifying Corporate Bonds” for CGT purposes.

      In deciding whether to elect to take non-qualifying corporate bonds (Series C Notes) or qualifying corporate bonds (Series B Notes) in lieu of any cash consideration paid out under the Contingent Value Rights, shareholders should examine their own personal capital gains tax taper relief position. The taper relief rules are complex and specific advice should be sought. However, in general, non-qualifying corporate bonds will extend the qualifying ownership period for taper relief purposes until they are redeemed. Again, depending on the nature of the Loudeye business, this may lower the effective rate of capital gains tax payable by certain Shareholders. Purely by way of an illustration, Shareholders who are employed by OD2 and who have held their OD2 Shares for less than two years may wish to consider taking non-qualifying corporate bonds. This would extend their taper relief ownership period so that they may qualify for a lower rate of tax. However, for some Shareholders, taking non-qualifying corporate bonds may actually increase their effective rate of tax. Those shareholders may prefer to take qualifying corporate bonds. By taking qualifying corporate bonds, the qualifying ownership period stops at the date of issue (rather than at the date of redemption) and freezes the effective rate of tax. Again, by way of an illustration, Shareholders who will not be employed by OD2 following the sale of their OD2 Shares) may wish to consider taking qualifying corporate bonds. For these Shareholders, this should preserve a lower rate of tax compared to taking non-qualifying corporate bonds.

      Optionholders may wish to note the following. EMI Plan Optionholders’ period of ownership for taper relief commenced on the date they acquired their Options. For holders of Employee Options the period of ownership starts to run from the date of exercise.

      As the Loudeye Shares acquired by Shareholders may be restricted securities for the purposes of the Income Tax (Earnings and Pensions) Act 2003, it is a term of the Offer that Shareholders (if they are employees of OD2) enter into an election at the time of acquiring the Loudeye Shares, declaring that the Shareholders wish to be taxed on the market value of the Loudeye Shares as if they were not restricted securities. This prevents a further income tax charge arising when the Loudeye Shares are sold and the generally more favourable CGT tax regime should apply. A form of election in the form set out in Schedule 4 to the Form of Acceptance and Election will be completed by Loudeye as attorney for the relevant shareholder pursuant to the power granted in the form. Further elections may also be necessary when Loudeye Shares are issued upon redemption of Promissory Notes.

(viii)	Stamp Duty

      No stamp duty will be payable by the Shareholders as a result of accepting the Offer.

(ix)	Income Tax

      For shareholders who are individuals resident and ordinarily resident for tax purposes in the UK, interest on the Promissory Notes and dividends on the Loudeye Shares (if any) will in the first instance be subject to tax in the US and thereafter be subject to UK income tax (with credit for tax paid in the US). Payments of interest on the Promissory Notes or dividends on the Loudeye Shares may be subject to withholding tax in the US. In appropriate cases the US tax may be eliminated or reduced where an appropriate claim is made under the terms of the double taxation treaty between the UK and the US.

      Any Shareholder, Optionholder, Warrantholder or Noteholder who is in any doubt about his or her own tax position and/ or who is subject to taxation in any jurisdiction other than the UK is strongly recommended to consult his or her independent professional adviser immediately.

Action to be Taken

      The procedure for acceptance of the Offer is set out on pages 28 to 30 of this document, Appendix I and in the accompanying Form of Acceptance and Election. To accept the Offer you must complete the Form of Acceptance and Election in accordance with the instructions printed thereon and return it by post or by hand, to Christopher Pike of OD2, BroadQuay House, Prince Street, Bristol BS1 4DJ as soon as possible, but in any event so as to be received no later than 3:00 pm on 22 July 2004.

      The procedure for Optionholders to elect to participate in the Optionholder Alternative is set out in paragraph 7(ii) of the Loudeye Letter and in the accompanying Form of Acceptance and Election.

Recommendation

      Your board, which has received advice from Broadview on the financial implications of the Offer, considers the terms of the Offer to be fair. In providing advice to the OD2 Directors, Broadview has relied upon the OD2 Directors’ commercial assessment of the Offer. Accordingly, your directors unanimously recommend that you accept the Offer as they intend to do in respect of their own beneficial holdings of OD2 Shares (whether issued or falling to be issued under OD2 Options (save to the extent Directors elect for tax reasons to participate in the Optionholder Alternative), OD2 Warrants and/or OD2 Convertible Notes). OD2 Directors have irrevocably undertaken to accept the Offer in respect of 11,641,887 OD2 Shares in aggregate, representing approximately 40.33 per cent. of the fully diluted share capital of OD2.

Yours sincerely

/s/ CHARLES GRIMSDALE

Charles Grimsdale
for and on behalf of
ON DEMAND DISTRIBUTION LIMITED

[LOUDEYE LOGO]

1130 Rainier Avenue South

Seattle, Washington 98144
USA

22 June 2004

To:     OD2 Shareholders, Optionholders, Warrantholders and Noteholders.

Dear Sir or Madam,

Offer for OD2

      On 22 June 2004, the board of Loudeye announced the terms of a private offer to acquire all of the issued and to be issued ordinary share capital of OD2.

1.	Introduction

      This letter sets out the terms of an offer by Loudeye to acquire the entire issued and to be issued share capital of OD2.

      Your attention is drawn to the letter from Charles Grimsdale on pages 8 to 18 of this document, from which you will see that the directors of OD2 consider the terms and conditions of the Offer to be fair and unanimously recommend that you accept the Offer.

2.	The Offer for the OD2 Shares

      We hereby offer to acquire, on the terms and subject to the conditions set out or referred to in this document and in the Form of Acceptance and Election, all of the OD2 Shares in issue and to be issued on the following basis:

      For every OD2 share (and so in proportion for any other number of OD2 Shares held), a person accepting the Offer will receive:

(i) Initial Consideration

(a) the issue of 0.4469 Loudeye Shares, plus

(b) on 31 January 2005, at Loudeye’s option, either:

•	the payment of 18.12p in cash; or

•	the issue of such number of Loudeye Shares with an aggregate Loudeye Share Price on 31st January 2005 (which shall be determined based on the 90 Trading Days ended on (and including) 31 January 2005) equal to 18.12p; and

(ii) Deferred Consideration

19.04P, which shall be satisfied by:

(a) on 30 November 2004, at Loudeye’s option, either:

•	the payment of 4.76p in cash; or

•	the issue of such number of Loudeye Shares with an aggregate Loudeye Share Price on 30 November 2004 equal to 4.76p; and

(b) on 31 May 2005, at Loudeye’s option, either:

•	the payment of 4.76p in cash; or

•	the issue of such number of Loudeye Shares with an aggregate Loudeye Share Price on 31 May 2005 equal to 4.76p; and

(c) on 30 November 2005, at Loudeye’s option, either:

•	the payment of 9.52p in cash; or

•	the issue of such number of Loudeye Shares with an aggregate Loudeye Share Price on 30 November 2005 equal to 9.52p; and

(iii) Earn-out Consideration

the issue of One (1) Contingent Value Right, having the rights described in Appendix II of this document.

      Fractions of Loudeye Shares will be rounded down to the nearest whole Loudeye Share and any fractional entitlements of accepting persons shall be ignored.

      Based on representations that have been made to Loudeye regarding the capitalisation of OD2, the payment of the consideration described above will not result in the issuance of more than 13,950,000 Loudeye Shares (including shares underlying the Exchanged Options) in connection with the Offer, the Compulsory Sale Procedure and the Optionholder Alternative. Loudeye will not issue more than 13,950,000 Loudeye Shares (including shares underlying the Exchanged Options), which amounts to approximately 19.9 per cent. of the number of shares of Loudeye Common Stock outstanding as of the date of this Offer Document, in connection with the Offer, the Compulsory Sale Procedure and the Optionholder Alternative unless it obtains the approval of the holders of a majority of outstanding Loudeye Shares (excluding shares issued in connection with the Offer, the Compulsory Sale Procedure or the Optionholder Alternative) in accordance with NASDAQ requirements. Accordingly, Loudeye may elect to pay an amount of cash equal to the trading price of a Loudeye Share on the date of settlement multiplied by 0.4469 per OD2 Share in lieu of the issuance of Loudeye Shares described at paragraph (i)(a) above so as to ensure that such limitation is not exceeded. In addition, no further shares or options will be issued under the Unapproved Plan (other than Loudeye Shares issuable upon exercise of Exchanged Options).

      Persons accepting the Offer may elect to receive a Promissory Note in lieu of:

•	the consideration referred to at paragraphs 2(i)(b) and 2(ii)(a-c) above; and

•	any consideration which becomes payable under the Contingent Value Rights unless Loudeye elects to pay such consideration in the form of Loudeye Shares,

in each case, in accordance with paragraph 4 of this letter.

      The right to receive any future Consideration payable by Loudeye as described above may not be transferred or assigned without the prior written consent of Loudeye.

      The Loudeye Shares to be issued pursuant to the Offer will be issued credited as fully paid and non-assessable and will rank pari passu in all respects with the issued and outstanding Loudeye Shares.

      Acceptances of the Offer should be dispatched as soon as possible, and in any event so as to be received no later than 3.00 p.m. on 22 July 2004. Your attention is drawn to paragraph 14 of this letter, which sets out the procedure for acceptance of the Offer, and to the conditions and further terms of the Offer set out in Appendix I, II, III, IV, V, VI and VII to this document and in the Form of Acceptance and Election.

      The OD2 Shares are to be acquired fully paid and free from all liens, equities, charges and encumbrances and other interests and together with all rights attaching to them, including without limitation, the right to receive and retain in full all dividends and other distributions declared, made or paid on or after 22 June, 2004.

3.	Contingent Value Rights

      Shareholders and Optionholders, Warrantholders and Noteholders (in respect of OD2 Shares which fall to be issued by OD2 upon the exercise of OD2 Options, OD2 Warrants and upon the conversion of OD2 Convertible Notes) who accept the Offer or who are compelled to transfer their OD2 Shares pursuant to the Compulsory Sale Procedure will each be issued one Contingent Value Right in respect of each OD2 Share sold under the terms of the Offer. Each Contingent Value Right entitles the holder to the right to receive additional consideration for the sale of his OD2 Shares contingent upon the Company reaching certain financial performance targets in the future which are based on the gross profits and pre-tax profits or losses of the Group less a multiple of the Group’s pre-tax losses in respect of four earn-out periods. The four earn-out periods in respect of which those targets will be applied, and the maximum aggregate value of consideration payable in respect of each of those periods, are as follows:

	Earn-out Periods	Aggregate Value of Consideration Payable

(a)	Six months ending 30 November 2004	Up to £1,250,000

(b)	12 months ending 31 May 2005	Up to £2,500,000 (less any amount paid in respect of the first earn- out period)

(c)	18 months ending 30 November 2005	Up to £5,000,000 (less any amount paid in respect of the first and second earn-out periods)

(d)	30 months ending 30 November 2006	Up to £5,000,000

      The maximum amount of additional consideration payable by Loudeye in respect of the Contingent Value Rights is £10 million.

      If the specified financial performance targets are met by the Company, Loudeye will make payments of additional consideration to holders of Contingent Value Rights, to be satisfied in cash or, at the election of Loudeye, by the issue of further Loudeye Shares. The Contingent Value Rights are personal to the holder and are not transferable, assignable or chargeable. Any purported transfer, assignment, disposal or dealing with the rights attaching to the Contingent Value Rights will render the Contingent Value Right void.

      Details of the Contingent Value Rights (including the financial performance targets, the basis on which the gross profits and pre-tax profits or losses of the Group are to be calculated, and the mechanics of payment of any additional consideration) are set out in full in Appendix II.

4.	Promissory Notes

      A holder of OD2 Shares accepting the Offer (an “Accepting Holder”) shall be entitled to elect at the time of acceptance that in lieu (and in full satisfaction) of:

(i) the consideration referred to in paragraphs 2(i)(b) and 2(ii)(a)-(c) of this letter, such Accepting Holder be issued with a Series A Note; and

(ii) any consideration which becomes payable under the Contingent Value Rights unless Loudeye elects to pay such consideration in the form of Loudeye Shares (as specified in Appendix II), such Accepting Holder be issued with either a Series B Note or a Series C Note, at the election of the Accepting Holder.

      Series A Notes shall be issued with a principal amount which is less than the aggregate value of the consideration payable to the relevant Accepting Holder under paragraphs 2(i)(b) and 2(ii)(a-c) of this letter. However, the Series A Notes will carry interest such that the principal amount to be redeemed upon each redemption date plus the interest accrued on that principal amount shall be equal to the aggregate value of consideration payable under each of paragraphs 2(i)(b), 2(ii)(a), 2(ii)(b) and 2(ii)(c), as appropriate.

      Series A Notes shall be issued by Loudeye to electing Accepting Holders at the same time as Initial Loudeye Shares are issued to Accepting Holders in accordance with paragraph 15 below. Series B Notes and Series C Notes shall be issued to electing Accepting Holders by Loudeye at the same time as consideration, if any, in the form of further Loudeye Shares or cash is issued or paid in accordance with Appendix II.

      An Accepting Holder must make such an election by completing either or both of boxes 5 and 9 in the Form of Acceptance and Election.

      Summary terms of the Promissory Notes are set out in Appendix IV to this document and copies of the instruments constituting the Promissory Notes will be available for inspection during the Offer Period at the address specified in Part D of Appendix V.

      No Accepting Holder shall be entitled to receive Promissory Notes pursuant to this paragraph 4 with respect to any payment to be satisfied by the issue of Loudeye Shares under paragraph 2(i)(a) of the Offer. No Accepting Holder shall be entitled to receive any Promissory Notes unless he provides to Loudeye the warranties set forth in paragraph 9 of the Form of Acceptance and Election.

5.	Compulsory Sale Procedures

      When sufficient acceptances are received and/or sufficient OD2 Shares are otherwise acquired, Loudeye intends to apply the provisions of Sections 428-430F of the Companies Act 1985 and/or the provisions of Article 13 (Drag Along) of the Company’s Articles of Association to acquire any outstanding OD2 Shares (including any OD2 Shares issued following the date of the Offer).

      At the date of this Offer there are no shares in or debentures of OD2 (or, save for the irrevocable undertakings referred to at paragraph 6 below, investments falling within paragraphs 17, 18 or 21 of Schedule 1 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 relating to shares in or debentures of OD2) which are held by or on behalf of Loudeye.

6.	Undertakings to Accept the Offer

      Irrevocable undertakings to accept the Offer have been received from the OD2 Directors and all major Shareholders in respect of their holdings of OD2 Shares. In aggregate these represent 23,923,470 OD2 Shares, approximately 92.68 per cent of the fully diluted share capital of OD2 (after deducting OD2 Options in respect of which irrevocable undertakings to participate in the Optionholder Alternative have been received).

7.	Optionholders

(i) General

Under the rules of the Unapproved Plan, the EMI Plan and the Non-Executive Options, an Optionholder shall be entitled to exercise his or her OD2 Options on (or immediately prior to) the occurrence of a sale, even though such exercise occurs before the normal vesting date.

The courses of action available to Optionholders are (i) to exercise their OD2 Options to acquire OD2 Shares and then immediately accept the Offer in respect of such OD2 Shares (as set out in paragraph 14 below), (ii) to take no action, in which case the OD2 Options will lapse and cease to be capable of exercise in accordance with the rules of the relevant plan or arrangement; or (iii) in respect of their Employee Options, elect to participate in the Optionholder Alternative (see (ii) below), in which case their options over OD2 Shares will be amended and exchanged for options over Loudeye Shares.

Optionholders may exercise their OD2 Options without accepting the Offer, but Loudeye will be entitled compulsorily to acquire the OD2 Shares acquired on exercise of the OD2 Options as described in paragraph 5 above.

(ii) Optionholder Alternative

An alternative to acceptance of the Offer for Employee Optionholders is being proposed by Loudeye which Optionholders may wish to consider. Each of the OD2 Directors who hold Employee Options has irrevocably undertaken to elect to participate in the Optionholder Alternative in respect of all of the 1,975,587 Employee Options which they hold in aggregate.

Employees exercising Employee Options and accepting the Offer will trigger an income tax and employee’s national insurance charge (as explained in the “United Kingdom taxation” section of the OD2 Letter) which will be payable through the PAYE system. Under the terms governing the Employee Options, Employee Optionholders have agreed to indemnify the Company in respect of such liabilities (including by way of deductions from salary and/or the sale of shares). However, the Loudeye Shares which such employees will be issued upon acceptance of the Offer will not be able to be sold in order to finance any such income tax and national insurance charges until such shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, which is unlikely to happen before any such tax becomes due.

The terms of the Optionholder Alternative are that Employee Optionholders who do not exercise their Employee Options and accept the Offer may elect to exchange their Employee Options for options over Loudeye Shares (the “Exchanged Options”), in the form of the option agreement set out in Appendix VII to this document in place of their existing option agreements. The principal difference between Employee Optionholder’s existing option agreements and the agreement set out in Appendix VII can be summarised as follows:

•	Exchanged Options will not lapse at the expiry of the Compulsory Sale Procedure and will remain exercisable for a period of up to ten years from the date of grant of the original OD2 Option (subject to the terms of the relevant Option Exchange Agreement and the rules of the Unapproved Plan, where applicable) whereas Employee Options which are not exercised as part of the Offer will lapse.

•	The Board of OD2 has determined that accelerated vesting of the Employee Options will occur so that the Exchanged Options will be fully vested and exercisable in accordance with the Rules of the Unapproved Plan/the terms of the Non-Executive Options.

•	Employee Optionholders will be required to meet a proportion of the employer’s national insurance contributions arising on the exercise or other dealing in the Exchanged Options. The employer’s national insurance contributions on any increase in value of a Loudeye Share following the grant of the Exchanged Option will be met by the Employee Optionholder. OD2 will continue to be responsible for an amount of employer’s national insurance contributions equal to the amount of contributions that would have arisen had the Optionholder exercised his Employee Options at the fair market value at 21 June 2004 (with ’fair market value’ per OD2 Share for this purpose (as determined by the OD2 Board) being 62.80p).

•	In the event of a sale of all or substantially all of Loudeye’s assets, or a merger, consolidation or other capital reorganization of Loudeye with or into another corporation, the Exchanged Option may be assumed or replaced with an equivalent option, or in certain circumstances, with a cash incentive program, of the successor corporation or its affiliates. If the successor corporation does not agree to assume the Exchanged Options or to substitute an equivalent option, the Exchanged Options will lapse and terminate upon the consummation of the transaction. In addition, the Exchanged Options will lapse and terminate immediately prior to any dissolution or liquidation of Loudeye, unless otherwise determined by the Loudeye Board.

•	Employee Optionholders agree to cooperate with Loudeye to further amend the Exchanged Options to the extent Loudeye determines it is necessary or desirable in order to accommodate United States legal or tax considerations or to conform such Exchanged Option to the terms and conditions of Loudeye’s existing stock option plan and option agreements, however, any amendment which adversely affects the rights of Employee Optionholders as a whole to a material extent requires the prior consent of Employee Optionholder(s) holding between them more than 50 per cent. of the outstanding Exchanged Options.

•	Loudeye Shares issuable upon exercise of the Exchanged Option will be subject to the transfer restrictions set forth in Part D of Appendix I of this document and will bear restrictive legends until they are registered.

Employee Optionholders who choose to exercise their OD2 Options and accept the Offer will be entitled to receive the Initial Consideration, Deferred Consideration and any Earn Out Consideration, as described above. Employee Optionholders electing to participate in the Optionholder Alternative should note that they will have no right to participate in such consideration. Any gains the Employee Optionholder makes on exercise of their Exchanged Options will be dependent upon the price of a Loudeye Share at the time of exercise.

An election to participate in the Optionholder Alternative shall constitute acceptance of the terms of Appendix VII of this document.

In addition to agreeing to these amendments, Optionholders electing to participate in the Optionholder Alternative are required to complete a national insurance joint election in the form set out in Schedule 5 (for holders of options under the Unapproved Plan) or Schedule 6 (for holders of Non-Executive Options) to the Form of Acceptance and Election. Completion of the joint election means that the electing Optionholder agrees to become liable to pay that part of employer’s secondary national insurance contributions equal to the amount of contributions that would have arisen had the Optionholder exercised his Employee Options at the fair market value at 21 June 2004 (with ’fair market value’ per OD2 Share for this purpose (as determined by the OD2 Board) being 62.80p) (“Employer’s NIC Liability”). Employer’s NIC Liability which arises can be recovered from the Optionholder on default in a number of ways, at OD2’s election, including by deduction from salary, by withholding the issue of Loudeye Shares upon the exercise of the Exchanged Options or by requiring payment contemporaneous with the exercise of the Exchanged Options. Optionholders should read carefully the terms of the joint election.

Under the Optionholder Alternative each option over an OD2 Share will be substituted for an option over 0.8706 Loudeye Shares. This ratio has been determined by the OD2 Board and represents their view of the relative values of an OD2 Share under the Offer and a Loudeye Share at the date the Offer is made.

Employee Optionholders electing to participate in the Optionholder Alternative should note that they will have no right to participate in any Initial Consideration, Deferred Consideration or Earn-Out Consideration as they would have if they exercised their Employee Options and accepted the Offer.

The Optionholder Alternative shall cease to be available after 3.00 p.m. on the Final Acceptance Date.

No further options will be issued under the Unapproved Plan (other than Loudeye Shares issuable upon exercise of Exchanged Options).

The Transfer Restrictions set out in Part D of Appendix I of this document apply to the Exchanged Options and any Loudeye Shares issued upon exercise of the Exchanged Options.

(iii) Procedure for Participating in Optionholder Alternative

Guidance on what you need to do to participate in the Optionholder Alternative is set out at paragraph 14(b) below.

8.	Registration Rights

      The Registration Rights Agreement set out in Appendix III contains an agreement by Loudeye to use its commercially reasonable best efforts to cause a re-sale registration statement covering:

(i) the Initial Loudeye Shares to be filed with the Securities Exchange Commission on or prior to the date that is the later to occur of (A) 45 days following the date of this Offer; (B) 15 days following

Completion; and (C) ten Business Days following the receipt by Loudeye of all audited and interim financial statements and pro forma financial information of OD2 (in final agreed form) required to be filed by Loudeye under a Form 8-K;

(ii) any Loudeye Shares issued under paragraph 2(i)(b) of the Offer (above), to be filed with the Securities Exchange Commission no later than February 15, 2005;

(iii) any Loudeye Shares issued under paragraph 2(ii) (a-c) of the Offer (above) to be filed with the Securities Exchange Commission within 45 days of the issue of any such Loudeye Shares; and

(iv) any Further Loudeye Shares to be filed with the Securities Exchange Commission within 60 days of the issue of any such Further Loudeye Shares.

      Certain selling restrictions and the terms of the Registration Rights described above are summarised in Parts D and E of Appendix I to this document and the Registration Rights Agreement is set out in Appendix III. Acceptance of the Offer shall constitute acceptance of the terms of the Registration Rights Agreement.

9.	Information on Loudeye

      Loudeye is an innovative business-to-business provider of services that facilitates the distribution and promotion of digital media content to media & entertainment, retail and enterprise customers. Loudeye’s services enable its customers to outsource the management and distribution of audio and video digital media content over the Internet and on other digital distribution platforms. Its technical infrastructure and back-end solutions, combined with its proprietary applications, comprise an end-to-end solution, from basic digital media services, such as the hosting, storage, encoding, management and protection of media assets for content owners, to complex, fully-outsourced digital media distribution and promotional services, such as private-labeled digital music download stores and streaming Internet radio and music sample services. Loudeye’s solutions reduce the complexity and cost of internal solutions, and enable its customers to provide branded digital media offerings to their users while supporting a variety of digital media technologies and consumer business models.

      Loudeye’s Common Stock trades through the Nasdaq SmallCap Market under the symbol “LOUD.” Loudeye’s principal executive offices are located at 1130 Rainier Avenue South, Seattle, WA 98144 and its Internet site is located at www.loudeye.com.

      Loudeye is a reporting company and files annual, quarterly and current reports, proxy statements and other information with the US Securities Exchange Commission (the “SEC”). You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Loudeye’s SEC filings are also available at the SEC’s website at “http:www.sec.gov.” Loudeye also makes available through its website (www.loudeye.com) free of charge all of its annual, quarterly and current reports as soon as reasonably practicable after it files them electronically with, or furnishes them to, the SEC.

      Further information regarding Loudeye is set out or referred to in Appendix V (Further Information).

10.	Information on Loudeye Common Stock

      The holders of Loudeye common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors of Loudeye out of funds legally available for that purpose. To date Loudeye has not declared any dividends on its common stock. In the event of a liquidation, dissolution or winding up of Loudeye, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

      The closing price of a Loudeye Share on NASDAQ on the first Trading Day in each month in 2004 up to and including June 2004 is set out in the following table:

Date	Price in US$

2 January 2004	$2.07
2 February 2004	$2.25
1 March 2004	$2.35
1 April 2004	$1.94
3 May 2004	$1.99
1 June 2004	$1.73

      Loudeye will not issue more than 13,950,000 Loudeye Shares (which amounts to approximately 19.9 per cent. of the number of shares of Loudeye Common Stock outstanding as of the date of this Offer Document) in connection with the Offer, the Compulsory Sales Procedure and the Optionholder Alternative unless it obtains the approval of the holders of a majority of outstanding Loudeye Shares in accordance with NASDAQ requirements. To the extent required by NASDAQ rules, the votes of holders of Initial Loudeye Shares issued in connection with the Offer, the Compulsory Sale Procedure or the Optionholder Alternative will not be counted (with respect to such Initial Loudeye Shares) to approve or disapprove the issuance of additional Loudeye Shares as a means of paying any additional consideration that Loudeye may be required to pay in connection with the Offer or the Compulsory Sale Procedure. If such approval is not obtained, any obligation of Loudeye under the Offer to pay further consideration will be satisfied in cash (with persons accepting the Offer being able to take Promissory Notes in lieu of cash at their election (see paragraph 4 of this letter)). In addition, no further shares or options will be issued under the Unapproved Plan (other than Loudeye Shares issuable upon exercise of Exchanged Options).

11.	Loudeye Dividend Policy

      Loudeye currently intends to retain future earnings to finance its growth and development and therefore does not anticipate paying any cash dividends in the foreseeable future. Payment of any future dividends will depend upon the future earnings and capital requirements of Loudeye and other factors which the Loudeye Board of Directors considers appropriate.

12.	Reasons for the Offer

      The acquisition supports Loudeye’s commitment to global expansion by broadening its delivery of end-to-end digital media solutions and services into new, key geographic regions such as Europe and Australia. In addition, OD2 will provide a platform and proven business-to-business technology to enhance Loudeye’s Digital Music Store offering. Loudeye will also seek to expand OD2’s digital music catalog, leveraging Loudeye’s recently upgraded 4.5 million track commercial archive of digital music.

13.	Directors, Management and Employees

      Loudeye has given assurances to the board of OD2 that the existing rights of OD2 employees will be safeguarded. In respect of the future, Loudeye will make proposals for appropriate directors and management of OD2 to participate in Loudeye options consistent with the current Loudeye option plan.

14.	Procedure for Acceptance of the Offer and Participation in the Optionholder Alternative

      This section should be read together with the Notes on the Form of Acceptance and Election.

(a) To Accept the Offer

To accept the Offer you should complete Boxes 1 and 3 and sign Box 2 of the Form of Acceptance and Election in accordance with the instructions printed on it.

If you are an Optionholder you will need to exercise your OD2 Options to acquire OD2 Shares which will then be acquired by Loudeye under the Offer. You may do this by:

•	completing Box 6 of the Form of Acceptance and Election;

•	completing the exercise notice set out in schedule 1 of the Form of Acceptance and Election; and

•	including with the completed Form a cheque made payable to On Demand Distribution Limited in respect of 10p as payment of the nominal value of one OD2 Share.

If you are a Warrantholder you will need to exercise your OD2 Warrants to acquire OD2 Shares which will then be acquired by Loudeye under the Offer. You may do this by:

•	completing Box 9 of the Form of Acceptance and Election;

•	completing the subscription notice set out in schedule 3 of the Form of Acceptance and Election; and

•	including with the completed Form a cheque made payable to On Demand Distribution Limited in respect of all subscription monies payable upon exercise of your OD2 Warrants.

If you are a Noteholder you will need to convert your OD2 Convertible Notes into OD2 Shares which will then be acquired by Loudeye under the Offer. You may do this by:

•	completing Box 8 of the Form of Acceptance and Election; and

•	completing the conversion notice set out in schedule 2 of the Form of Acceptance and Election;

OD2 Options and OD2 Warrants which are not exercised will, by their terms, lapse and cease to be capable of exercise.

(b) To Participate in the Optionholder Alternative

Optionholders electing to participate in the Optionholder Alternative can do this by:

•	completing box 7 of the Form of Acceptance and Election; and

•	completing the National Insurance Joint Election at schedule 5 or schedule 6 of the Form of Acceptance and Election.

(c) Return of Form of Acceptance and Election

To accept the Offer or elect to participate in the Optionholder Alternative, the Form of Acceptance and Election must be completed and returned. The completed Form of Acceptance and Election, together with, in the case of an acceptance of the Offer, your certificate(s) for your OD2 Shares, OD2 Options, OD2 Warrants or OD2 Convertible Notes and/or other documents(s) of title (or indemnity for lost certificate in a form approved by Loudeye), exercise notices (as appropriate) and subscription monies (as required); and, in the case of the Optionholder Alternative, the National Insurance Joint Election should be returned by post or by hand to Christopher Pike of OD2, BroadQuay House, Prince Street, Bristol, BS1 4DJ in each case as soon as possible but in any event so as to be received not later than 3.00 pm on 22 July, 2004. No acknowledgment of receipt of documents will be given. The instructions printed on the Form of Acceptance and Election shall be deemed to form part of the terms of the Offer.

(d) Certificates not Readily Available or Lost

If your certificate(s) and/or other document(s) of title in respect of OD2 Shares, OD2 Options, OD2 Warrants or OD2 Convertible Notes is/are not readily available or is/are lost, the Form of Acceptance and Election should nevertheless be completed, signed and returned as stated above so as to arrive not later than 3.00 pm on 22 July, 2004 together with any certificate(s) and/or other document(s) of title that you have available, accompanied by an indemnity for lost certificate in a form approved by Loudeye or a letter stating, that the balance will follow or that you have lost one or more of your certificate(s) and/or documents(s) of title. You should then arrange for the relevant certificate(s) and/or other document(s) of title to be forwarded as soon as possible. No acknowledgment of receipt of documents will be given. In the case of loss (unless the Form of Acceptance and Election is accompanied by an indemnity for lost certificate in a form approved by Loudeye), you should write as soon as possible to OD2’s Company Secretary at OD2 for a letter of indemnity for lost certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to Christopher Pike as set out in paragraph (b) above. Your attention is drawn to paragraph (e) below regarding issuance of consideration in circumstances where certificates and/or other document(s) of title (or an indemnity for lost certificate in a form approved by Loudeye) do not accompany a Form of Acceptance and Election.

(e) Validity of Acceptances

Loudeye reserves the right to treat as valid any acceptance of the Offer which is not entirely in order or (as applicable) the relevant certificate(s) and/or other document(s) of title (or an indemnity in respect of lost certificates in a form approved by Loudeye). In that event, no issuance of any consideration under the Offer will be made until the relevant certificate(s) and/or other document(s) of title or indemnity satisfactory to Loudeye have been received.

If you are in any doubt as to the procedure for acceptance, please contact Christopher Pike, (telephone number +44 (0) 117 905 8974) at OD2, BroadQuay House, Prince Street, Bristol BS1 4DJ.

(f) Tax

Any Shareholder, Optionholder, Warrantholder or Noteholder who is in any doubt about his or her own tax position and/or who is subject to taxation in any jurisdiction other than the UK is strongly recommended to consult his or her independent professional adviser immediately and prior to acceptance of the Offer or the Optionholder Alternative. The limited tax information contained in the letter from OD2 is not provided by Loudeye or its advisors and has been provided by the advisor to certain selling shareholders. Loudeye is not providing any advice or assurance in relation to the tax position of any person accepting the Offer or the Optionholder Alternative.

15.	Settlement

      Subject to the Offer becoming or being declared unconditional:

(i) the issue of any Initial Loudeye Shares or Series A Notes to which any Person is entitled to be issued under the Offer will be effected within 7 days of the date of the Offer for Shareholders, Optionholders, Warrantholders and Noteholders in respect of whom valid acceptances of the Offer have been received within 5 days of the date of the Offer. For all other acceptances the issue of any Initial Loudeye Shares or Series A Notes to which any Person is entitled to be issued under the Offer will be effected within 14 days of the Final Acceptance Date or at such earlier time as Loudeye may determine. Definitive certificates for the appropriate number of Loudeye Shares and (if applicable) Series A Notes will be sent to validly accepting Shareholders, Optionholders, Warrantholders or Noteholders (as appropriate) or their appointed agents;

(ii) the issue of any Loudeye Shares or the payment of any cash which any Person who has not elected to receive Series A Notes is entitled to be issued or paid under paragraph 2(i)(b) or 2(ii)(a-c) of the Offer (above) will be effected within 14 days of the date upon which such shares or cash becomes due. Definitive stock certificates for the appropriate number of Loudeye Shares will be sent to validly accepting Shareholders, Optionholders, Warrantholders or Noteholders (as appropriate) or their appointed agents; and

(iii) the issue of any Further Loudeye Shares, Series B Notes or Series C Notes or the payment of any cash which any Person is entitled to be issued or paid under the Contingent Value Rights will be effected in accordance with the terms of Appendix II.

      In the event that Loudeye elects to satisfy any amount due under paragraph 2(i)(b), any Deferred Consideration or any Earn-Out Consideration by cash and fails to make payment to the relevant Person within 30 days of the date upon which such cash payment becomes payable in accordance with this paragraph 15, interest at a rate equal to 2 per cent. above the base rate of NatWest plc from time to time shall accrue on the overdue amount from (and including) the date upon which payment was due to be made by Loudeye until (but excluding) the date upon which payment is made.

      If the Offer does not become unconditional or lapses, certificates and/or other documents of title (or any indemnity for lost certificate which has been provided) will be returned by post, within 14 days of the Offer being withdrawn, or lapsing, to the person or agent whose name and address is set out in Box 3 on the relevant Form of Acceptance and Election or, if none is set out, to the first-named holder at his registered address.

      All communications, notices, certificates, documents of title (or indemnities for lost certificates), and remittances to be delivered by or sent to or from Shareholders, Optionholders, Warrantholders or Noteholders (as appropriate) (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their risk.

16.	Further Information

      Your attention is driven to the further information in Appendix I, II, III, IV, V, VI and VII which form part of this document.

Yours faithfully,

/s/ JEFFREY M. CAVINS

Jeffrey M. Cavins
for and on behalf of
LOUDEYE CORP.

Appendix I

CONDITIONS AND FURTHER TERMS OF THE OFFER

Part A:     Conditions of the Offer

      The Offer will be subject to the condition that valid acceptances must have been received by 3.00 p.m. on 24 June 2004 in respect of not less than 90 per cent. of the OD2 Shares to which the Offer relates, and for this purpose:

(i) the expression “OD2 Shares to which the Offer relates” shall be construed in accordance with sections 428 to 430F of the Companies Act 1985; and

(ii) shares which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry upon issue.

      The Purchaser reserves the right to waive, in whole or in part, the condition set out above. The Purchaser shall be under no obligation to waive or treat as satisfied the above condition by a date earlier than the latest date specified above for the satisfaction thereof.

Part B:     Further Terms of the Offer

      The following further terms apply to the Offer. Except where the context otherwise requires, any reference in Parts B or C of this Appendix I and in the Form of Acceptance and Election:

(i) to the “Offer”, shall include any revision, variation or renewal thereof or extension thereto;

(ii) to the “Offer becoming effective” and to the “Offer becoming unconditional”, means the condition to the Offer becoming or being declared satisfied or waived;

(iii) to “acceptances of the Offer”, shall include deemed acceptances of the Offer; and

(iv) to the Offer Document, shall mean this document and any other document containing the Offer.

1.	Acceptance Period

      (a) The Offer will be open for acceptance until 3.00 pm on 22 July 2004, or such later time as the Purchaser may determine, being not later than 31 August 2004. Notwithstanding the foregoing, if the Offer becomes unconditional it will remain open for acceptance until further notice and at least 14 days’ notice will be given before it is closed.

      (b) Acceptances shall be irrevocable.

      (c) The Purchaser may extend the Final Acceptance Date to any later time and/or date to any time up to 3.00 pm on the date falling 10 weeks following the date of the Offer. Acceptances of the Offer received prior to any such extension shall be treated as an acceptance of the Offer as so extended. The Purchaser shall notify all persons to whom this Offer Document has been sent of any such extension.

2.	General

      (a) The Offer will lapse unless the condition has been fulfilled or waived by 24 June 2004. If the Offer lapses for any reason, the Offer shall cease to be capable of further acceptance and the Purchaser and Shareholders, Optionholders, Warrantholders and Noteholders shall cease to be bound by prior acceptances.

      (b) The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance and Election constitute part of the terms of the Offer. Words and expressions defined in this document will have the same meanings when used in the Form of Acceptance and Election unless the context otherwise requires.

      (c) The Offer and all acceptances thereof or pursuant thereto and the relevant Form of Acceptance and Election and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law save that the Registration Rights Agreement set out in Appendix III of this document shall be governed by and enforced in accordance with the internal laws of the State of Delaware. Execution by or on behalf of a Shareholder, Optionholder, Warrantholder or Noteholder of a Form of Acceptance and Election will constitute his submission, in relation to all matters arising out of or in connection with the Offer and the Form of Acceptance and Election, to the jurisdiction of the Courts of England and his agreement that nothing shall limit the rights of the Purchaser arising out of or in connection with the Offer and the Form of Acceptance and Election.

      (d) Any omission to dispatch this document or the Form of Acceptance and Election or any notice required to be dispatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way. The Offer extends to all Shareholders, Optionholders, Warrantholders or Noteholders to whom this document, the Form of Acceptance and Election and any related documents may not be dispatched, and such persons may request copies of those documents from Christopher Pike at OD2, BroadQuay House, Prince Street, Bristol BS1 4DJ (Tel: +44 (0) 117 905 8974).

      (e) Without prejudice to any other provision in Part B of this Appendix I, the Purchaser reserves the right to treat acceptances of the Offer as valid if received by or on behalf of it at any place or places determined by it otherwise than as set out herein or in the Form of Acceptance and Election.

      (f) All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance and Election are given by way of security for the performance of the obligations of the Shareholder, Optionholder, Warrantholder or Noteholder concerned and are irrevocable (in respect of powers of attorney in accordance with section 4 of the Powers of Attorney Act 1971) for a period of six months from the date of the Offer.

      (g) No acknowledgment of receipt of any Form of Acceptance and Election, share certificate(s) and/or other document(s) of title (or indemnities for lost certificates) will be given. All communications, notices, certificates, documents of title (or indemnities for lost certificates) and remittances to be delivered by or sent to or from Shareholders, Optionholders, Warrantholders or Noteholders (or their designated agent(s)) will be delivered by or sent to or from such Shareholders, Optionholders, Warrantholders or Noteholders (or their designated agent(s)) at their risks.

      (h) If the Offer does not become effective, the Form of Acceptance and Election and any share certificate(s) and/or other document(s) of title (or indemnities for lost certificates) will be returned by post within 14 days of the Offer lapsing, at the risk of the person entitled thereto, to the person or agent whose name and address outside Canada, Australia or the Republic of Ireland is set out in the relevant Box on the Form of Acceptance and Election or, if none is set out, to the first-named holder at his/her registered address outside Canada, Australia or the Republic of Ireland. No such documents will be sent to an address in Canada, Australia or the Republic of Ireland.

      (i) The Offer described in this document was made on 22 June 2004 and is capable of acceptance from and after that time. Copies of this document, the Form of Acceptance and Election and any related documents are available from Christopher Pike at BroadQuay House, Prince Street, Bristol, BS1 4DJ from that time.

      (j) If sufficient acceptances are received and/or sufficient OD2 Shares are otherwise acquired, Loudeye intends to apply the provisions of Sections 428-430F of the Companies Act 1985 and/or the provisions of Article 13 (Drag Along) of the Company’s Articles of Association to acquire any outstanding OD2 Shares (including any OD2 Shares issued following the date of the Offer).

      (k) The Purchaser reserves the right to notify any matter (including the making of the Offer) to all or any Shareholder, Optionholder, Warrantholder or Noteholder with registered address(es) outside the UK or whom the Purchaser knows to be nominees for such persons by announcement or paid advertisement in any daily newspaper published and circulated in the UK in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such shareholders to receive such notice, and all references in this document to notice in writing shall be construed accordingly.

      (l) The Purchaser has been advised that this document does not constitute a financial promotion pursuant to Section 21 of the Financial Services and Markets Act 2000 by virtue of exemptions contained in the Financial Services and Markets Act 2000 (Financial Promotion) Order (SI 2001/1335).

      (m) Completion of a Form of Acceptance and Election will constitute agreement to the terms of the Registration Rights Agreement set out in Appendix III to this document.

      (n) All references in this Appendix to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

      (o) The acquisition of OD2 Shares under the Offer is not conditional upon Shareholders, Optionholders, Warrantholders or Noteholders approving or consenting to any payment or other benefit being made or given to any director or former director of OD2 in connection with, or as compensation or consideration for his ceasing to be a director; his ceasing to hold any office held in conjunction with any directorship; or, in the case of a former director, his ceasing to hold any office which he held in conjunction with his former directorship and which he continued to hold after ceasing to be a director.

      (p) Broadview has given and not withdrawn its written consent to the issue of this document with the inclusion herein of the reference to its name in the form and context in which it appears.

Part C:     Form of Acceptance and Election

      Each Shareholder, Optionholder, Warrantholder or Noteholder by whom, or on whose behalf, a Form of Acceptance and Election is executed and received during the Offer Period or by or on behalf of the Purchaser irrevocably undertakes, represents, warrants and agrees to and with the Purchaser (so as to bind him, his personal representatives, heirs, successors and assigns) to the following effect:

(a) that the execution of a Form of Acceptance and Election, whether or not any other Boxes on such Form are completed, shall constitute:

(i) an acceptance of the Offer in respect of the relevant Shareholder’s, Optionholder’s, Warrantholder’s or Noteholder’s entire holding of OD2 Shares, provided that, if the word “all”, if no number, or a number which exceeds such holder’s holding of OD2 Shares, is inserted in Box 1, the acceptance will be deemed to have been made in respect of that holder’s entire holding of OD2 Shares, and

(ii) an undertaking to execute any further documents and give any further assurances which may be required to enable the Purchaser to obtain the full benefit of the terms of the Offer (including this Appendix) and/or to perfect any of the authorities expressed to be given hereunder, on and subject to the terms and conditions set out or in this document and the Form of Acceptance and Election and that each such acceptance shall be irrevocable;

(b) that such Shareholder, Optionholder, Warrantholder or Noteholder represents and warrants for the benefit of the Purchaser that (i) he has not received or sent copies or originals of this document, the Form of Acceptance and Election or any related documents in, into or from Canada, Australia or the Republic of Ireland; (ii) he has not otherwise utilised in connection with the Offer, directly or indirectly, the mail of or any means or instrumentality (including, without limitation, the post, facsimile transmission, telex and telephone) of interstate or foreign commerce or any facility of a national securities exchange of Canada, Australia or the Republic of Ireland; (iii) he was outside Canada, Australia or the Republic of Ireland when the Form of Acceptance and Election was delivered; and (iv) in respect of the OD2 Shares to which the Form of Acceptance and Election relates, he is not an agent or a fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside Canada, Australia or the Republic of Ireland;

(c) that the OD2 Shares in respect of which the Offer is accepted or deemed to be accepted are sold with full title guarantee and free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching thereto on or after 22 June 2004 including voting rights and the right to all dividends, interest and other distributions declared, made or paid on or after that date;

(d) that the execution of the Form of Acceptance and Election will (except to the extent that any document referred to in this paragraph is executed by a Shareholder, Optionholder, Warrantholder or Noteholder as principal) constitute, subject to the Offer becoming effective, the irrevocable appointment of the Purchaser and its directors and agents as such shareholder’s attorney and/or agent (the “Attorney”), and an irrevocable instruction to the attorney with the authority to complete and execute all or any forms of transfer and to deliver such form(s) of transfer together with the certificate(s) and/or other document(s) of title (or indemnities for lost certificates) relating to such OD2 Shares for registration within six months of the Offer becoming effective and to do all such other acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of or in connection with, the acceptance of the Offer including the exercise of any relevant OD2 Options, OD2 Warrants or the conversion of any OD2 Convertible Notes and to vest in the Purchaser or its nominee(s) the OD2 Shares as aforesaid;

(e) that the execution of the Form of Acceptance and Election will constitute, subject to the Offer becoming effective, the irrevocable appointment of Christopher Pike as such person’s attorney and/or agent (the “CVR Representative”), and an irrevocable instruction to the CVR Representative with the authority to give, complete and/or execute all or any documents, deeds, consents, agreements, resolutions, statements or forms in connection with the determination and agreement of any Additional Consideration which may become payable under the Contingent Value Rights (including, without limitation, agreement of the Accounts for each Earn Out Period) and to do all such other acts and things as may in the opinion of the CVR Representative be necessary or expedient for the purposes of or in connection with, such person’s rights under any Contingent Value Rights issued to them;

(f) that the execution of the Form of Acceptance and Election and such receipt will constitute, subject to the Offer becoming unconditional an irrevocable authority and request:

(i) to OD2 or its agents to procure the registration of the transfer of the OD2 Shares in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title (or indemnities for lost certificates) in respect thereof to the Purchaser or as it may direct;

(ii) subject to the provisions of this Appendix, to the Purchaser or its agents to procure the dispatch by post of the consideration to which he is entitled under the Offer together with any documents of title for any Loudeye Shares or Promissory Notes to which the accepting Shareholder, Optionholder, Warrantholder or Noteholder becomes entitled pursuant to his acceptance of the Offer at the risk of such Shareholder, Optionholder, Warrantholder or Noteholder to the person whose name and address is set out in Box 3 of the Form of Acceptance and Election or, if none is set out, to the first-named holder at his registered address (outside Canada, Australia and the Republic of Ireland);

(g) that the Purchaser shall be entitled after the Offer becomes effective or if the Offer will become effective immediately upon the outcome of the resolution in question, to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of OD2) attaching to any OD2 Shares in respect of which the Offer has been accepted and the execution of the Form of Acceptance and Election will constitute an authority to OD2 from such shareholder to send any notice, circular, warrant or other document of communication which may be required to be sent to him as a member of OD2 in respect of such shares to the Purchaser at its registered office, and an authority to the Purchaser or any person nominated by the Purchaser to sign any consent to short notice of a general or separate class meeting as his attorney and/or agent and on his behalf and/or to execute a form of proxy in respect of such OD2 Shares appointing any person nominated by the Purchaser to attend general and separate class meetings of OD2 and to exercise the votes attaching to such slates on his behalf where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer, and will also constitute the agreement of such shareholder not to exercise any such rights without the consent of the Purchaser and the irrevocable undertaking of such shareholder not to appoint a proxy for or to attend such general or separate class meeting;

(h) that he will deliver or procure the delivery, to Christopher Pike at OD2, BroadQuay House, Prince Street, Bristol BS1 4DJ his certificate(s) and/or other documents of title in respect of the OD2 Shares, in respect of which the Offer has been accepted held by him or an indemnity acceptable to the Purchaser in lieu thereof, as soon as possible and in any event within six months of the Offer becoming effective;

(i) that he agrees to ratify each and every act or thing which may be done or effected by the Purchaser or any of its partners, directors or agents or OD2 or its agents, as the case may be, in the proper exercise of any of its or his powers and/or authorities hereunder;

(j) that he shall do all such acts and things as shall be necessary or expedient to vest in the Purchaser or its nominee(s) the OD2 Shares and (as appropriate) all such acts and things as shall be necessary or desirable in connection with the exercise of OD2 Options or OD2 Warrants or the conversion of OD2 Convertible Notes so that the OD2 Shares issued by OD2 as a result may be vested in the Purchaser or its nominee(s);

(k) that if any provision of Part A, B or C of this Appendix I shall be unenforceable or invalid or shall not operate so as to afford the Purchaser or any of its partners, directors or agents the benefit of the authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable the Purchaser and/or any of its partners, directors or agents to secure the full benefits of Part A, B or C of this Appendix I; and

(l) that an execution of the Form of Acceptance and Election takes effect as a deed.

Part D:     Transfer Restrictions

      The right to receive any future consideration payable by Loudeye as described in the Offer Document may not be transferred or assigned without the prior written consent of Loudeye.

      The Loudeye Shares, Contingent Value Rights, Promissory Notes, Exchanged Options and any Loudeye Shares issued upon exercise of the Exchanged Options (the “Securities”) have not been registered under the Securities Act and may not be offered, sold, transferred or otherwise disposed of except pursuant to a registration under the Securities Act, Regulation S under the Securities Act or another available exemption from the registration requirements of the Securities Act. Except in the case of transactions pursuant to an effective registration, Loudeye will instruct its transfer agent not to register and transfer Loudeye Shares unless Loudeye shall have received an opinion of counsel reasonably acceptable to it that foregoing legal requirements have been satisfied. In addition to the foregoing, the Contingent Value Rights, the Promissory Notes and the Exchanged Options are personal to the holder and are not transferable assignable or chargeable.

      No Securities shall be offered or sold or otherwise transferred or disposed of (i) in the United States or to, or (ii) for the benefit or account of, a U.S. Person, until one year after the Completion Date, in each case other than pursuant to registration under the Securities Act, Regulation S or an available exemption from the registration requirements of the Securities Act. During the one year period following the Completion, any person acquiring of Securities will be required to certify to Loudeye either that:

•	it is not a U.S. Person and its is not acquiring the Securities for the account or benefit of a U.S. Person; or

•	it is acquiring the Securities in a transaction not requiring registration under the Securities Act.

      No hedging transactions may be undertaken with regard to the Securities unless in compliance with the Securities Act.

      The Securities, and any securities issued in respect of or in exchange for the Securities, will bear the following legend (or a legend with similar effect) and all transfers of Securities (if permitted) must satisfy the provisions of such legend:

      The Securities evidenced by this Certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities or blue sky laws of any state and may not be offered, sold, transferred or otherwise disposed of except pursuant to an effective Registration Statement under the Act, Regulation S promulgated under the Act or another available exemption from the registration requirements of the Act and any applicable state securities or blue sky laws and, in the case of a transaction not subject to such registration requirements, unless the Company has received an opinion of counsel reasonably satisfactory to it that such transaction does not require registration under the Act. Hedging transactions involving the shares represented by this certificate may not be conducted unless in compliance with the Act.

Part E:     Summary of Registration Rights

      Pursuant to the Registration Rights Agreement, Loudeye has agreed to use its commercially reasonable best efforts to prepare and file with the U.S. Securities Exchange Commission (the “SEC”) one or more registration statements to register for resale the shares issued by it in connection with the Offer. The dates for filing such registration statements are:

(i) with respect to the Initial Loudeye Shares, on or prior to the date that is the later to occur of (A) 45 days following the date of this Offer; (B) 15 days following Completion; and (C) ten Business Days following the receipt by Loudeye of all audited and interim financial statements and pro forma financial information of OD2 (in final agreed form) required to be filed by Loudeye under a Form 8-K;

(ii) with respect to any Loudeye Shares issued under paragraph 2(i)(b), no later than February 15, 2005;

(iii) with respect to any Loudeye Shares issued under paragraph 2(ii) of the Offer, within 45 days of the issue of any such Loudeye Shares; and

(iv) with respect to any Further Loudeye Shares, within 60 days of the issue of any such Further Shares.

      Loudeye has agreed to use commercially reasonable best efforts to have each such registration statement declared effective as soon as practicable after it is filed. Once a registration statement is effective, Loudeye has agreed to use commercially reasonable efforts to keep it effective for a period of twelve months or until such earlier time as all of the shares included in that registration statement have been sold or are no longer “Registrable Securities.” “Registrable Securities” are defined as the Loudeye Shares issued in the Offer, until such shares (i) have been disposed of pursuant to an effective registration statement, (ii) have been transferred pursuant to Rule 144 under the Securities Act or are eligible for resale pursuant to Rule 144, or (iii) have ceased to be outstanding. Upon notice from Loudeye, selling holders may be required to suspend temporarily sales under an effective registration statement in certain circumstances described in the Registration Rights Agreement.

      Each selling holder must furnish to Loudeye certain information regarding itself, the Registrable Securities held by it, and such holder’s intended method of disposition of the Registrable Securities as Loudeye may request.

      Loudeye shall bear all costs and expenses incident to its performance of its registration obligations under the Registration Rights Agreement, and the selling holders shall bear all selling expenses (including underwriting discounts, selling commissions, brokers’ fees and transfer taxes) incurred in connection with the sale of their Loudeye Shares.

Appendix II

CONTINGENT VALUE RIGHTS

1.	Interpretation

      In this Appendix II the definitions used elsewhere in this document shall apply save as follows:

“Accounts” means in relation to any Earnout Period the consolidated profit and loss account of the Group for that Earnout Period made up as at the close of that Earnout Period in accordance with the provisions of this Appendix II;

“Additional Consideration” has the meaning given in paragraph 2.1 below;

“Adjusted Net Pre-tax Figure” means in relation to any Earnout Period, the consolidated profits or losses before interest and taxation of the Group for that period shown in the Accounts for the relevant Earnout Period, adjusted as may be necessary to:

(i) exclude in computing such amount:

(a) any profits achieved in such Earnout Period which are derived from sales made by any Group Company in North America and/or Japan;

(b) any management charges, contributions to central overheads or other similar charges levied by any member of the Purchaser’s Group on any member of the Group other than:

(i) reimbursement by any Group Company of reasonable direct costs incurred by a member of the Purchaser’s Group on behalf of any Group Company, including but not limited to dedicated finance personnel, outside legal fees and other direct costs; and

(ii) a contribution by the Company in respect of the central overheads of the Purchaser’s Group amounting to two (2) per cent. of incremental quarterly Gross Profits of the Group in excess of £449,662 (being the quarterly Gross Profits of the Group for the quarter ended 31 March 2004);

(c) any interest on borrowed moneys which would not have been incurred but for the transfer from any Group Company to any member of the Purchaser’s Group of any cash resources now or hereafter held by any Group Company whether by way of dividend, loan or howsoever otherwise;

(d) twenty (20) per cent. of the value of Gross Profit (as calculated in accordance with UK GAAP) earned by any Group Company in respect of any sales by such Group Company of products or services of the Purchaser on behalf of the Purchaser, provided that the Group Company is primarily responsible for implementing, executing and financing such commercial activities;

(e) eighty (80) per cent. of the value of Gross Profit (as calculated in accordance with UK GAAP) earned by any Group Company in respect of any sales by such Group Company of products or services of the Purchaser on behalf of the Purchaser, provided that the Purchaser is primarily responsible for implementing, executing and financing such commercial activities;

(f) any liability to Tax (including deferred Tax);

(ii) include in computing such amount:

(a) all expenditure (other than any expressly excluded by paragraph (i) of this definition) which properly relates to the relevant Earnout Period;

(b) full provision for all bad and doubtful debtors in respect of products sold by any Group Company in such Earnout Period, which shall include, without prejudice to any other inclusions, all debtors which have been overdue for more than 60 days when the Accounts are prepared and in respect of credit notes issued and refunds granted in respect of any debtors;

(c) full provision in respect of all liabilities (whether actual or contingent) incurred or sustained by any Group Company in the course of their respective trades during the relevant Earnout Period, including, without limitation, actual or anticipated guarantee or warranty claims in respect of goods and services supplied, but excluding:-

(A) any liabilities expressly excluded by paragraph (i) of this definition; and

(B) any liabilities guaranteed by a Group Company which are the primary responsibility of any member of the Purchaser’s Group;

(d) provision for all dilapidations and wants of repair in respect of any fixed assets of any Group Company arising in the relevant Earnout Period that would normally have been accrued for in such Earnout Period;

(e) notwithstanding paragraph (i)(a) above, twenty (20) per cent. of the value of Gross Profit (as calculated in accordance with US GAAP) earned by the Purchaser in respect of any sales by the Purchaser of products or services of any Group Company on behalf of the Group Company; provided that the Purchaser is primarily responsible for implementing, executing and financing such commercial activities;

(f) notwithstanding paragraph (i)(a) above, eighty (80) per cent. of the value of Gross Profit (as calculated in accordance with US GAAP) earned by the Purchaser in respect of any sales by the Purchaser of products or services of a Group Company; provided that such Group Company is primarily responsible for implementing, executing and financing such commercial activities; and

(iii) (Subject to paragraphs (i) and (ii) of this definition) reflect any differences between the accounting policies, bases, methods, practices and principles employed in the audited accounts of the Company and those employed in the Accounts with the intent that, subject as aforesaid, the Adjusted Net Pre-Tax Figure shall be ascertained on the same accounting policies, bases, methods, practices and principles as those employed in the audited accounts of the Company and otherwise in accordance with UK GAAP in force at the relevant time, except as provided for in (ii)(e) and (f) above and save to the extent that there are any changes under UK GAAP relating to the manner in which share options are expensed.

“Adjusted Net Pre-tax Losses” means in relation to any Earnout Period in which the Adjusted Net Pre-Tax Figure is a negative number, the absolute value of the Adjusted Net Pre-Tax Figure for such Earnout Period.

“Earnout Period” means all or any of the First Earnout Period, Second Earnout Period, Third Earnout Period and Fourth Earnout Period as the context requires;

“First Earnout Period” means the period of 6 calendar months ending 30th November, 2004 inclusive;

“Fourth Earnout Period” means the period of 30 calendar months ending 30th November, 2006 inclusive;

“Gross Profit” means in relation to any Earnout Period, the Revenue recognized by the Group in such Earnout Period less all direct costs incurred by the Group in such Earnout Period associated with generating such Revenue calculated in accordance with UK GAAP, including, but not limited to license fees, retailer commissions, co-location costs, bandwidth charges and sales commissions as shown in the Accounts for such Earnout Period; for the avoidance of doubt, indirect costs (including but limited to internal overhead allocations) shall not be deducted from Revenue for the purposes of calculating Gross Profit in respect of an Earnout Period;

“Group” means the Company, the Subsidiary and the New Subsidiaries and each a “Group Company”;

“New Subsidiaries” means any wholly-owned subsidiary (within the meaning of Sections 736 and 736A, Companies Act 1985) of any Group Company from time to time provided that subsidiaries of any Group Company established by way of an acquisition subsequent to Closing shall be specifically excluded from this definition;

“Purchaser’s Group” means Purchaser and its subsidiaries (other than any Group Company);

“Revenue” means revenue recognised by the Group in accordance with the UK GAAP;

“Second Earnout Period” means the period of 12 calendar months ending on 31st May 2005 inclusive;

“Tax” means all forms of taxation, duties, levies, and imposts whether of the United Kingdom or any other jurisdiction including (without limitation) corporation tax, including instalment payments in respect of corporation tax, advance corporation tax, the charge under §.419 Taxes Act 1988, the charge under §.747 Taxes Act 1988, income tax, capital gains tax, the charge under §.601(2) Taxes Act 1988, value added tax, the charge to tax under Schedule 9A Value Added Tax Act 1994, duties of excise, customs and other import duties, inheritance tax, stamp duty, stamp duty reserve tax, stamp duty land tax, capital duties, national insurance contributions, landfill tax, insurance premium tax, climate change levy, aggregates levy, local authority council taxes, petroleum revenue tax, amounts payable in consideration for the surrender of group relief or advance corporation tax or refunds pursuant to §.102 Finance Act 1989, and any payment whatsoever which the Company may be or become bound to make to any person as a result of the operation of any enactment relating to any such taxes or duties and all penalties, fines, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to taxation;

“Third Earnout Period” means the period of 18 calendar months ending on 30th November, 2005 inclusive.

“UK GAAP” shall mean United Kingdom generally accepted accounting principles as in effect from time to time.

“US GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“CVR Representatives” means Charles Grimsdale and Christopher Pike.

2.	Amount of Additional Consideration Payable Under the Contingent Value Rights

2.1	Aggregate Amount of Additional Consideration

      The Additional Consideration required to be paid under all Contingent Value Rights shall comprise the aggregate of the amounts payable in respect of the First Earnout Period, the Second Earnout Period, the Third Earnout Period and the Fourth Earnout Period and shall not exceed an aggregate value of £10,000,000 (and shall be subject to the additional limitations set forth below).

      The maximum aggregate amount of the Additional Consideration in respect of:

(i) the First Earnout Period shall not exceed £1,250,000;

(ii) the Second Earnout Period shall not exceed £2,500,000 (less any amounts payable in respect of the First Earnout Period);

(iii) the Third Earnout Period shall not exceed £5,000,000 (less any amounts payable in respect of the First Earnout Period and the Second Earnout Period); and

(iv) the Fourth Earnout Period shall not exceed £5,000,000.

2.2	Amount of Additional Consideration per Contingent Value Right

      Subject as provided below in relation to costs and expenses borne by the Vendor Representative, each Contingent Value Right shall entitle the holder to such part of the Additional Consideration (if and when any becomes payable in any Earn Out Period) determined in accordance with the following formula:

P = AC/S

where:

P = the entitlement to Additional Consideration for each Contingent Value Right in an Earnout Period;

AC = the aggregate amount of the Additional Consideration payable in respect of such Earnout Period;

S = the total number of Contingent Value Rights issued by the Purchaser under the Offer.

      Persons accepting the Offer may elect to receive a Promissory Note in lieu of any consideration which becomes payable under the Contingent Value Rights (see paragraph 4 of the Loudeye Letter).

      To the extent that the Vendor Representative becomes responsible for bearing all or part of the fees and expenses of the Firm in accordance with paragraph 3.3 below, an amount equal to such fees and expenses actually incurred by the Vendor Representative shall be deducted from the aggregate amount of Additional Consideration payable in respect of the relevant Earnout Period prior to determining the entitlement to Additional Consideration for each Contingent Value Right in such Earnout Period. The amount so deducted shall be paid by Loudeye to the Vendor Representative by way of reimbursement of such fees and expenses.

2.3	First Earnout Period

2.3.1	Targeted Profits Exceeded

      Subject to paragraph 2.1, to the extent that the Gross Profits in the First Earnout Period equal or exceed £1,804,919, the Purchaser shall pay the aggregate of:

(i) £1,250,000; less

(ii) 0.5 times the amount, if any, by which Adjusted Net Pre-Tax Losses for the First Earnout Period are greater than £1,811,442 (it being understood that this clause (ii) shall not apply if there are no Adjusted Net Pre-Tax Losses for the First Earnout Period or if the amount of Adjusted Net Pre-Tax Losses for the First Earnout Period are less than £1,811,442).

2.3.2	80 Per Cent. of Targeted Profits Exceeded

      Subject to paragraph 2.1, and to the extent that the provisions of paragraph 2.3.1 do not apply, if the Gross Profits in the First Earnout Period are equal to or greater than £1,443,935 but less than £1,804,919 the Purchaser shall pay the aggregate of:

(i) an amount equal to £1,250,000 multiplied by a fraction, the numerator of which is the amount of Gross Profits in the First Earnout Period less £1,443,935 and the denominator of which is £360,984; plus

(ii) 0.5 times the sum of the Adjusted Net Pre-Tax Figure for the First Earnout Period and £1,811,442,

up to a maximum amount payable pursuant to this paragraph 2.3.2 of £1,250,000.

2.3.3	Less than 80 Per Cent. of Targeted Profits

      If the Gross Profits in the First Earnout Period are less than £1,443,935, no Additional Consideration in respect of the First Earnout Period shall be payable under this clause 2.3.

2.4	Second Earnout Period

2.4.1	Targeted Profits Exceeded

      Subject to paragraph 2.1, to the extent that the Gross Profits in the Second Earnout Period equal or exceed £4,443,348 the Purchaser shall pay the aggregate of:

(i) £2,500,000; less

(ii) the amount, if any, by which Adjusted Net Pre-Tax Losses for the Second Earnout Period exceed £3,298,166 (it being understood that this clause (ii) shall not apply if there are no Adjusted Net Pre-Tax Losses for the Second Earnout Period or if the amount of Adjusted Net Pre-Tax Losses for the Second Earnout Period are less than £3,298,166), up to a maximum amount payable pursuant to this paragraph 2.4.1 of £2,500,000 less the total amount payable pursuant to paragraph 2.3.

2.4.2	80 Per Cent. of Targeted Profits Exceeded

      Subject to paragraph 2.1, and to the extent that the provisions of paragraph 2.4.1 do not apply, if the Gross Profits in the Second Earnout Period are equal to or greater than £3,554,678 but less than £4,443,348 the Purchaser shall pay the aggregate of:

(i) an amount equal to £2,500,000 multiplied by a fraction, the numerator of which is the amount of Gross Profits in the Second Earnout Period less £3,554,678 and the denominator of which is £888,669; plus

(ii) one (1) times the sum of the Adjusted Net Pre-Tax Figure for the Second Earnout Period and £3,298,166

up to a maximum amount payable pursuant to this paragraph 2.4.2 of £2,500,000 less the total amount payable pursuant to paragraph 2.3.

2.4.3	Less than 80 Per Cent. of Targeted Profits

      If the Gross Profits in the Second Earnout Period are less than £3,554,678, no Additional Consideration in respect of the Second Earnout Period shall be payable.

2.5	Third Earnout Period

          2.5.1     Targeted Profits Exceeded

      Subject to paragraph 2.1, to the extent that the Gross Profits in the Third Earnout Period equal or exceed £8,891,670 the Purchaser shall pay the aggregate of:

(i) £5,000,000; less

(ii) two (2) times the amount by which Adjusted Net Pre-Tax Losses for the Third Earnout Period exceed £3,312,662 (it being understood that this clause (ii) shall not apply if there are no Adjusted Net Pre-Tax Losses for the Third Earnout Period or if the amount of Adjusted Net Pre-Tax Losses for the Third Earnout Period are less than £3,312,662)

up to a maximum amount payable pursuant to this paragraph 2.5.1 of £5,000,000 less the total amounts payable pursuant to paragraphs 2.3 and 2.4.

          2.5.2     80 Per Cent. of Targeted Profits Exceeded

      Subject to paragraph 2.1, and to the extent that the provisions of paragraph 2.5.1 do not apply, to the extent that the Gross Profits in the Third Earnout Period are equal to or greater than £7,113,336 but less than £8,891,670 the Purchaser shall pay the aggregate of:

(i) an amount equal to £5,000,000 multiplied by a fraction, the numerator of which is the amount of Gross Profits in the Third Earnout Period less £7,113,336 and the denominator of which is £1,778,334; plus

(ii) two (2) times the sum of the Adjusted Net Pre-Tax Figure for the Third Earnout Period and £3,312,662,

up to a maximum amount payable pursuant to this paragraph 2.5.2 of £5,000,000 less the total amounts payable pursuant to paragraphs 2.3 and 2.4.

2.5.3	Less than 80 Per Cent. of Targeted Profits

      If the Gross Profits in the Third Earnout Period are less than £7,113,336, no Additional Consideration in respect of the Third Earnout Period shall be payable.

     2.6     Fourth Earnout Period

      Subject to paragraph 2.1 to the extent that the Gross Profits in the Fourth Earnout Period equal or exceed £25,000,000 the Purchaser shall pay:

2.6.1	the amount by which the Gross Profits exceed £25,000,000; less

2.6.2	the amount by which the Adjusted Net Pre-Tax Figure for the Fourth Earnout Period is less than £3,250,000,

up to a maximum amount payable pursuant to this paragraph 2.6 of £5,000,000.

2.7	Negative Earnout Values

      If in any circumstance any of the formulas in paragraphs 2.3, 2.4, 2.5 or 2.6 yield a negative number, no amount shall be paid by the Purchaser to the holders of Contingent Value Rights nor, for the avoidance of doubt, shall any amount be payable by the holders of the Contingent Value Rights to the Purchaser with respect thereto. For the avoidance of doubt, the sum of the amounts described in any of paragraphs 2.3.2(ii), 2.4.2(ii) and/or 2.5.2(ii) may result in a negative number in which case such amount would result in a reduction of the amount set forth in clause (i) of the corresponding paragraph for purposes of determining the amount, if any, of Earnout Consideration to be paid with respect to the applicable Earnout Period.

3.	Determination of the Additional Consideration

3.1	Preparation of Accounts

3.1.1	The Purchaser shall procure that draft Accounts for each Earnout Period (each “Draft Accounts”) shall be prepared by the Company at the direction and under the supervision of the Purchaser. The Purchaser shall within 40 days of the end of each Earnout Period deliver copies of the Draft Accounts to the Vendor Representative together with a statement in draft showing the Purchaser’s calculation of the Additional Consideration (if any) payable in respect of that Earnout Period incorporating a list of the adjustments made to the Accounts in order to arrive at Gross Profit and the Adjusted Net Pre-Tax Figure for that Earnout Period (the “Calculation”). A copy of the Draft Accounts and the Calculation shall be sent by the Purchaser to Charles Grimsdale at the same time as a copy is delivered to the Vendor Representative. The Purchaser shall afford to the Vendor Representative and their accounting representatives reasonable access upon reasonable notice during normal business hours to such information as is reasonably necessary to verify calculations set forth in the Calculation.

3.1.2	Unless the Vendor Representative shall, within 15 days after receipt of the draft Calculation, serve a notice on the Purchaser that he objects to it, identifying the reason for the objection and the items comprised in the Draft Accounts or the draft Calculation which are in dispute (such notice, an “Objection Notice”) the Vendor Representative shall be deemed to have irrevocably agreed to the draft Calculation for all purposes under this Appendix II and such Calculation shall be binding upon all holders of Contingent Value Rights.

3.2	Agreement of Draft

      If, within the period referred to in paragraph 3.1.2, the Vendor Representative shall serve upon the Purchaser an Objection Notice then the Purchaser and the Vendor Representative shall use all reasonable endeavours to reach agreement upon the matters in dispute. Neither the Vendor Representative nor the Purchaser shall be entitled to propose any adjustments to the draft Calculation except (i) in the case of the Vendor Representative an adjustment relating to any item referred to in its Objection Notice and (ii) in the case of either of them an adjustment by way of counter proposal to an adjustment proposed by the other of them, being in each case, a revision of an adjustment referred to in the Objection Notice.

     3.3     Independent Accountant

      If the Vendor Representative and the Purchaser shall have failed to agree the draft Calculation within 40 Business Days after service of the Objection Notice either the Vendor Representative or the Purchaser shall be entitled to refer the matter or matters in dispute to an independent firm of Chartered Accountants (the “Firm”) agreed upon between them or (failing agreement) to be selected (at the instance of either party) by the President for the time being of the Institute of Chartered Accountants in England and Wales. The Vendor Representative and the Purchaser shall use their respective reasonable endeavours to procure that the Firm delivers its decision within such time as may be stipulated in their terms of reference. The Firm shall act as experts and not as arbitrators and shall determine the matters or matters in dispute (which may include any dispute concerning the interpretation of any provision of this Appendix affecting the Calculation or their jurisdiction to determine the dispute or their terms of reference) and their decision shall be final and binding. The Firm may, so far as is reasonable, instruct valuers, solicitors and other professional advisers to the extent they consider necessary to reach their determination. The fees and expenses of the Firm (including the fees of any professional adviser appointed by the Firm as aforesaid) shall be borne by the Purchaser and the Vendor Representative (on behalf of the holders of Contingent Value Rights) in proportion to the amount of the disputed items with respect to which such party’s claim was unsuccessful (i.e., if there is a £1,000,000 dispute regarding the amount of Additional Consideration for an Earnout Period and the Firm determines that Vendor Representative’s claim prevails with respect to £250,000 of such disputed amount and the Purchaser’s claim prevails with respect to £750,000 of such disputed amount, then Vendor Representative would be obligated to pay seventy five (75) per cent. of the fees and expenses and the Purchaser would be obligated to pay twenty five (25) per cent. of the fees and expenses). The Vendor Representative and the Purchaser shall each provide or procure the provision to the Firm of such information and explanations as they shall reasonably require of them for the purposes of their determination.

3.4	Calculation Final and Binding

      If within the period referred to in paragraph 3.1.2 the Vendor Representative shall not have served an Objection Notice on the Purchaser, or if such notice is served and the Purchaser and the Vendor Representative shall subsequently agree the draft Calculation, or the matters in dispute are referred to the Firm under paragraph 3.3, the draft Calculation, as adjusted (where applicable) so as to be in accordance with the agreement of the Purchaser and the Vendor Representative or the determination of the Firm shall be the Calculation for the purposes of this Appendix II and shall be final and binding on the Vendor Representative, each Vendor and the Purchaser.

4.	Payment of the Additional Consideration

4.1	Allocation

      Any Additional Consideration due from the Purchaser will be allocated amongst the holders of Contingent Value Rights in accordance with their entitlements determined in accordance with paragraph 2.2 above.

4.2	Method of Payment

      In respect of each Earnout Period individually, the Purchaser may, in its sole discretion, elect to pay any Additional Consideration either in cash or by issuing to the holders of Contingent Value Rights additional shares of unregistered common stock of Loudeye.

      Loudeye will not issue more than 13,950,000 Loudeye Shares (which amounts to approximately 19.9 per cent. of the number of shares of Loudeye Common Stock outstanding as of the date of this Offer Document) in connection with the Offer, the Compulsory Sales Procedure and the Optionholder Alternative unless it obtains the approval of the holders of a majority of outstanding Loudeye Shares in accordance with NASDAQ requirements. To the extent required by NASDAQ rules, the votes of holders of Initial Loudeye Shares issued in connection with the Offer, the Compulsory Sale Procedure or the Optionholder Alternative will not be counted (with respect to such Initial Loudeye Shares) to approve or disapprove the issuance of additional Loudeye Shares as a means of paying any additional consideration that Loudeye may be required to pay in connection with the Offer or the Compulsory Sale Procedure. If such approval is not obtained, any obligation of Loudeye under the Offer to pay further consideration will be satisfied in cash (with persons accepting the Offer being able to take Promissory Notes in lieu of cash at their election (see paragraph 4 of the Loudeye Letter)). In addition, no further shares or options will be issued under the Unapproved Plan (other than Loudeye Shares issuable upon exercise of Exchanged Options).

4.3	Payment in Cash

      If pursuant to paragraph 4.2 the Purchaser elects to pay any Additional Consideration in cash, any such amount in respect of any Earnout Period shall be paid by the Purchaser to the holders of Contingent Value Rights within 60 Business Days after the end of the relevant Earnout Period if no Objection Notice has been served. Should an Objection Notice be served the Purchaser shall pay any balance owing within 10 Business Days of the Calculation becoming final and binding. Each amount due in respect of the Additional Consideration shall be paid by cheque or by transfer into such bank account as the holders of Contingent Value Rights may hereafter notify to the Purchaser. As set forth in paragraph 2.2, if Purchaser elects to pay any Additional Consideration in cash, the amount of such cash payment to be made with respect to each Contingent Value Right shall equal “P” (as such term is defined in paragraph 2.2). Holders of Contingent Value Rights that elected to receive consideration payable under the Contingent Value Rights in the form of Series B Notes or Series C Notes shall receive such Series B Notes or Series C Notes in lieu of the cash payments described in this paragraph 4.3.

4.4	Payment in Shares

      If pursuant to paragraph 4.2 the Purchaser elects to pay any Additional Consideration in shares, the number of such additional shares to be issued to each holder of Contingent Value Rights in respect of each Contingent Value Right held by him shall be calculated by using the following formula:

      N = P/ C

where:

      N = the number of additional shares to be issued in respect of each Contingent Value Right;

      P       has the meaning assigned to “P” in paragraph 2.2 above; and

C =	the volume weighted average closing share price in (pound) of a Loudeye Share on NASDAQ for the 6 month period immediately preceding and inclusive of the last day of the relevant Earnout Period, calculated at the Exchange Rate each day;

and such amount of shares in respect of any Earnout Period multiplied by the number of Contingent Value Rights held by the relevant Vendor shall be issued by the Purchaser to that Vendor within 60 Business Days after the end of the relevant Earnout Period if no Objection Notice has been served. Should an Objection Notice be served the Purchaser shall issue such number of shares within 10 Business Days of the Calculation becoming final and binding. The Purchaser shall use its reasonable endeavours to file a registration statement with the Securities and Exchange Commission with respect to any shares issued as Additional Consideration in accordance with the terms of the Registration Rights Agreement.

5.	Protection of the Additional Consideration and Working Capital

5.1	Conduct of the Company’s Affairs During the Earnout Period

5.1.1	The Purchaser and each of the Vendors agree to act in good faith during the Earnout Period in relation to the Group and not to take actions that would be unfairly prejudicial or discriminatory to the Group for the purpose of adversely affecting the Vendors’ interests in receiving Additional Consideration. Nothing in this paragraph 5.1 shall require the Purchaser to make available to the Company and any of the Subsidiaries any additional capital in excess of £5,000,000 in the aggregate in accordance with paragraph 5.2.

5.1.2	During the Earnout Period, Executive Directors of the Company shall prepare and submit to the Purchaser’s Board of Directors for approval annual operating budgets. During the Earnout Period, the Executive Directors of the Company shall have the authority to operate the Company’s business in the ordinary course of business consistent with past practice so long as such activities are within the parameters set forth in the applicable budget approved by Purchaser’s Board of Directors and are otherwise in compliance with directives and restrictions that may be issued by Purchaser’s Board of Directors or the Company’s Board of Directors (which shall include representatives designated by Purchaser) from time to time.

5.1.3	If increases in the Purchaser’s authorized common stock and option plan are approved by the Purchaser’s stockholders at the Purchaser’s annual meeting of stockholders scheduled to be held on July 22, 2004, then, subject to receipt of any other shareholder approvals which may be required by NASDAQ, the Purchaser shall reserve options to purchase 2,000,000 shares of the Purchaser’s common stock for grant to employees of the Company for future services and shall consult with the Executive Directors with respect to the appropriate allocation of such stock options (which allocation shall be subject to approval by the Purchaser’s Board of Directors or compensation committee).

5.2	Working Capital

      The Purchaser shall advance £3,000,000 to the Company (by telegraphic transfer to the Company’s bank account) within five (5) days following the date of the Offer becoming unconditional. The Purchaser further agrees to provide up to £2,000,000 of additional funding, if necessary, on a quarterly basis beginning on April 1, 2005 pursuant to budgets approved by the Purchaser’s Board of Directors. For the avoidance of doubt, the Purchaser is not obligated to advance any amounts to the Company in excess of £5,000,000, provided that in its sole discretion the Purchaser may agree to provide additional funding.

6.	Transfer

6.1	The Contingent Value Rights are personal to the holder and shall not be transferable, assignable or chargeable. Any purported transfer, assignment, disposal or dealing with the rights attaching to the Contingent Value Rights shall render the Contingent Value Right void.

7.	Certificates and Registration

7.1	The Contingent Value Rights shall be uncertificated and the Purchaser shall not issue any certificate to holders.

7.2	The Purchaser shall procure that a register is maintained in respect of the Contingent Value Rights recording:

7.2.1	the number of Contingent Value Rights issued;

7.2.2	the names and addresses of the holders of the Contingent Value Rights;

7.2.3	the number of Contingent Value Rights held by each holder.

7.3	Any change of name or address on the part of any holder of Contingent Value Rights shall forthwith be notified by the holder to the Purchaser.

7.4	A Noteholder and any person authorised by him may request an extract from the Register in relation to his holding of Contingent Value Rights upon payment of a reasonable charge.

7.5	The Purchaser shall recognise the registered holder of the Contingent Value Rights as the absolute owner of his Contingent Value Rights and shall not (except as ordered by a court of competent jurisdiction) be bound to take notice or see to the execution of any trust, whether express, implied or constructive, to which the Contingent Value Rights may be subject.

Appendix III

REGISTRATION RIGHTS AGREEMENT

      This Registration Rights Agreement (this “Agreement”), dated as of June 22, 2004, is entered into by and among Loudeye Corp., a Delaware corporation (the “Company”), and each Holder (as defined below).

      Whereas, pursuant to the private offer made by the Company to acquire all of the issued and to be issued ordinary share capital of On Demand Distribution Limited (the “Offer”) on the terms set forth in the Offer Document (as defined below), the Company will issue to the Holders shares of its common stock, par value $0.001 per share (“Common Stock”); and

      Whereas, the Company intends to provide certain registration rights with respect to the shares of Common Stock issued, or to be issued, by it to the Holders pursuant to the Offer as set forth herein.

      In consideration of the foregoing, the Company and the Holders hereby agree as follows:

      SECTION 1.     Definitions.

      As used in this Agreement, the following terms shall have the following meanings:

“Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in New York City, New York, or London, England are not required to be opened.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble and shall include the Company’s successors by merger, acquisition, reorganization or otherwise.

“Completion Date” means the date on which the Company acquires 100% of the OD2 Shares.

“Controlling Persons” has the meaning set forth in Section 6(a).

“Damages” has the meaning set forth in Section 6(a).

“Deferred Loudeye Shares” means shares of Common Stock potentially issuable to Holders, at the election of the Company, on November 30, 2004, May 31, 2005 and November 30, 2005 pursuant to paragraph 2(ii) of the Company’s letter included in the Offer Document.

“Further Loudeye Shares” shall have the meaning set forth in the Offer Document.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor statute, and the rules and regulations of the Commission promulgated thereunder.

“Holder” means each Person receiving Registrable Securities from the Company pursuant to the Offer, and each other holder, from time to time, of Registrable Securities executing a signature page hereto.

“Initial Loudeye Shares” shall have the meaning set forth in the Offer Document.

“NASD” means the National Association of Securities Dealers, Inc.

“OD2” means On Demand Distribution Limited with registered office address at Box Hill, Mill Lane, Corsham, Wiltshire SN13 8PN, England.

“OD2 Shares” shall have the meaning set forth in the Offer Document.

“Offer Document” means the Recommended Offer by the Company for On Demand Distribution Limited dated as of June 22, 2004, as such document may be amended, modified or supplemented from time to time, together with any exhibits, schedules or other attachments thereto.

“Other Loudeye Shares” means shares of Common Stock potentially issuable to Holders, at the election of the Company, on January 31, 2005 pursuant to paragraph 2(i)(b) of the Company’s letter included in the Offer Document.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, government or other agency, or any political subdivision thereof, or any other entity of whatever nature.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Registrable Securities” means the Shares; provided, however, that any Shares shall cease to be Registrable Securities when (i) they have been disposed of pursuant to an effective Registration Statement, (ii) they have been transferred to any other Person pursuant to Rule 144 or are eligible for resale pursuant to Rule 144, or (iii) such Shares shall have ceased to be outstanding.

“Registration Statement” means a registration statement of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including in each case the Prospectus, and all amendments and supplements to any such registration statement or Prospectus.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, and any successor rule hereafter adopted by the Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, or any successor statute, and the rules and regulations of the Commission promulgated thereunder.

“Shares” means the Initial Loudeye Shares, the Other Loudeye Shares (if any are issued), the Deferred Loudeye Shares (if any are issued), and the Further Loudeye Shares (if any are issued), and all shares of Common Stock directly or indirectly issued or issuable in respect of such Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization.

      SECTION 2.     Registration Obligations.

      (a) Subject to the terms and conditions of this Agreement, the Company shall use commercially reasonable best efforts to prepare and file with the Commission one or more Registration Statements on Form S-3 (or, if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, such other appropriate form), covering the resale of:

(i) the Initial Loudeye Shares, on or prior to the date that is the later to occur of: (A) 45 days following the date of the Offer; (B) 15 days following the Completion Date; and (C) ten Business Days following the date of receipt by the Company of all audited and interim financial statements and pro forma financial information of OD2 (in final agreed form) required to be filed by the Company under Form 8-K;

(ii) the Other Loudeye Shares, not later than February 15, 2005;

(iii) any Deferred Loudeye Shares which are Registrable Securities, not later than 45 days following each applicable date of their issuance to Holders by the Company, and

(iv) any Further Loudeye Shares which are Registrable Securities, not later than 60 days following each applicable date of their issuance to Holders by the Company.

Each Registration Statement required to be filed hereunder shall contain a “Plan of Distribution” section encompassing the selling Holders’ intended methods of distribution of the Registrable Securities included therein which has been provided to the Company pursuant to Section 4(a) (except to the extent the Company determines that modifications thereto are required by applicable law or to satisfy comments of the Commission).

      (b) The Company shall use commercially reasonable best efforts to cause each such Registration Statement to be declared effective by the Commission as soon as practicable after the date it is filed.

      (c) The Company shall use commercially reasonable efforts to keep each such Registration Statement continuously effective from the date on which it is declared effective until the earlier of (i) the date which is twelve (12) months following such effective date, (ii) all Registrable Securities covered thereby have been sold or disposed of, or (iii) all Registrable Securities covered thereby cease to be Registrable Securities.

      SECTION 3.     Registration Procedures.

      (a) The Company shall promptly prepare and file with the Commission such amendments and post-effective amendments to each Registration Statement required to be filed hereunder as may be necessary to keep such Registration Statement effective for the period specified in Section 2(c) hereof; shall cause the Prospectus to be supplemented by any required Prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; and shall comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Registrable Securities covered thereby during the applicable period(s).

      (b) The Company shall promptly furnish to any Holder of Registrable Securities included in a Registration Statement, such number of conformed copies of such Registration Statement and any post-effective amendment thereto and such number of copies of the Prospectus (including each preliminary Prospectus) and any amendments or supplements thereto, as any such Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered thereby.

      (c) The Company shall, on or prior to the date on which a Registration Statement is declared effective, use commercially reasonable efforts to register or qualify the Registrable Securities covered by such Registration Statement under the securities or “blue sky” laws of such United States jurisdictions as the Holders may reasonably request, or obtain appropriate exemptions therefrom; provided, however, that the Company shall not be required (i) to qualify to do business in any jurisdiction where it would not otherwise be required to so qualify but for this paragraph or (ii) to file any general consent to service of process in any such jurisdiction.

      (d) The Company shall promptly notify each Holder of Registrable Securities included in a Registration Statement: (i) when such Registration Statement or a Prospectus or any post-effective amendment or any Prospectus supplement has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission or any state securities authority for amendments and supplements to such Registration Statement and Prospectus after such Registration Statement has become effective; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for that purpose; and (iv) of the issuance by any state securities commission or other regulatory authority of any order suspending the registration or qualification or exemption from registration or qualification of any such Registrable Securities under state securities or “blue sky” laws or the initiation of any proceedings for that purpose.

      (e) The Company shall use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall use commercially reasonable efforts to obtain the withdrawal of such order at the earliest practicable date.

      (f) At any time when a Prospectus relating to the Registrable Shares is required to be delivered under the Securities Act, the Company shall promptly notify each Holder of Registrable Securities included in a Registration Statement of the happening of any event of which the Company has knowledge which makes any statement of a material fact made in such Registration Statement or related Prospectus untrue or which requires the making of any changes in such Registration Statement or Prospectus so that such Registration

Statement or Prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall, as promptly as practicable thereafter, prepare and file an amendment to such Registration Statement with the Commission and furnish to any such Holders a supplement or amendment to such Prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (g) The Company shall use commercially reasonable efforts to cause the Registrable Securities included in a Registration Statement to be listed on Nasdaq or such other national securities exchange or automated inter-dealer quotation system, if any, on which the same type of securities issued by the Company are then listed or traded, by the date of first sale of Registrable Shares pursuant to the Registration Statement.

      (h) The Company shall, if requested by the Holders, cooperate with the Holders of Registrable Securities included in a Registration Statement to facilitate the timely preparation and delivery of certificates representing Registrable Securities sold under such Registration Statement to the purchasers thereof, and enable such Registrable Securities to be in such denominations and registered in such names as such Holders may reasonably request.

      (i) The Company shall provide a transfer agent and registrar and a CUSIP number for all Registrable Securities covered by a Registration Statement, in each case not later than the effective date of such Registration Statement.

      SECTION 4.     Holders’ Obligations.

      (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall timely furnish to the Company all information regarding itself, the Registrable Securities held by it, and such Holder’s intended method of disposition of such Registrable Securities, as may be requested by the Company in order to effect the registration and disposition of such Registrable Securities pursuant to such Registration Statement.

      (b) Each Holder shall comply with any conditions reasonably requested by the Company in order to comply with all applicable federal and state laws, including, without limitation, compliance with all prospectus delivery requirements of the Securities Act and with all anti-stabilization, anti-manipulation and similar provisions of the Exchange Act and any rules promulgated thereunder by the Commission, and to furnish to the Company information about sales made in any offering.

      (c) Each Holder of Registrable Securities included in a Registration Statement, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(f), shall immediately discontinue disposition of the Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of copies of the supplemented or amended Prospectus contemplated by Section 3(f) or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and such Holder has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus; and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce this paragraph.

      (d) Each Holder shall cooperate with, and take such action as may be reasonably requested by, the Company in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

      SECTION 5.     Registration Expenses.

      (a) The Company shall bear all costs and expenses incident to the Company’s performance of its registration obligations under this Agreement, including, without limitation, all registration and filing fees of the Commission, Nasdaq or the NASD, fees and expenses incurred in connection with complying with state securities or “blue sky” laws, fees of transfer agents and registrars, printing expenses, and fees and disbursements of counsel and independent public accountants for the Company.

      (b) All selling expenses including, without limitation, underwriting discounts, selling commissions and brokers’ fees, transfer taxes (if any), and fees and disbursements of counsel to the Holders, incurred in connection with the sale or other disposition of the Shares shall be borne by the selling Holders.

      SECTION 6.     Indemnification and Contribution.

      (a) Indemnification by the Company.

      The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder and each Person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Controlling Persons”), from and against all losses, claims, damages and liabilities (joint or several) (collectively, “Damages”) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such Damages (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any related Prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; provided, however, that the Company shall not be liable for Damages to any Holder or Controlling Person under this Section 6(a) to the extent that any such Damages (i) were paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), (ii) arise out of or are based upon any such untrue statement or omission which is based upon information relating to such Holder furnished to the Company by such Holder for use in any Registration Statement or Prospectus (or amendment or supplement thereto); or (iii) were caused by the fact that such Holder sold Registrable Securities to a Person who was not sent or given, or deemed sent or given, at the time of or prior to the written confirmation of such sale, a copy of the Prospectus as then amended or supplemented, if the Company has previously furnished copies of such amended or supplemented Prospectus to such Holder and such Damages were caused by any untrue statement or omission or alleged untrue statement or omission contained in the Prospectus so delivered which was corrected in such amended or supplemented Prospectus.

      (b) Indemnification by the Holders.

      In connection with any Registration Statement in which a Holder is participating, each such Holder agrees to indemnify and hold harmless, to the extent permitted by law, the Company, its directors and officers and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against all Damages to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such Damages arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with information furnished by such Holder for use in connection with such Registration Statement; provided, however, that the indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. In no event shall the liability of any Holder hereunder be greater in amount than the dollar amount of the proceeds (net of underwriting discounts, selling commissions and broker’s fees, if any) received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation, except in the case of willful fraud by such Holder.

      (c) Indemnification Procedures.

      Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7. The indemnifying party shall not be liable for any settlement of any action effected without its written consent (which consent shall not be unreasonably withheld) but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of any indemnified party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on all claims that are the subject matter of such proceeding with no payment by such indemnified party of consideration.

      (d) Contribution.

      If the indemnification from the indemnifying party provided for in this Section 6 is found, pursuant to a final judicial determination not subject to appeal, to be unavailable to an indemnified party hereunder in respect of any Damages referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified parties in connection with the actions that resulted in such Damages, as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Section 6(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. Each Holder’s obligation to contribute pursuant to this Section 6(d) is several and not joint and shall be determined by reference to the proportion that the net proceeds of the offering received by such Holder bears to the total net proceeds of the offering received by all the Holders.

      (e) Survival.

      The indemnities and obligations provided in this Section 6 shall survive the completion of any offering of Registrable Shares and the transfer of any Registrable Shares by the Holders.

      SECTION 7.     Black-out Periods.

      Notwithstanding any other provision of this Agreement, the Company shall be entitled to suspend or withdraw any Registration Statement for a period (each a “Black-out Period”) not to exceed sixty (60) consecutive days and ninety (90) days in the aggregate during any one-year period, at any time and from time to time when the Company, in its good faith judgment, determines that the continued offering of Registrable Shares would be detrimental to the Company. Immediately upon the completion of a Black-Out Period, or such earlier date as the Company determines in good faith that sales of Registrable Shares may continue, it shall notify the Holders and take all steps reasonably necessary to permit the Holders to resume sales under the applicable Registration Statement.

      SECTION 8.     Miscellaneous.

      (a) Amendments and Waivers.

      The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of Holders which are affected by such amendment, modification, supplement, waiver or consent.

      (b) Notices.

      Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed to the parties at their respective addresses set forth on the signature pages hereto and may be:

(i) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

(ii) if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

(iii) if from or to any place outside the United Kingdom, sent by pre-paid airmail or by air courier, in which case it shall be deemed to have been given seven Business Days after the date of posting in the case of airmail or two Business Days after delivery to the courier in the case of air courier; or

(iv) sent by fax, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by fax after 17:00 hours (at the place where such fax is to be received) on any day shall be deemed to have been received at 09:00 on the next Business Day.

      Any party to this Agreement may notify the other parties of any change to its address provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

      (c) Successors and Assigns.

      This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation, subsequent Holders; provided, however, that no Holder shall be entitled to assign its rights or obligations hereunder except in connection with a transfer of at least 100,000 Shares to each such subsequent holder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      (d) Execution and Counterparts.

      This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

      (e) Headings.

      The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

      (f) Governing Law.

      All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Seattle, Washington. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Seattle, Washington for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

      (g) Severability.

      In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

      (h) Entire Agreement.

      This Agreement is intended by the parties as a final expression of their agreement and is intended to be the complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

      (i) Remedies.

      In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that remedies at law for violations hereof including monetary damages, are inadequate and that the right to object in any action for specific performance or injunctive relief hereunder on the basis that a remedy at law would be adequate is waived. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

APPENDIX IV

PROMISSORY NOTES — SUMMARY TERMS

      The Promissory Notes will be issued by Loudeye and will constitute unsecured obligations of Loudeye. The Promissory Notes will not contain any restrictions on borrowing, disposals or charging of assets by any member of the Loudeye Group.

      There are three classes of Promissory Notes: Series A Notes, Series B Notes and Series C Notes. Each class is summarised below.

Series A Notes

      Each note issued will bear interest at a fixed rate of 5 per cent. per annum.

      The Series A Notes are redeemable in four stages. For tax planning reasons, Series A Notes will not be redeemable in respect of that tranche until 30 December 2004; thereafter the Series A Notes are redeemable on each date on which accepting OD2 shareholders would have been paid the corresponding amount of cash consideration which they would otherwise have been entitled under the Offer had they not elected for Notes, subject always to the share redemption mechanism detailed below.

      On any redemption date, Loudeye may elect to redeem the relevant portion of the Series A Notes then due and payable together with accrued interest into a cash equivalent number of Loudeye Shares based on the applicable Loudeye Share Price determined in accordance with paragraph 2 of the Loudeye Letter.

      Because the terms of the Offer do not include interest on Deferred Consideration, the aggregate principal amount of the Series A Notes upon issue will be discounted by an amount equal to the interest which will accrue during its term. Holders of Series A Notes will be eligible to receive (subject to any tax on the interest (see the letter from OD2)) the same amount of cash or Loudeye Shares (at Loudeye’s option) as if no election for Promissory Notes had been made. Definitive numbers will be included in the relevant Promissory Notes, however, purely by way of illustration, if a Shareholder would receive cash of £10,000 six months after issue of the Promissory Notes, that Shareholder (having elected to receive Promissory Notes) would receive Series A Notes with a principal amount of £9,756. On redemption of these Series A Notes, interest of £244 would have accrued so that the redemption amount is £10,000.

      No Series A Notes may be transferred except to personal representatives on the death of the noteholder. Holders of Series A Notes shall not be entitled to mortgage, charge, pledge or otherwise encumber the Series A Notes without the prior written consent of Loudeye.

      The Series A Notes are expected to be non Qualifying Corporate Bonds for CGT purposes.

Series B Notes

      The aggregate principal amount of Series B Notes to be issued will be calculated at the time the relevant amounts are determined in respect of the First Earn-out Period, the Second Earn-out Period, the Third Earn-out Period and the Fourth Earn-out Period (as such terms are defined in Appendix II of this document).

      The Series B Notes will be issued only after the above amounts have been determined.

      The Series B Notes are repayable on the first Business Day falling on or immediately after the date falling six months and one day from the date of issue.

      Each Series B Note issued will bear interest at a fixed rate of 5 per cent. per annum.

      No Series B Notes may be transferred except to personal representatives on the death of the noteholder. Holders of Series B Notes shall not be entitled to mortgage, charge, pledge or otherwise encumber the Series B Notes without the prior written consent of Loudeye.

      The Series B Notes are expected to be Qualifying Corporate Bonds for CGT purposes.

Series C Notes

      The Series C Notes are identical to the Series B Notes in all respects, save that the Series C Notes are expected to be non Qualifying Corporate Bonds for CGT purposes.

Appendix VII

OPTIONHOLDER ALTERNATIVE

      The following provisions of this Appendix VII shall apply with respect to Optionholders electing to participate in the Optionholder Alternative:

1. An election to participate in the Optionholder Alternative by completion of: (i) Box 7 of the Form of Acceptance and Election; and (ii) the National Insurance Joint Election at schedule 5 of the Form of Acceptance and Election, by an Optionholder holding OD2 Options granted under the Unapproved Plan shall constitute the agreement of the relevant Optionholder with the Company and Loudeye to the terms of the Option Exchange Agreement set out in Exhibit A to this Appendix VII.

2. An election to participate in the Optionholder Alternative by completion of: (i) Box 7 of the Form of Acceptance and Election; and (ii) the National Insurance Joint Election at schedule 6 of the Form of Acceptance and Election, by an Optionholder holding Non-executive Options shall constitute the agreement of the relevant Optionholder with the Company and Loudeye to the terms of the Option Exchange Agreement set out in Exhibit B to this Appendix VII.

3. Following receipt by Loudeye of a completed Form of Acceptance and Election and National Insurance Joint Election and Completion of the Offer Loudeye will prepare and send to each relevant Optionholder a conformed copy of the relevant Option Exchange Agreement for reference.

4. Each Optionholder electing to participate in the Optionholder Alternative agrees that OD2 may enforce the terms of the Option Exchange Agreement set out in Exhibit A or Exhibit B (as appropriate) which are expressed to be for its benefit subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

Exhibit A

ON DEMAND DISTRIBUTION LIMITED EMPLOYEE SHARE OPTION PLAN

(Adopted in 2001 and as amended in 2001 and 2003) (the “Plan”)

OPTION EXCHANGE AGREEMENT (the “Agreement”)

      Whereas

      A.     The Optionholder was granted option(s) (the “Old Option”) over Shares in On Demand Distribution Limited (“OD2”) under the Plan and pursuant to an option agreement effecting the Old Option (the “Old Option Agreement”).

      B.     Loudeye Corp. of 1130 Rainier Avenue South Seattle, Washington 98144, USA (“Loudeye”) has made an offer (the “Offer”) to acquire all of the issued and to be issued ordinary share capital of OD2, pursuant to an offer document dated 22 June 2004 (the “Offer Document”).

      C.     This Agreement is conditional upon and shall have no effect until the Offer becomes unconditional in all respects (the “Effective Date”).

      D.     Pursuant to the terms of clause 2.6 of the Old Option Agreement and rule 6 of the Plan, the Optionholder has agreed to release the Old Option in consideration of the grant to him/her of the Exchanged Option (as defined in clause 1).

      E.     The capitalised terms in this Agreement that are not defined within the Agreement have the meaning assigned to them in the Plan.

      F.     The Exchanged Option will be governed by the Plan, as amended by this Agreement except to the extent that this Agreement contains provisions that conflicts with the Plan, in which case the terms of this Agreement will apply and take priority over the Plan.

      The Parties Agree as Follows:

1.	Details of the Exchanged Option

Details of Vesting:	the Exchanged Option will be fully vested and exercisable on the Effective Date, but will not be vested or exercisable to any extent until then

Description of Shares Under Exchanged Option:	shares of Common Stock, par value USD0.001 per share, of Loudeye Corp (“Loudeye Shares”)

Maximum Number of Loudeye Shares Under Exchanged Option:	A = 0.8706 × B; where: A = number of Loudeye Shares under the Exchanged Option; and B = number of OD2 Shares under the Old Option

Price at which each Loudeye Share can be purchased on exercise of the Exchanged Option (“New Exercise Price”):	USD0.001

Expiration Date:	Unless the Exchanged Option expires or lapses earlier pursuant to this Agreement or the Plan, the Exchanged Option shall expire on and not be exercisable after the day before the tenth anniversary of the date of grant of the Old Option.

2.	Release of the Old Option

      As of the Effective Date (i) the Optionholder releases the Old Option by releasing OD2 from its obligations under the Old Option to issue OD2 Shares to the Optionholder under the terms of the Plan and the Old Option Agreement; and (ii) the Optionholder agrees that he/she has no rights whatsoever under or in respect of:

a. the Old Option; or

b. the Old Option Agreement.

3.	Grant of the Exchanged Option

      3.1 As of the Effective Date, Loudeye hereby grants to the Optionholder the Exchanged Option.

      3.2 The Exchanged Option will be subject to the terms and conditions set out or referred to in this Agreement and the Plan, as amended from time to time.

      3.3 If there are any inconsistencies or conflicts between the terms of the Plan and the terms of this Agreement, the terms of this Agreement will apply and take precedence over the terms of the Plan.

4.	Exercise and Lapse of the Exchanged Option

      4.1 The Exchanged Option will only be validly exercised if exercised in accordance with this Agreement.

      4.2 To exercise the Exchanged Option, the Optionholder must complete the Notice of Exercise attached to this Agreement as the Exhibit.

      4.3 Except as otherwise specified in the Plan (including rules 4.9 to 4.11 of the Plan), on the date the Optionholder ceases to hold any office or employment with OD2 or any other associated company, the Exchanged Option will lapse.

5.	Tax and National Insurance Contributions

      5.1 All liability for any tax, or Employer’s NICs (as defined in clause 5.5 below) or employee’s National Insurance contributions (or their equivalent in any non-UK jurisdiction) in respect of the grant or exercise of or other dealing in the Exchanged Option or sale of the Loudeye Shares (“Tax”) will be the responsibility of and borne by the Optionholder, or where the Optionholder has died, his personal representatives (the Optionholder and his personal representatives (where applicable) together in this clause 5 referred to as the “Optionholder”).

      5.2 Neither Loudeye nor OD2 makes any representation to the Optionholder with regard to the Tax that may arise as a consequence of surrendering and releasing the Old Option, the grant of the Exchanged Option or the exercise of the Exchanged Option.

      5.3 The Optionholder will indemnify and keep indemnified his or her employer, Loudeye and OD2 from and against any liability for, or obligation to pay, any Tax.

      5.4 The Exchanged Option cannot be exercised until the Optionholder has entered into an election with his/her employer (in a form approved by Loudeye and the Inland Revenue) (an “Election Agreement”) under which any liability of that employer or Loudeye for Employer’s NICs arising in respect of the issuance, vesting, exercise of or other dealing in the Exchanged Option is transferred to and met by the Optionholder.

      5.5 “Employer’s NICs” means the amount of employer’s National Insurance contributions that arise upon the grant or exercise of or other dealing in the Exchanged Option or sale of the Loudeye Shares less the amount of employer’s NICs that would have arisen had the Optionholder exercised his options under the OD2 Plan at the fair market at 21 June 2004 (with ‘fair market value’ per OD2 Share for this purpose (as determined by the OD2 Board) being 62.80p).

6.	Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions

      6.1 Notwithstanding anything to the contrary in the Plan or otherwise, subject to any required action by the stockholders of Loudeye, the number of Loudeye Shares under the Exchanged Option and the New Exercise Price shall be proportionately adjusted for any increase or decrease in the number of Loudeye Shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of Loudeye Shares, or any other increase or decrease in the number of issued Loudeye Shares effected without receipt of consideration by Loudeye which occurs after the Effective Date; provided, however, that conversion of any convertible securities of Loudeye shall not be deemed to have been “effected without receipt of consideration” and further provided that the exercise price shall not be reduced below the par value per Loudeye Share. Such adjustment shall be made by the Board of Loudeye, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by Loudeye of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Loudeye Shares under the Exchanged Option.

      6.2 In the event of the dissolution or liquidation of Loudeye, the Exchanged Option shall lapse and terminate immediately prior to the consummation of such action, unless otherwise determined by the Board of Loudeye.

      6.3 Notwithstanding anything to the contrary in the Plan or otherwise, in the event of a Corporate Transaction (as defined below), the Exchanged Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the award or to substitute an equivalent option, in which case the Exchanged Option shall lapse and terminate upon the consummation of the transaction.

      6.4 Notwithstanding the terms of clause 6.3, in the event of a Change in Control (as defined below), if:

a. the Successor Corporation so agrees, the Exchanged Option may either be:

(i) assumed or replaced with an equivalent option by the Successor Corporation; or

(ii) replaced with a cash incentive program of the Successor Corporation based on the value of the Exchanged Option at the time of the consummation of the transaction.

b. the Exchanged Option is not being assumed or replaced with an equivalent option by the Successor Corporation, then to the extent that it is not exercised prior to consummation of a Change of Control transaction, the Exchanged Option shall lapse and terminate upon such consummation.

      6.5 For purposes of this clause 6.4, a Exchanged Option shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction or a Change of Control, as the case may be, the Optionholder would be entitled to receive upon exercise of the new award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the Optionholder had been, immediately prior to such transaction, the holder of the number of Loudeye Shares covered by the award at such time (after giving effect to any adjustments in the number of shares covered by the Exchanged Option as provided for in this Agreement); provided that if such consideration received in the transaction is not solely common stock of the Successor Corporation, the Board of Loudeye may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the award to be solely common stock of the Successor Corporation equal to the fair market value of the per share consideration received by holders of the Loudeye’s common stock in the transaction.

      6.6 For purposes of this Agreement, “Change of Control” means a sale of all or substantially all of Loudeye’s assets, or any merger or consolidation of Loudeye with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of Loudeye outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of Loudeye, or such surviving entity, outstanding immediately after such transaction.

      6.7 For purposes of this Agreement, “Corporate Transaction” means a sale of all or substantially all of Loudeye’s assets, or a merger, consolidation or other capital reorganization of Loudeye with or into another corporation.

7.	Optionholder’s Acknowledgement and Undertaking

      7.1 The Optionholder acknowledges and agrees:

a. that nothing in this Agreement, nor in the Plan, shall confer upon the Optionholder any right with respect to the continuation of his/her employment or appointment as an officer by any OD2 or any associated company; and

b. to accept as binding, conclusive and final all decisions or interpretations made by or on behalf of Loudeye in respect of any questions arising under the Plan.

8.	Miscellaneous

      8.1 Notwithstanding anything to the contrary, the Optionholder agrees to cooperate with Loudeye to further amend the Exchanged Option to the extent Loudeye determines it is necessary or desirable in order to accommodate United States legal or tax considerations or to conform such Exchanged Option to the terms and conditions of the Loudeye 2000 Stock Option Plan (titled the Loudeye Technologies, Inc. 2000 Stock Plan) and any form option agreements thereunder, provided that any amendment which adversely affects the rights of Employee Optionholders as a whole to a material extent requires the prior consent of Employee Optionholder(s) holding between them more than 50 per cent. of the outstanding Exchanged Options.

      8.2 This Agreement is governed by and is to be construed in accordance with the laws of the State of Delaware of the United States of America.

      8.3 The Optionholder agrees that the Loudeye Shares issuable upon exercise of the Exchanged Option shall be subject to the transfer restrictions set forth in Part D of Appendix I of the Offer Document and, unless registered under the Securities Act of 1933, as amended, will bear the following legend:

The Securities evidenced by this Certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities or blue sky laws of any state and may not be offered, sold, transferred or otherwise disposed of except pursuant to an effective Registration Statement under the Act, Regulation S promulgated under the Act or another available exemption from the registration requirements of the Act and any applicable state securities or blue sky laws and, in the case of a transaction not subject to such registration requirements, unless the Company has received an opinion of counsel reasonably satisfactory to it that such transaction does not require registration under the Act. Hedging transactions involving the shares represented by this certificate may not be conducted unless in compliance with the Act.

EXHIBIT

NOTICE OF EXERCISE

To:	Loudeye Corp.

Attn:	Stock Option Administrator

Subject:	Notice of Intention to Exercise Exchanged Option
This is official notice that the undersigned (“Optionholder”) intends to exercise Optionholder’s option to purchase shares of Loudeye Corp. Common Stock, under and pursuant to the On Demand Distribution Limited Employee Share Option Plan and the Option Exchange Agreement (the “Agreement”) dated as follows:

Grant Number:

Date of Purchase:

Number of Loudeye Shares:

New Exercise Price per Loudeye Share:

Method of Payment of Purchase Price:

Social Security No.:

The shares should be issued as follows:

Name:

Address:

      I agree:

(a) pursuant to clause 5 of the Agreement and rule 11 of the Plan to indemnify Loudeye Corp. and any of its subsidiaries, including my employer in respect of any Tax (as defined in clause 5.1 of the Option Exchange Agreement) which arises as a result of the grant, exercise of or other dealing in the Exchanged Option; and

(b) that the issue of these Loudeye Shares to me shall be conditional upon my first making arrangements to the satisfaction of Loudeye Corp. to discharge any such Tax, including the giving of an appropriate power of attorney and (if required by Loudeye Corp.) entering into an election pursuant to clause 5 of the Agreement to transfer the primary responsibility to pay part of the employer’s National Insurance contributions to myself.

Signed:	Date:

Name:

NOTES:

(1)	This form must be accompanied by payment of the aggregate New Exercise Price for the Loudeye Shares in respect of which the Exchanged Option is exercised.

(2)	IMPORTANT neither Loudeye nor OD2 gives any advice to you on the tax consequences of exercising the Exchanged Option. If you are unsure of the tax liabilities that may arise, you should take professional advice before exercising the Exchanged Option.

Exhibit B

ON DEMAND DISTRIBUTION LIMITED NON-EXECUTIVE SHARE OPTION

OPTION EXCHANGE AGREEMENT (the “AGREEMENT”)

      Whereas

      A.     The Optionholder was granted option(s) (the “Old Option”) over ordinary shares in On Demand Distribution Limited (“OD2”) pursuant to a letter agreement dated 24th April, 2003 effecting the Old Option (the “Old Option Agreement”).

      B.     Loudeye Corp. of 1130 Rainier Avenue South Seattle, Washington 98144, USA (“Loudeye”) has made an offer (the “Offer”) to acquire all of the issued and to be issued ordinary share capital of OD2, pursuant to an offer document dated 22 June 2004 (the “Offer Document”).

      C.     This Agreement is conditional upon and shall have no effect until the Offer becomes unconditional in all respects (the “Effective Date”).

      D.     Pursuant to the terms of paragraph 10 of the Old Option Agreement, the Optionholder has agreed to release the Old Option in consideration of the grant to him/her of the Exchanged Option (as defined in clause 1).

      The Parties Agree as Follows:

1.	Details of the Exchanged Option

Details of Vesting:	the Exchanged Option will be fully vested and exercisable on the Effective Date, but will not be vested or exercisable to any extent until then

Description of Shares Under Exchanged Option:	shares of Common Stock, par value $0.001 per share, of Loudeye Corp (“Loudeye Shares”)

Maximum Number of Loudeye Shares Under Exchanged Option:	A = 0.8706 x B; where: A = number of Loudeye Shares under the Exchanged Option; and B = number of OD2 Shares under the Old Option

Price at which each Loudeye Share can be purchased on exercise of the Exchanged Option (“New Exercise Price”):	USD0.001

2.	Release of the Old Option

      As of the Effective Date (i) the Optionholder releases the Old Option by releasing OD2 from its obligations under the Old Option to issue OD2 Shares to the Optionholder under the terms of the Old Option Agreement; and (ii) the Optionholder agrees that he/she has no rights whatsoever under or in respect of:

a. the Old Option; or

b. the Old Option Agreement.

3.	Grant of the Exchanged Option

      3.1 As of the Effective Date, Loudeye hereby grants to the Optionholder the Exchanged Option.

      3.2 The Exchanged Option will be subject to the terms and conditions set out or referred to in this Agreement, as amended from time to time.

4.	Exercise and Lapse of the Exchanged Option

      4.1 The Exchanged Option will only be validly exercised if exercised in accordance with this Agreement.

      4.2 To exercise the Exchanged Option, the Optionholder must complete the Notice of Exercise attached to this Agreement as the Exhibit.

      4.3 In the event that the Optionholder ceases to hold the office of non-executive director of OD2, the Exchanged Option shall lapse three months after the later to occur of:

a. the date on which you cease to hold the office of non-executive director of OD2; or

b. the date on which you cease to hold any Loudeye Shares.

      4.4 Subject to the other provisions of this Agreement, in the event of the Optionholder’s death, your personal representatives may exercise the Exchanged Option during the period of 12 months after the date of death, after which it shall lapse.

      4.5 The Exchanged Option shall not under any circumstances be capable of exercise later than 24 April 2013.

5.	Tax and National Insurance Contributions

      5.1 All liability for any tax, or Employer’s NICs (as defined in clause 5.5 below) or employee’s National Insurance contributions (or their equivalent in any non-UK jurisdiction) in respect of the grant or exercise of or other dealing in the Exchanged Option or sale of the Loudeye Shares (“Tax”) will be the responsibility of and borne by the Optionholder, or where the Optionholder has died, his personal representatives (the Optionholder and his personal representatives (where applicable) together in this clause 5 referred to as the “Optionholder”).

      5.2 Neither Loudeye nor OD2 makes any representation to the Optionholder with regard to the Tax that may arise as a consequence of surrendering and releasing the Old Option, the grant of the Exchanged Option or the exercise of the Exchanged Option.

      5.3 The Optionholder will indemnify and keep indemnified his or her employer, Loudeye and OD2 from and against any liability for, or obligation to pay, any Tax.

      5.4 The Exchanged Option cannot be exercised until the Optionholder has entered into an election with his/her employer (in a form approved by Loudeye and the Inland Revenue) (an “Election Agreement”) under which any liability of that employer or Loudeye for Employer’s NICs arising in respect of the issuance, vesting, exercise of or other dealing in the Exchanged Option is transferred to and met by the Optionholder.

      5.5 “Employer’s NICs” means the amount of employer’s National Insurance contributions that arise upon the grant or exercise of or other dealing in the Exchanged Option or sale of the Loudeye Shares less the amount of employer’s NICs that would have arisen had the Optionholder exercised his Non-Executive Options at the fair market value at 21 June 2004 (with ’fair market value’ per OD2 Share for this purpose (as determined by the OD2 Board) being 62.80p).

6.     Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions

      6.1 Subject to any required action by the stockholders of Loudeye, the number of Loudeye Shares under the Exchanged Option and the New Exercise Price shall be proportionately adjusted for any increase or decrease in the number of Loudeye Shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of Loudeye Shares, or any other increase or decrease in the number of issued Loudeye Shares effected without receipt of consideration by Loudeye which occurs after the Effective Date; provided, however, that conversion of any convertible securities of Loudeye shall not be deemed to have been “effected without receipt of consideration” and further provided that the exercise price shall not be reduced below the par value per Loudeye Share. Such adjustment shall be made by the Board of Loudeye, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by Loudeye of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Loudeye Shares under the Exchanged Option.

      6.2 In the event of the dissolution or liquidation of Loudeye, the Exchanged Option shall lapse and terminate immediately prior to the consummation of such action, unless otherwise determined by the Board of Loudeye.

      6.3 In the event of a Corporate Transaction (as defined below), the Exchanged Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the award or to substitute an equivalent option, in which case the Exchanged Option shall lapse and terminate upon the consummation of the transaction.

      6.4 Notwithstanding the terms of clause 6.3, in the event of a Change in Control (as defined below), if:

a. the Successor Corporation so agrees, the Exchanged Option may either be:

(i) assumed or replaced with an equivalent option by the Successor Corporation; or

(ii) replaced with a cash incentive program of the Successor Corporation based on the value of the Exchanged Option at the time of the consummation of the transaction.

b. the Exchanged Option is not being assumed or replaced with an equivalent option by the Successor Corporation, then to the extent that it is not exercised prior to consummation of a Change of Control transaction, the Exchanged Option shall lapse and terminate upon such consummation.

      6.5 For purposes of this clause 6.4, a Exchanged Option shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction or a Change of Control, as the case may be, the Optionholder would be entitled to receive upon exercise of the new award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the Optionholder had been, immediately prior to such transaction, the holder of the number of Loudeye Shares covered by the award at such time (after giving effect to any adjustments in the number of shares covered by the Exchanged Option as provided for in this Agreement); provided that if such consideration received in the transaction is not solely common stock of the Successor Corporation, the Board of Loudeye may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the award to be solely common stock of the Successor Corporation equal to the fair market value of the per share consideration received by holders of the Loudeye’s common stock in the transaction.

      6.6 For purposes of this Agreement, “Change of Control” means a sale of all or substantially all of Loudeye’s assets, or any merger or consolidation of Loudeye with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of Loudeye outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of Loudeye, or such surviving entity, outstanding immediately after such transaction.

      6.7 For purposes of this Agreement, “Corporate Transaction” means a sale of all or substantially all of Loudeye’s assets, or a merger, consolidation or other capital reorganization of Loudeye with or into another corporation.

7.	Optionholder’s Acknowledgement and Undertaking

      7.1 The Optionholder acknowledges and agrees:

a. that nothing in this Agreement shall confer upon the Optionholder any right with respect to the continuation of his/her employment or appointment as an officer by any OD2 or any associated company;

b. the Exchanged Option does not form part of the terms of the Optionholder’s appointment to the office of non-executive director of OD2 or in any way entitle the Optionholder to take into account the Exchanged Option in calculating any compensation or damages on the termination of his office which might otherwise be payable to him; and

c. to accept as binding, conclusive and final all decisions or interpretations made by or on behalf of Loudeye in respect of any questions arising under this Agreement.

8.	Transfer

      The Exchanged Option is not transferable.

9.	Miscellaneous

      9.1 Notwithstanding anything to the contrary, the Optionholder agrees to cooperate with Loudeye to further amend the Exchanged Option to the extent Loudeye determines it is necessary or desirable in order to accommodate United States legal or tax considerations or to conform such Exchanged Option to the terms and conditions of the Loudeye 2000 Stock option Plan (titled the Loudeye Technologies, Inc. 2000 Stock Plan) and any form option agreements thereunder, provided that any amendment which adversely affects the rights of Employee Optionholders as a whole to a material extent requires the prior consent of Employee Optionholder(s) holding between them more than 50 per cent. of the outstanding Exchanged Options.

      9.2 Any Notice to be given to the Optionholder in respect of the Exchanged Option shall be delivered to the Optionholder in person or sent by first class pre-paid post to you at your last known home address, according to Loudeye’s records, or at such other address as may appear to Loudeye to be appropriate. Any notice so delivered or sent to the Optionholder will be deemed to have been given on the date of delivery, or, as the case may be, on the next following business day after the date of posting.

      9.3 This Agreement is governed by and is to be construed in accordance with the laws of the State of Delaware of the United States of America.

      9.4 The Optionholder agrees that the Loudeye Shares issuable upon exercise of the Exchanged Option shall be subject to the transfer restrictions set forth in Part D of Appendix I of the Offer Document and, unless registered under the Securities Act of 1933, as amended, will bear the following legend:

The Securities evidenced by this Certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities or blue sky laws of any state and may not be offered, sold, transferred or otherwise disposed of except pursuant to an effective Registration Statement under the Act, Regulation S promulgated under the Act or another available exemption from the registration requirements of the Act and any applicable state securities or blue sky laws and, in the case of a transaction not subject to such registration requirements, unless the Company has received an opinion of counsel reasonably satisfactory to it that such transaction does not require registration under the Act. Hedging transactions involving the shares represented by this certificate may not be conducted unless in compliance with the Act.

EXHIBIT

NOTICE OF EXERCISE

To:	Loudeye Corp.

Attn:	Stock Option Administrator

Subject:	Notice of Intention to Exercise Exchanged Option
This is official notice that the undersigned (“Optionholder”) intends to exercise Optionholder’s option to purchase shares of Loudeye Corp. Common Stock, under and pursuant to the Option Exchange Agreement (the “Agreement”) dated as follows:

Grant Number:

Date of Purchase:

Number of Loudeye Shares:

New Exercise Price per Loudeye Share:

Method of Payment of Purchase Price:

Social Security No.:

The shares should be issued as follows:

Name:

Address:

      I agree:

(a) pursuant to clause 5 of the Agreement to indemnify Loudeye Corp. and any of its subsidiaries, including my employer in respect of any Tax (as defined in clause 5.1 of the Option Exchange Agreement) which arises as a result of the grant, exercise of or other dealing in the Exchanged Option; and

(b) that the issue of these Loudeye Shares to me shall be conditional upon my first making arrangements to the satisfaction of Loudeye Corp. to discharge any such Tax, including the giving of an appropriate power of attorney and (if required by Loudeye Corp.) entering into an election pursuant to clause 5 of the Agreement to transfer the primary responsibility to pay employer’s National Insurance contributions to myself.

Signed:	Date:

Name:

NOTES:

(1)	This form must be accompanied by payment of the aggregate New Exercise Price for the Loudeye Shares in respect of which the Exchanged Option is exercised.

(2)	IMPORTANT neither Loudeye nor OD2 gives any advice to you on the tax consequences of exercising the Exchanged Option. If you are unsure of the tax liabilities that may arise, you should take professional advice before exercising the Exchanged Option.

PROXY

LOUDEYE CORP.
THIS PROXY RELATES TO AN SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 29, 2004

The undersigned hereby appoints JEFFREY M. CAVINS and LAWRENCE J. MADDEN, or either of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock of LOUDEYE CORP. which the undersigned is entitled to vote at the Special Meeting of Stockholders of Loudeye Corp. at             , Seattle, Washington             , at             (Pacific Time) on [November 29, 2004] and any postponements, continuations and adjournments thereof, with all powers which the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL AS MORE SPECIFICALLY DESCRIBED IN THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address Change/Comments (Mark the corresponding box on the reverse side)

Detach here from proxy voting card.

Mark Here          [  ]
for Address
Change or
Comments
SEE REVERSE SIDE

Proposal to approve the issuance of an indeterminate number of additional shares of our common stock to satisfy future payment obligations we incurred in connection with our acquisition of On Demand Distribution Limited (“OD2”).
FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

This proxy has been solicited by or for the benefit of the Board of Loudeye Corp. I understand that I may revoke this proxy only by written instructions to that effect, signed and dated by me, which must be actually received by Loudeye Corp. prior to commencement of the Special Meeting.

Mail or Deliver this Proxy to:

LOUDEYE CORP.
1130 Rainier Avenue South
Seattle, Washington 98144
(206) 832-4000

Signature:	Signature:	Date:

(Please date and sign exactly as name or names appear on your stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full the corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person. IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN.

     - Detach here from proxy voting card -